EXHIBIT 99.03

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Dollar amounts in millions, except for per share data, unless otherwise stated)
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) addresses the financial condition of The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, “The Hartford” or the “Company”) as of December 31, 2012, compared with December 31, 2011, and its results of operations for each of the three years in the period ended December 31, 2012. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes beginning on page F-1. The Hartford made changes to its reporting segments in 2012 to reflect the manner in which the Company is currently organized for purposes of making operating decisions and assessing performance. Accordingly, segment data for prior reporting periods has been adjusted to reflect the new segment reporting; see Note 4 of the Notes to Consolidated Financial Statement for further discussion. Additionally, certain reclassifications have been made to prior year financial information to conform to the current year presentation.
On January 1, 2012, the Company retrospectively adopted Accounting Standards Update (“ASU”) No. 2010-26, Financial Services – Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts which clarifies the definition of policy acquisition costs that are eligible for deferral. Previously reported financial information has been revised to reflect the effect of the Company’s adoption of this accounting standard. For further information regarding the effect of adoption of this accounting standard, see Note 1 and Note 8 of the Notes to Consolidated Financial Statements.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

CONSOLIDATED RESULTS OF OPERATIONS

Net income (loss) by segment	2012	2011	2010	Increase (Decrease) From 2011 to 2012	Increase (Decrease) From 2010 to 2011
Property & Casualty Commercial	$547	$526	$1,007	$21	$(481)
Consumer Markets	166	7	125	159	(118)
Property & Casualty Other Operations	57	(117)	(53)	174	(64)
Group Benefits	129	92	188	37	(96)
Mutual Funds	71	98	132	(27)	(34)
Talcott Resolution	1	540	672	(539)	(132)
Corporate	(1,009)	(434)	(435)	(575)	1
Net income (loss)	$(38)	$712	$1,636	$(750)	$(924)
Year ended December 31, 2012 compared to the year ended December 31, 2011
The decrease in net income from 2011 to 2012 was primarily due to the following items:

•
A loss on extinguishment of debt of $587, after-tax, in 2012 related to the repurchase of all outstanding 10% fixed-to-floating rate junior subordinated debentures due 2068 with a $1.75 billion aggregate principal amount all held by Allianz. The loss consisted of the premium associated with repurchasing the 10% Debentures at an amount greater than the face amount, the write-off of the unamortized discount and debt issuance costs related to the 10% Debentures and other costs related to the repurchase transaction.

•
Net realized capital losses increased primarily due to losses in 2012 on the international variable annuity hedge program, compared to gains in 2011. The losses resulted from rising equity markets and weakening of the yen. Certain hedge assets generated realized capital losses on rising equity markets and weakening of the yen and are used to hedge liabilities that are not carried at fair value. In addition, 2012 includes intent-to-sell impairments relating to the sales of the Retirement Plans and Individual Life businesses. For further discussion of the results, see Net Realized Capital Gains (Losses) within Investment Results. For information on the related sensitivities of the variable annuity hedging program, see Variable Product Guarantee Risks and Risk Management within Enterprise Risk Management.

•
Reinsurance loss on disposition of $388, after-tax, in 2012 consisting of a goodwill impairment charge and loss accrual for premium deficiency related to the disposition of the Individual Life business. For further discussion, see Notes 2 and 9 of the Notes to Consolidated Financial Statements. As discussed in Item 9A and Amendment No. 1 to the Company's Third Quarter 2012 Form 10-Q (the “Q3 Form 10-Q/A”) the Company concluded that it would be necessary to recognize an estimated pre-tax loss on the Transaction of $533, comprised of the impairment of goodwill attributed to the Individual Life business of $342 and a loss accrual for premium deficiency of $191, which should have been recorded in the third quarter of 2012. The estimate is subject to change pending final determination of net assets sold, transaction costs, and other adjustments.

•
Income (loss) from discontinued operations, net of tax, decreased due to a realized gain on the sale of Specialty Risk Services of $150, after-tax, which was partially offset by a loss of $74, after-tax, from the disposition of Federal Trust Corporation.

•
Income tax benefit in 2011 includes a release of $86, or 100%, of the valuation allowance associated with realized capital losses, as well as a tax benefit of $52 as a result of a resolution of a tax matter with the IRS for the computation of DRD for years 1998, 2000 and 2001. For additional information, see Note 14 of the Notes to Consolidated Financial Statements.

Partially offsetting these decreases in net income were the following items:

•
An Unlock benefit of $31, after-tax, in 2012 compared to an Unlock charge of $473, after-tax, in 2011. The benefit in 2012 was driven primarily by actual separate account returns above our aggregated estimated return, partially offset by policyholder assumption changes which reduced expected future gross profits including additional costs associated with the U.S. variable annuity macro hedge program. The Unlock charge in 2011 was primarily due to the impact of changes to the international variable annuity hedge program. For further discussion of Unlocks see the Critical Accounting Estimates within the MD&A.

•
Net asbestos reserve strengthening of $31, after-tax, in 2012, compared to $189, after-tax, in 2011 resulting from the Company's annual review of its asbestos liabilities. For further information, see Property & Casualty Other Operations Claims with the Property and Casualty Insurance Product Reserves, Net of Reinsurance section in Critical Accounting Estimates.

•
The Company recorded reserve releases of $40, after-tax, in 2012, compared to reserve strengthening of $31, after-tax, in 2011, in its property and casualty insurance prior accident years development, excluding asbestos and environmental reserves. For additional information regarding prior accident years development, see Critical Accounting Estimates within the MD&A.

•	A $73, after-tax, charge in 2011 related to the write-off of capitalized costs associated with a policy administration software project that was discontinued.

•
Current accident year catastrophe losses of $459, after-tax, in 2012 compared to $484, after-tax, in 2011. The losses in 2012 primarily include Storm Sandy in the Northeast, as well as severe thunderstorms, hail events, and tornadoes in the South, Midwest and Mid-Atlantic states. The losses in 2011 primarily relate to more severe tornadoes and wind storms in the Midwest and Southeast, Hurricane Irene, and winter storms in the Northeast and Midwest.

See the segment sections of the MD&A for a discussion on their respective performances.
Year ended December 31, 2011 compared to the year ended December 31, 2010
The decrease in net income from 2010 to 2011 was primarily due to the following items:

•
An Unlock charge of $473, after-tax, in 2011 compared to an Unlock benefit of $93, after-tax, in 2010. The Unlock charge in 2011 was primarily due to the impact of changes to the international variable annuity hedge program. The Unlock benefit for 2010 was attributable to actual separate account returns being above our aggregated estimated return and the impact of assumption updates primarily related to decreasing lapse and withdrawal rates and lower hedge costs. For further discussion of Unlocks see the Critical Accounting Estimates within the MD&A.

•
Current accident year catastrophe losses of $484, after-tax, in 2011 compared to $294, after-tax, in 2010. The losses in 2011 primarily relate to more severe tornadoes and wind storms in the Midwest and Southeast, Hurricane Irene, and winter storms in the Northeast and Midwest. The losses in 2010 include severe windstorm events, including a hail storm in Arizona, tornadoes and hail in the Midwest, Plains States and the Southeast and winter storms in the Mid-Atlantic and Northeast.

•
The Company recorded reserve strengthening of $31, after-tax, in 2011, compared to reserve releases of $294, after-tax, in 2010, in its property and casualty insurance prior accident years development, excluding asbestos and environmental reserves. For additional information regarding prior accident years development, see Critical Accounting Estimates within the MD&A.

•
An asbestos reserve strengthening of $189, after-tax, in 2011, compared to $110, after-tax, in 2010 resulting from the Company’s annual review of its asbestos liabilities in Property & Casualty Other Operations. The reserve strengthening in 2011 was primarily driven by higher frequency and severity of mesothelioma claims, particularly against certain smaller, more peripheral insureds, while the reserve strengthening in 2010 was primarily driven by increases in claim severity and expenses. For further information, see Property & Casualty Other Operations Claims within the Property and Casualty Insurance Product Reserves, Net of Reinsurance section in Critical Accounting Estimates.

•	A $73, after-tax, charge in 2011 related to the write-off of capitalized costs associated with a policy administration software project that was discontinued.
Partially offsetting these decreases in net income were the following items:

•
Income (loss) from discontinued operations, net of tax, increased due to a realized gain on the sale of Specialty Risk Services of $150, after-tax, in 2011, which was partially offset by a loss of $74, after-tax, from the disposition of Federal Trust Corporation in 2011. In 2010, loss from discontinued operations, net of tax, primarily relates to goodwill impairment on Federal Trust Corporation of approximately $100, after-tax.

•	2010 includes an accrual for a litigation settlement of $73, before-tax, for a class action lawsuit related to structured settlements.

•
Income tax expense (benefit) in 2010 includes a valuation allowance expense of $87 compared to a benefit of $86 in 2011. See Note 14 of the Notes to Consolidated Financial Statements for a reconciliation of the tax provision at the U.S. Federal statutory rate to the provision for income taxes.

•
In 2011, the Company recorded a $52 income tax benefit related to a resolution of a tax matter with the IRS for the computation of dividends received deduction (“DRD”) for years 1998, 2000 and 2001. For additional information see Note 14 of the Notes to Consolidated Financial Statements.

See the segment sections of the MD&A for a discussion on their respective performances.

Income Taxes
The differences between the effective rate and the U.S. statutory rate of 35% for 2012, 2011 and 2010 were due principally to tax-exempt interest earned on invested assets and the DRD. The 2012 and 2011 effective tax rates also include a deferred tax asset valuation allowance decrease, and the 2010 effective tax rate included a deferred tax asset valuation allowance increase.
The separate account DRD is estimated for the current year using information from the most recent return, adjusted for current year equity market performance and other appropriate factors, including estimated levels of corporate dividend payments and level of policy owner equity account balances. The actual current year DRD can vary from estimates based on, but not limited to, changes in eligible dividends received in the mutual funds, amounts of distributions from these mutual funds, amounts of short-term capital gains at the mutual fund level and the Company’s taxable income before the DRD. The Company recorded benefits of $140, $201 and $145 related to the separate account DRD in the years ended December 31, 2012, 2011 and 2010, respectively. These amounts included benefits (charges) related to prior years’ tax returns of $(4), $3, and $(3) in 2012, 2011 and 2010, respectively.
The Company receives a foreign tax credit for foreign taxes paid including payments from its separate account assets. This credit reduces the Company’s U.S. tax liability. The separate account foreign tax credit is estimated for the current year using information from the most recent filed return, adjusted for the change in the allocation of separate account investments to the international equity markets during the current year. The actual current year foreign tax credit can vary from the estimates due to actual foreign tax credits passed through from the mutual funds. The Company recorded benefits of $9, $11 and $4 related to the separate account foreign tax credit in the years ended December 31, 2012, 2011 and 2010, respectively.
The Company’s unrecognized tax benefits were unchanged for the years ended December 31, 2012, 2011 and 2010, remaining at $48 as of December 31, 2012 and 2011. This entire amount, if it were recognized, would affect the effective tax rate in the period it is released.

OUTLOOKS
The Hartford provides projections and other forward-looking information in the following discussions, which contain many forward-looking statements, particularly relating to the Company’s future financial performance. These forward-looking statements are estimates based on information currently available to the Company, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the cautionary statements set forth on pages 3 and 4 of this Form 10-K and the risk factors set forth under Item 1A and other similar information contained in this Form 10-K and in other filings made from time to time by the Company with the SEC. Actual results are likely to differ, and in the past have differed, materially from those forecast by the Company, depending on the outcome of various factors, including, but not limited to, those set forth in each discussion below and in Item 1A, Risk Factors. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.
Overview
As a result of a strategic business realignment announced in March 2012, the Company is currently focusing on its Property & Casualty, Group Benefits and Mutual Fund businesses. The objective of this realignment is to position the organization for higher returns on equity, reduced sensitivity to capital markets, a lower cost of capital and increased financial flexibility.
In 2012, the Company completed the sale of its U.S. individual annuities new business capabilities, the sale of the administration and operating assets of its private placement life insurance business and the sale of Woodbury Financial Services, Inc. ("WFS"). In January 2013, the Company completed the sale of its Retirement Plans and Individual Life insurance businesses. In June 2013, the Company announced the signing of a definitive agreement to sell Hartford Life International Limited (“HLIL”), an indirect wholly-owned subsidiary, For further discussion of these transactions, see Note 2 - Business Dispositions and Note 20 - Discontinued Operations of Notes to Consolidated Financial Statements.
On January 31, 2013, the Board of Directors authorized a capital management plan which provides for a $500 equity repurchase program to be completed by December 31, 2014 and the reduction of approximately $1.0 billion of debt including repayment of 2013 and 2014 debt maturities totaling $520 in aggregate principal amount.
Slow economic and employment expansion may adversely impact the performance of The Hartford’s insurance protection businesses where insureds may change their level of insurance, and asset accumulation businesses may see customers changing their investment choices and level of savings based on anticipated economic conditions. In addition, the performance of The Hartford’s divisions is subject to uncertainty due to capital market conditions, which impact the earnings of its asset management businesses and valuations and earnings in its investment portfolio. The current and future interest rate environment also affects the performance of the Company’s divisions. A sustained low interest rate environment would result in lower net investment income, lower estimated gross profits on certain Talcott Resolution products, and lower margins.
Property & Casualty Commercial
Property & Casualty Commercial focuses on growth through market-differentiated products and services while maintaining a disciplined underwriting approach. Improving market conditions are expected to continue, which should enable the Company to also continue achieving price increases, while a slowly recovering economy is anticipated to drive a modest increase in insurance exposures. The Company expects low single-digit written premium growth for 2013, as compared to 2012, driven by small commercial, with programs aimed at growing total policy counts, the rollout of new product enhancements, a leveraging of the payroll model, and the continued expansion of ease of doing business technology, and middle market, driven by strong pricing and initiatives which management believes positions the Company to expand its property and general liability footprint. In specialty lines, the Company expects written premiums to decline as management continues to streamline its programs business and adjust the mix within professional liability. The Property & Casualty Commercial combined ratio before catastrophes and prior accident year development is expected to improve to between approximately 92.5 and 95.5 for full year 2013 as compared to the 96.6 achieved in 2012 due to anticipated margin expansion across all businesses as expected earned pricing increases outpace loss costs.

Consumer Markets
The Company expects written premiums to be flat to slightly higher in 2013 compared to 2012, with growth in business sold through independent agents to AARP members and flat to slightly higher written premium for AARP Direct. In 2013, management expects an increase in new business and improvement in premium retention as the effect of renewal written price increases on retained business is anticipated to more than offset a slight decline in policy retention. Within the Agency channel, management expects written premiums from policyholders other than AARP members to decline, driven by continued pricing and underwriting actions to improve profitability, including efforts to reposition the book into more mature, preferred market business. Management expects that the combined ratio before catastrophes and prior accident year development will be between approximately 89.5 and 92.5 for full year 2013 compared to the 90.8 achieved in 2012. For auto, the current accident year loss and loss adjustment expense ratio before catastrophes is expected to improve slightly for the 2013 full year driven by anticipated earned pricing increases that outpace slightly lower claim frequency and higher average claim severity. For homeowners, the current accident year loss and loss adjustment expense ratio before catastrophes is expected to increase in 2013, driven by an expected return to more normal non-catastrophe weather claim frequency after experiencing very favorable non-catastrophe weather claim frequency in 2012.
Group Benefits
Group Benefits premiums are expected to decline for 2013 as compared to 2012, reflecting the competitive environment coupled with pricing discipline with respect to new sales and renewals with the goal of improving profitability. Specifically, Group Benefits did not renew its largest account effective January 1, 2013 due to pricing and other considerations. Overall, the reductions to premiums will not significantly impact Group Benefits profitability due to expected improvements in the disability loss ratio as a result of pricing actions and improvements in claims management. The Company expects Group Benefits' disability results to improve, contributing to a loss ratio between approximately 77 and 80 for full year 2013 as compared to the 79.5 achieved in 2012.
Mutual Funds
Mutual Funds has been offering new funds to improve our participation in asset classes where we see potential growth opportunities. Wellington now serves as the primary sub-advisor for The Hartford’s retail mutual funds, including equity, fixed-income and asset-allocation funds.
Talcott Resolution
The principal goal for Talcott Resolution is to reduce the size and risk associated with the Company's U.S. and international in-force variable annuities. As a result, the Company expects account values and consequently earnings to decline over time as fees decrease due to surrenders, policyholder initiatives or transactions with third parties that will reduce the size of this legacy book of business. Our international variable annuity business will also continue to be a significant driver of earnings variability due to hedge programs which generate mark to market gains and losses while the underlying international liabilities being hedged are not marked to market. This can result in unpredictable earnings volatility period to period.

CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ, and in the past have differed, from those estimates.
The Company has identified the following estimates as critical in that they involve a higher degree of judgment and are subject to a significant degree of variability:

•	property and casualty insurance product reserves, net of reinsurance;

•	estimated gross profits used in the valuation and amortization of assets and liabilities associated with variable annuity and other universal life-type contracts;

•	evaluation of other-than-temporary impairments on available-for-sale securities and valuation allowances on mortgage loans;

•	living benefits required to be fair valued (in other policyholder funds and benefits payable);

•	goodwill impairment;

•	valuation of investments and derivative instruments;

•	pension and other postretirement benefit obligations;

•	valuation allowance on deferred tax assets; and

•	contingencies relating to corporate litigation and regulatory matters.
Certain of these estimates are particularly sensitive to market conditions, and deterioration and/or volatility in the worldwide debt or equity markets could have a material impact on the Consolidated Financial Statements. In developing these estimates management makes subjective and complex judgments that are inherently uncertain and subject to material change as facts and circumstances develop. Although variability is inherent in these estimates, management believes the amounts provided are appropriate based upon the facts available upon compilation of the financial statements.
Property and Casualty Insurance Product Reserves, Net of Reinsurance
The Hartford establishes reserves on its property and casualty insurance products to provide for the estimated costs of paying claims under insurance policies written by the Company. These reserves include estimates for both claims that have been reported and those that have not yet been reported, and include estimates of all expenses associated with processing and settling these claims. Incurred but not reported (“IBNR”) reserves represent the difference between the estimated ultimate cost of all claims and the actual reported loss and loss adjustment expenses (“reported losses”). Reported losses represent cumulative loss and loss adjustment expenses paid plus case reserves for outstanding reported claims. Company actuaries evaluate the total reserves (IBNR and case reserves) on an accident year basis. An accident year is the calendar year in which a loss is incurred, or, in the case of claims-made policies, the calendar year in which a loss is reported.
Reserve estimates can change over time because of unexpected changes in the external environment. Potential external factors include (1) changes in the inflation rate for goods and services related to covered damages such as medical care, hospital care, auto parts, wages and home repair; (2) changes in the general economic environment that could cause unanticipated changes in the claim frequency per unit insured; (3) changes in the litigation environment as evidenced by changes in claimant attorney representation in the claims negotiation and settlement process; (4) changes in the judicial environment regarding the interpretation of policy provisions relating to the determination of coverage and/or the amount of damages awarded for certain types of damages; (5) changes in the social environment regarding the general attitude of juries in the determination of liability and damages; (6) changes in the legislative environment regarding the definition of damages; and (7) new types of injuries caused by new types of injurious exposure: past examples include lead paint, construction defects and tainted Chinese-made drywall.
Reserve estimates can also change over time because of changes in internal Company operations. Potential internal factors include (1) periodic changes in claims handling procedures; (2) growth in new lines of business where exposure and loss development patterns are not well established; or (3) changes in the quality of risk selection in the underwriting process.
In the case of assumed reinsurance, all of the above risks apply. In addition, changes in ceding company case reserving and reporting patterns can create additional factors that need to be considered in estimating the reserves. Due to the inherent complexity of the assumptions used, final claim settlements may vary significantly from the present estimates, particularly when those settlements may not occur until well into the future.

Through both facultative and treaty reinsurance agreements, the Company cedes a share of the risks it has underwritten to other insurance companies. The Company’s net reserves for loss and loss adjustment expenses include anticipated recovery from reinsurers on unpaid claims. The estimated amount of the anticipated recovery, or reinsurance recoverable, is net of an allowance for uncollectible reinsurance.
Reinsurance recoverables include an estimate of the amount of gross loss and loss adjustment expense reserves that may be ceded under the terms of the reinsurance agreements, including IBNR unpaid losses. The Company calculates its ceded reinsurance projection based on the terms of any applicable facultative and treaty reinsurance, often including an estimate by reinsurance agreement of how IBNR losses will ultimately be ceded.
The Company provides an allowance for uncollectible reinsurance, reflecting management’s best estimate of reinsurance cessions that may be uncollectible in the future due to reinsurers’ unwillingness or inability to pay. The Company analyzes recent developments in commutation activity between reinsurers and cedants, recent trends in arbitration and litigation outcomes in disputes between reinsurers and cedants and the overall credit quality of the Company’s reinsurers. Where its contracts permit, the Company secures future claim obligations with various forms of collateral, including irrevocable letters of credit, secured trusts, funds held accounts and group-wide offsets. The allowance for uncollectible reinsurance was $268 as of December 31, 2012, comprised of $65 related to Property & Casualty Commercial and $203 related to Property & Casualty Other Operations.
The Company’s estimate of reinsurance recoverables, net of an allowance for uncollectible reinsurance, is subject to similar risks and uncertainties as the estimate of the gross reserve for unpaid losses and loss adjustment expenses.
The Hartford, like other insurance companies, categorizes and tracks its insurance reserves for its segments by “line of business”. Furthermore, The Hartford regularly reviews the appropriateness of reserve levels at the line of business level, taking into consideration the variety of trends that impact the ultimate settlement of claims for the subsets of claims in each particular line of business. In addition, Property & Casualty Other Operations categorizes reserves as asbestos and environmental (“A&E”), whereby the Company reviews these reserve levels by type of event, rather than by line of business. Adjustments to previously established reserves, which may be material, are reflected in the operating results of the period in which the adjustment is determined to be necessary. In the judgment of management, information currently available has been properly considered in the reserves established for losses and loss adjustment expenses.
Loss and loss adjustment expense reserves by line of business as of December 31, 2012, net of reinsurance are as follows:

	Property & Casualty Commercial	Consumer Markets	Property & Casualty Other Operations	Total Property & Casualty
Reserve Line of Business
Commercial property	$213	$—	$—	$213
Homeowners’	—	430	—	430
Auto physical damage	20	39	—	59
Auto liability	615	1,412	—	2,027
Package business	1,291	—	—	1,291
Workers’ compensation	8,101	—	—	8,101
General liability	2,564	28	—	2,592
Professional liability	669	—	—	669
Fidelity and surety	161	—	—	161
Assumed reinsurance	—	—	309	309
All other non-A&E	—	—	749	749
A&E	21	1	2,066	2,088
Total reserves-net	13,655	1,910	3,124	18,689
Reinsurance and other recoverables	2,365	16	646	3,027
Total reserves-gross	$16,020	$1,926	$3,770	$21,716

Reserving Methodology
(See Reserving for Asbestos and Environmental Claims within Property & Casualty Other Operations for a discussion of how A&E reserves are set)
How reserves are set
Reserves are set by line of business within the various segments. A single line of business may be written in more than one segment. Case reserves are established by a claims handler on each individual claim and are adjusted as new information becomes known during the course of handling the claim. Lines of business for which loss data (e.g., paid losses and case reserves) emerge (i.e., is reported) over a long period of time are referred to as long-tail lines of business. Lines of business for which loss data emerge more quickly are referred to as short-tail lines of business. The Company’s shortest-tail lines of business are property and auto physical damage. The longest tail lines of business include workers’ compensation, general liability, professional liability and assumed reinsurance. For short-tail lines of business, emergence of paid loss and case reserves is credible and likely indicative of ultimate losses. For long-tail lines of business, emergence of paid losses and case reserves is less credible in the early periods and, accordingly, may not be indicative of ultimate losses.
The Company’s reserving actuaries, who are independent of the business units, regularly review reserves for both current and prior accident years using the most current claim data. For most lines of business, these reserve reviews incorporate a variety of actuarial methods and judgments and involve rigorous analysis. These selections incorporate input, as judged by the reserving actuaries to be appropriate, from claims personnel, pricing actuaries and operating management on reported loss cost trends and other factors that could affect the reserve estimates. Most reserves are reviewed fully each quarter, including loss and loss adjustment expense reserves for property, auto physical damage, auto liability, package business, workers’ compensation, most general liability, professional liability and fidelity and surety. Other reserves are reviewed semi-annually (twice per year) or annually. These include, but are not limited to, reserves for losses incurred in accident years older than twelve and twenty years, for Consumer Markets and Property & Casualty Commercial, respectively, assumed reinsurance, latent exposures, such as construction defects and unallocated loss adjustment expense. For reserves that are reviewed semi-annually or annually, management monitors the emergence of paid and reported losses in the intervening quarters to either confirm that the estimate of ultimate losses should not change or, if necessary, perform a reserve review to determine whether the reserve estimate should change.
An expected loss ratio is used in initially recording the reserves for both short-tail and long-tail lines of business. This expected loss ratio is determined through a review of prior accident years’ loss ratios and expected changes to earned pricing, loss costs, mix of business, ceded reinsurance and other factors that are expected to impact the loss ratio for the current accident year. For short-tail lines, IBNR for the current accident year is initially recorded as the product of the expected loss ratio for the period, earned premium for the period and the proportion of losses expected to be reported in future calendar periods for the current accident period. For long-tailed lines, IBNR reserves for the current accident year are initially recorded as the product of the expected loss ratio for the period and the earned premium for the period, less reported losses for the period.
In addition to the expected loss ratio, the actuarial techniques or methods used primarily include paid and reported loss development and frequency / severity techniques as well as the Bornhuetter-Ferguson method (a combination of the expected loss ratio and paid development or reported development method). Within any one line of business, the methods that are given more influence vary based primarily on the maturity of the accident year, the mix of business and the particular internal and external influences impacting the claims experience or the methods. The output of the reserve reviews are reserve estimates that are referred to herein as the “actuarial indication”.
As of December 31, 2012 and 2011, net property and casualty insurance product reserves for losses and loss adjustment expenses reported under accounting principles generally accepted in the United States of America (“U.S. GAAP”) were approximately equal to net reserves reported on a statutory basis. Under U.S. GAAP, liabilities for unpaid losses for permanently disabled workers’ compensation claimants are discounted at rates that are no higher than risk-free interest rates and which generally exceed the statutory discount rates set by regulators, such that workers’ compensation reserves for statutory reporting are higher than the net reserves for U.S. GAAP reporting. Largely offsetting the effect of the difference in discounting is that a portion of the U.S. GAAP provision for uncollectible reinsurance is not recognized under statutory accounting. Most of the Company’s property and casualty insurance product reserves are not discounted. However, the Company has discounted liabilities funded through structured settlements and has discounted certain reserves for indemnity payments due to permanently disabled claimants under workers’ compensation policies.
Provided below is a general discussion of which methods are preferred by line of business. Because the actuarial estimates are generated at a much finer level of detail than line of business (e.g., by distribution channel, coverage, accident period), this description should not be assumed to apply to each coverage and accident year within a line of business. Also, as circumstances change, the methods that are given more influence will change.

Property and Auto Physical Damage. These lines are fast-developing and paid and reported development techniques are used as these methods use historical data to develop paid and reported loss development patterns, which are then applied to current paid and reported losses by accident period to estimate ultimate losses. The Company relies primarily on reported development techniques although a review of frequency and severity and the initial loss expectation based on the expected loss ratio is used for the most immature accident months. The advantage of frequency / severity techniques is that frequency estimates are generally easier to predict and external information can be used to supplement internal data in making severity estimates.
Personal Auto Liability. For auto liability, and bodily injury in particular, the Company performs a greater number of techniques than it does for property and auto physical damage. In addition, because the paid development technique is affected by changes in claim closure patterns and the reported development method is affected by changes in case reserving practices, the Company uses Berquist-Sherman techniques which adjust these patterns to reflect current settlement rates and case reserving techniques. The Company generally uses the reported development method for older accident years as a higher percentage of ultimate losses are reflected in reported losses than in cumulative paid losses and the frequency/severity and Berquist-Sherman methods for more recent accident years. Recent periods are influenced by changes in case reserve practices and changing disposal rates; the frequency/severity techniques are not affected as much by these changes and the Berquist-Sherman techniques specifically adjust for these changes.
Auto Liability for Commercial Lines and Short-Tailed General Liability. The Company performs a variety of techniques, including the paid and reported development methods and frequency / severity techniques. For older, more mature accident years, the Company finds that reported development techniques are best. For more recent accident years, the Company typically prefers frequency / severity techniques that make separate assumptions about loss activity above and below a selected capping level.
Long-Tailed General Liability, Fidelity and Surety and Large Deductible Workers’ Compensation. For these long-tailed lines of business, the Company generally relies on the expected loss ratio and reported development techniques. The Company generally weights these techniques together, relying more heavily on the expected loss ratio method at early ages of development and more on the reported development method as an accident year matures.
Workers’ Compensation. Workers’ compensation is the Company’s single largest reserve line of business so a wide range of methods are reviewed in the reserve analysis. Methods performed include paid and reported development, variations on expected loss ratio methods, and an in-depth analysis on the largest states. Historically, paid development patterns in the Company’s workers’ compensation business have been stable, so paid techniques are preferred. Although paid techniques may be less predictive of the ultimate liability when a low percentage of ultimate losses are paid as in early periods of development, recent changes in the frequency of workers’ compensation claims have caused the Company to place greater reliance on paid methods with continued consideration of the state-by-state analysis and the expected loss ratio approach.
Professional Liability. Reported and paid loss developments patterns for this line tend to be volatile. Therefore, the Company typically relies on frequency and severity techniques.
Assumed Reinsurance and All Other. For these lines, the Company tends to rely on the reported development techniques. In assumed reinsurance, assumptions are influenced by information gained from claim and underwriting audits.
Allocated Loss Adjustment Expenses (ALAE). For some lines of business (e.g., professional liability and assumed reinsurance), ALAE and losses are analyzed together. For most lines of business, however, ALAE is analyzed separately, using paid development techniques and an analysis of the relationship between ALAE and loss payments.
Unallocated Loss Adjustment Expense (ULAE). ULAE is analyzed separately from loss and ALAE. For most lines of business, incurred ULAE costs to be paid in the future are projected based on an expected cost per claim year and the anticipated claim closure pattern and the ratio of paid ULAE to paid loss.
The final step in the reserve review process involves a comprehensive review by senior reserving actuaries who apply their judgment and, in concert with senior management, determine the appropriate level of reserves based on the information that has been accumulated. Numerous factors are considered in this process including, but not limited to, the assessed reliability of key loss trends and assumptions that may be significantly influencing the current actuarial indications, pertinent trends observed over the recent past, the level of volatility within a particular line of business, and the improvement or deterioration of actuarial indications in the current period as compared to the prior periods. Total recorded net reserves, excluding asbestos and environmental, were 1.8% higher than the actuarial indication of the reserves as of December 31, 2012.
See the Reserve Development section for a discussion of changes to reserve estimates recorded in 2012.

Current trends contributing to reserve uncertainty
The Hartford is a multi-line company in the property and casualty insurance business. The Hartford is therefore subject to reserve uncertainty stemming from a number of conditions, including but not limited to those noted above, any of which could be material at any point in time. Certain issues may become more or less important over time as conditions change. As various market conditions develop, management must assess whether those conditions constitute a long-term trend that should result in a reserving action (i.e., increasing or decreasing the reserve).
Within Property & Casualty Commercial and Property & Casualty Other Operations, the Company has exposure to claims asserted for bodily injury as a result of long-term or continuous exposure to harmful products or substances. Examples include, but are not limited to, pharmaceutical products, silica and lead paint. The Company also has exposure to claims from construction defects, where property damage or bodily injury from negligent construction is alleged. In addition, the Company has exposure to claims asserted against religious institutions and other organizations relating to molestation or abuse. Such exposures may involve potentially long latency periods and may implicate coverage in multiple policy periods. These factors make reserves for such claims more uncertain than other bodily injury or property damage claims. With regard to these exposures, the Company is monitoring trends in litigation, the external environment, the similarities to other mass torts and the potential impact on the Company’s reserves.
In Consumer Markets, reserving estimates are generally less variable than for the Company’s other property and casualty segments because of the coverages having relatively shorter periods of loss emergence. Estimates, however, can still vary due to a number of factors, including interpretations of frequency and severity trends and their impact on recorded reserve levels. Severity trends can be impacted by changes in internal claim handling and case reserving practices in addition to changes in the external environment. These changes in claim practices increase the uncertainty in the interpretation of case reserve data, which increases the uncertainty in recorded reserve levels. In addition, the introduction of new products has led to a different mix of business by type of insured than the Company experienced in the past. Such changes in mix increase the uncertainty of the reserve projections, since historical data and reporting patterns may not be applicable to the new business.
In standard commercial lines, workers’ compensation is the Company’s single biggest line of business and the line of business with the longest pattern of loss emergence. Medical costs make up more than 50% of workers’ compensation payments. As such, reserve estimates for workers’ compensation are particularly sensitive to changes in medical inflation, the changing use of medical care procedures and changes in state legislative and regulatory environments. In addition, a changing economic environment can affect the ability of an injured worker to return to work and the length of time a worker receives disability benefits. The Company has recently experienced a sharp increase in workers’ compensation claim frequency, while only seeing a partial offset from moderating severity trends. These factors increase the uncertainty in the estimate of reserves.
In specialty lines, many lines of insurance are “long-tail”, including large deductible workers’ compensation insurance, as such, reserve estimates for these lines are more difficult to determine than reserve estimates for shorter-tail lines of insurance. Estimating required reserve levels for large deductible workers’ compensation insurance is further complicated by the uncertainty of whether losses that are attributable to the deductible amount will be paid by the insured; if such losses are not paid by the insured due to financial difficulties, the Company would be contractually liable. Another example of reserve variability relates to reserves for directors’ and officers’ insurance. There is potential volatility in the required level of reserves due to the continued uncertainty regarding the number and severity of class action suits, including uncertainty regarding the Company’s exposure to losses arising from the collapse of the sub-prime mortgage market. Additionally, the Company’s exposure to losses under directors’ and officers’ insurance policies is primarily in excess layers, making estimates of loss more complex. The recent financial market turmoil has increased the number of shareholder class action lawsuits against our insureds or their directors and officers and this trend could continue for some period of time.

Impact of changes in key assumptions on reserve volatility
As stated above, the Company’s practice is to estimate reserves using a variety of methods, assumptions and data elements. Within its reserve estimation process for reserves other than asbestos and environmental, the Company does not consistently use statistical loss distributions or confidence levels around its reserve estimate and, as a result, does not disclose reserve ranges.
The reserve estimation process includes assumptions about a number of factors in the internal and external environment. Across most lines of business, the most important assumptions are future loss development factors applied to paid or reported losses to date. The trend in loss costs is also a key assumption, particularly in the most recent accident years, where loss development factors are less credible.
The following discussion includes disclosure of possible variation from current estimates of loss reserves due to a change in certain key indicators of potential losses. Each of the impacts described below is estimated individually, without consideration for any correlation among key indicators or among lines of business. Therefore, it would be inappropriate to take each of the amounts described below and add them together in an attempt to estimate volatility for the Company’s reserves in total. The estimated variation in reserves due to changes in key indicators is a reasonable estimate of possible variation that may occur in the future, likely over a period of several calendar years. It is important to note that the variation discussed is not meant to be a worst-case scenario, and therefore, it is possible that future variation may be more than the amounts discussed below.
Recorded reserves for auto liability, net of reinsurance, are $2.0 billion across all lines, $1.4 billion of which is in Consumer Markets. Personal auto liability reserves are shorter-tailed than other lines of business (such as workers’ compensation) and, therefore, less volatile. However, the size of the reserve base means that future changes in estimates could be material to the Company’s results of operations in any given period. The key indicator for Consumer Markets auto liability is the annual loss cost trend, particularly the severity trend component of loss costs. A 2.5 point change in annual severity for the two most recent accident years would change the estimated net reserve need by $80, in either direction. A 2.5 point change in annual severity is within the Company’s historical variation.
Recorded reserves for workers’ compensation, net of reinsurance, are $8.1 billion. Loss development patterns are a key indicator for this line of business, particularly for more mature accident years. Historically, loss development patterns have been impacted by, among other things, medical cost inflation and other changes in loss cost trends. The Company has reviewed the historical variation in reported loss development patterns. If the reported loss development patterns change by 3%, the estimated net reserve need would change by $500, in either direction. A 3% change in reported loss development patterns is within the Company’s historical variation, as measured by the variation around the average development factors as reported in statutory accident year reports.
Recorded reserves for general liability, net of reinsurance, are $2.6 billion. Loss development patterns are a key indicator for this line of business, particularly for more mature accident years. Historically, loss development patterns have been impacted by, among other things, emergence of new types of claims (e.g., construction defect claims) or a shift in the mixture between smaller, more routine claims and larger, more complex claims. The Company has reviewed the historical variation in reported loss development patterns. If the reported loss development patterns change by 9%, the estimated net reserve need would change by $200, in either direction. A 9% change in reported loss development patterns is within the Company’s historical variation, as measured by the variation around the average development factors as reported in statutory accident year reports.

Reserving for Asbestos and Environmental Claims within Property & Casualty Other Operations
How A&E reserves are set
In establishing reserves for asbestos claims, the Company evaluates its insureds’ estimated liabilities for such claims using a ground-up approach. The Company considers a variety of factors, including the jurisdictions where underlying claims have been brought, past, pending and anticipated future claim activity, disease mix, past settlement values of similar claims, dismissal rates, allocated loss adjustment expense, and potential bankruptcy impact.
Similarly, a ground-up exposure review approach is used to establish environmental reserves. The Company’s evaluation of its insureds’ estimated liabilities for environmental claims involves consideration of several factors, including historical values of similar claims, the number of sites involved, the insureds’ alleged activities at each site, the alleged environmental damage at each site, the respective shares of liability of potentially responsible parties at each site, the appropriateness and cost of remediation at each site, the nature of governmental enforcement activities at each site, and potential bankruptcy impact.
Having evaluated its insureds’ probable liabilities for asbestos and/or environmental claims, the Company then evaluates its insureds’ insurance coverage programs for such claims. The Company considers its insureds’ total available insurance coverage, including the coverage issued by the Company. The Company also considers relevant judicial interpretations of policy language and applicable coverage defenses or determinations, if any.
Evaluation of both the insureds’ estimated liabilities and the Company’s exposure to the insureds depends heavily on an analysis of the relevant legal issues and litigation environment. This analysis is conducted by the Company’s lawyers and is subject to applicable privileges.
For both asbestos and environmental reserves, the Company also compares its historical direct net loss and expense paid and reported experience, and net loss and expense paid and reported experience year by year, to assess any emerging trends, fluctuations or characteristics suggested by the aggregate paid and reported activity.
Once the gross ultimate exposure for indemnity and allocated loss adjustment expense is determined for its insureds by each policy year, the Company calculates its ceded reinsurance projection based on any applicable facultative and treaty reinsurance and the Company’s experience with reinsurance collections.
Uncertainties Regarding Adequacy of Asbestos and Environmental Reserves
A number of factors affect the variability of estimates for asbestos and environmental reserves including assumptions with respect to the frequency of claims, the average severity of those claims settled with payment, the dismissal rate of claims with no payment and the expense to indemnity ratio. The uncertainty with respect to the underlying reserve assumptions for asbestos and environmental adds a greater degree of variability to these reserve estimates than reserve estimates for more traditional exposures. While this variability is reflected in part in the size of the range of reserves developed by the Company, that range may still not be indicative of the potential variance between the ultimate outcome and the recorded reserves. The recorded net reserves as of December 31, 2012 of $2.09 billion ($1.79 billion and $297 for asbestos and environmental, respectively) are within an estimated range, unadjusted for covariance, of $1.6 billion to $2.4 billion. The process of estimating asbestos and environmental reserves remains subject to a wide variety of uncertainties, which are detailed in Note 13 of Notes to Consolidated Financial Statements. The Company believes that its current asbestos and environmental reserves are appropriate. However, analyses of future developments could cause the Company to change its estimates and ranges of its asbestos and environmental reserves, and the effect of these changes could be material to the Company's consolidated operating results, financial condition and liquidity. Consistent with the Company's long-standing reserve practices, the Company will continue to review and monitor its reserves in Property & Casualty Other Operations regularly, including its annual reviews of asbestos liabilities, reinsurance recoverables and the allowance for uncollectible reinsurance, and environmental liabilities, and where future developments indicate, make appropriate adjustments to the reserves.
Total Property and Casualty Insurance Product Reserves, Net of Reinsurance, Results
In the opinion of management, based upon the known facts and current law, the reserves recorded for the Company’s property and casualty insurance products at December 31, 2012 represent the Company’s best estimate of its ultimate liability for losses and loss adjustment expenses related to losses covered by policies written by the Company. However, because of the significant uncertainties surrounding reserves, and particularly asbestos and environmental exposures, it is possible that management’s estimate of the ultimate liabilities for these claims may change and that the required adjustment to recorded reserves could exceed the currently recorded reserves by an amount that could be material to the Company’s results of operations, financial condition and liquidity.

Reserve Roll-forwards and Development
Based on the results of the quarterly reserve review process, the Company determines the appropriate reserve adjustments, if any, to record. Recorded reserve estimates are changed after consideration of numerous factors, including but not limited to, the magnitude of the difference between the actuarial indication and the recorded reserves, improvement or deterioration of actuarial indications in the period, the maturity of the accident year, trends observed over the recent past and the level of volatility within a particular line of business. In general, adjustments are made more quickly to more mature accident years and less volatile lines of business. Such adjustments of reserves are referred to as “reserve development”. Reserve development that increases previous estimates of ultimate cost is called “reserve strengthening”. Reserve development that decreases previous estimates of ultimate cost is called “reserve releases”. Reserve development can influence the comparability of year over year underwriting results and is set forth in the paragraphs and tables that follow.
A roll-forward follows of property and casualty insurance product liabilities for unpaid losses and loss adjustment expenses for the year ended December 31, 2012:

For the year ended December 31, 2012
	Property & Casualty Commercial	Consumer Markets	Property & Casualty Other Operations	Total Property & Casualty
Beginning liabilities for unpaid losses and loss adjustment expenses, gross	$15,437	$2,061	$4,052	$21,550
Reinsurance and other recoverables	2,343	9	681	3,033
Beginning liabilities for unpaid losses and loss adjustment expenses, net	13,094	2,052	3,371	18,517
Provision for unpaid losses and loss adjustment expenses
Current accident year before catastrophes	4,178	2,390	—	6,568
Current accident year catastrophes	325	381	—	706
Prior accident years	72	(141)	65	(4)
Total provision for unpaid losses and loss adjustment expenses	4,575	2,630	65	7,270
Less: Payments	4,014	2,772	312	7,098
Ending liabilities for unpaid losses and loss adjustment expenses, net	13,655	1,910	3,124	18,689
Reinsurance and other recoverables	2,365	16	646	3,027
Ending liabilities for unpaid losses and loss adjustment expenses, gross	$16,020	$1,926	$3,770	$21,716
Earned premiums	$6,259	$3,636
Loss and loss expense paid ratio [1]	64.1	76.2
Loss and loss expense incurred ratio	73.1	72.3
Prior accident years development (pts) [2]	1.2	(3.9)

[1]	The “loss and loss expense paid ratio” represents the ratio of paid losses and loss adjustment expenses to earned premiums.

[2]	“Prior accident years development (pts)” represents the ratio of prior accident years development to earned premiums.

Prior accident years development recorded in 2012
Included within prior accident years development for the year ended December 31, 2012 were the following loss and loss adjustment expense reserve strengthenings (releases):

For the year ended December 31, 2012
	Property & Casualty Commercial	Consumer Markets	Property & Casualty Other Operations	Total Property & Casualty Insurance
Auto liability	$56	$(81)	$—	$(25)
Homeowners	—	(32)	—	(32)
Professional liability	40	—	—	40
Package business	(20)	—	—	(20)
Workers’ compensation	78	—	—	78
General liability	(87)	—	—	(87)
Fidelity and surety	(9)	—	—	(9)
Commercial property	(8)	—	—	(8)
Net asbestos reserves	—	—	48	48
Net environmental reserves	—	—	10	10
Change in workers’ compensation discount, including accretion	52	—	—	52
Catastrophes	(37)	(29)	—	(66)
Other reserve re-estimates, net	7	1	7	15
Total prior accident years development	$72	$(141)	$65	$(4)
During 2012, the Company’s re-estimates of prior accident years reserves included the following significant reserve changes:

•
Released reserves for personal auto liability claims, primarily for accident years 2008 through 2011. As these accident years matured, favorable bodily injury severity trends were observed and management placed more weight on the emerged experience. Management has adjusted trend assumptions accordingly.

•	Released reserves for homeowners claims, primarily for accident year 2011 as a result of favorable large loss frequency and lower than expected severity.

•
Strengthened reserves for commercial auto liability claims, primarily for accident year 2010 and 2011. Higher than expected bodily injury severity, driven by large loss activity, has been observed for these accident years.

•	Strengthened reserves for professional liability directors and officers claims for accident years 2011 and prior as a result of higher severity, primarily for mid- and large-sized accounts.

•
Released reserves in package business liability coverages and general liability, primarily for accident years 2006 through 2011. Claim severity emergence for these years was lower than expected and management has placed more weight on the emerged experience. In addition, older years have improved due to favorable emergence of larger claims.

•	Strengthened reserves in workers' compensation primarily due to the emergence of lost time claims from 2011.

•	The change in workers’ compensation discount, including accretion, primarily reflects a decrease in the number of tabular claims, and to a lesser extent, the decrease in interest rates.

•	Reserve releases on certain prior year catastrophes, primarily related to 2001 World Trade Center worker's compensation claims.

•	Refer to the Property & Casualty Other Operations Claims section for further discussion on net asbestos and net environmental reserves.

A roll-forward follows of property and casualty insurance product liabilities for unpaid losses and loss adjustment expenses for the year ended December 31, 2011:

For the year ended December 31, 2011
	Property & Casualty Commercial	Consumer Markets	Property & Casualty Other Operations	Total Property & Casualty Insurance
Beginning liabilities for unpaid losses and loss adjustment expenses, gross	$14,727	$2,177	$4,121	$21,025
Reinsurance and other recoverables	2,361	17	699	3,077
Beginning liabilities for unpaid losses and loss adjustment expenses, net	12,366	2,160	3,422	17,948
Provision for unpaid losses and loss adjustment expenses
Current accident year before catastrophes	4,139	2,536	—	6,675
Current accident year catastrophes	320	425	—	745
Prior accident years	125	(75)	317	367
Total provision for unpaid losses and loss adjustment expenses	4,584	2,886	317	7,787
Less: Payments	3,856	2,994	368	7,218
Ending liabilities for unpaid losses and loss adjustment expenses, net	13,094	2,052	3,371	18,517
Reinsurance and other recoverables	2,343	9	681	3,033
Ending liabilities for unpaid losses and loss adjustment expenses, gross	$15,437	$2,061	$4,052	$21,550
Earned premiums	$6,127	$3,747
Loss and loss expense paid ratio [1]	62.9	79.9
Loss and loss expense incurred ratio	74.8	77.0
Prior accident years development (pts) [2]	2.0	(2.0)

[1]	The “loss and loss expense paid ratio” represents the ratio of paid losses and loss adjustment expenses to earned premiums.

[2]	“Prior accident years development (pts)” represents the ratio of prior accident years development to earned premiums.

Prior accident years development recorded in 2011
Included within prior accident years development for the year ended December 31, 2011 were the following loss and loss adjustment expense reserve strengthenings (releases):

For the year ended December 31, 2011
	Property & Casualty Commercial	Consumer Markets	Property & Casualty Other Operations	Total Property & Casualty Insurance
Auto liability	$(4)	$(93)	$—	$(97)
Homeowners	—	(1)	—	(1)
Professional liability	29	—	—	29
Package business	(76)	—	—	(76)
Workers’ compensation	171	—	—	171
General liability	(40)	—	—	(40)
Fidelity and surety	(7)	—	—	(7)
Commercial property	(4)	—	—	(4)
Net asbestos reserves	—	—	294	294
Net environmental reserves	—	—	26	26
Change in workers' compensation discount, including accretion	38	—	—	38
Catastrophes	12	25	—	37
Other reserve re-estimates, net	6	(6)	(3)	(3)
Total prior accident years development	$125	$(75)	$317	$367
During 2011, the Company’s re-estimates of prior accident years reserves included the following significant reserve changes:

•	Released reserves for personal auto liability claims, primarily for accident years 2006 through 2010. Favorable trends in reported severity have persisted or improved over this time period.

•
Strengthened reserves in professional liability for accident years 2007 through 2008, primarily in the directors and officers (“D&O”) line of business. Detailed reviews of claims involving the sub-prime mortgage market collapse, and shareholder class action lawsuits, resulted in a higher estimate of future claim costs for these exposures.

•	Released reserves in package business liability coverages and general liability, in accident years 2005 through 2009. As these accident years developed, claim severity has emerged lower than expected.

•
Strengthened reserves in workers’ compensation in accident years 2008 through 2010. Accident year 2010 loss costs trends were higher than expected as an increase in frequency outpaced a moderation of severity trends. Strengthening in accident years 2009 and 2008 was the result of higher than expected loss emergence for these years. Strengthening in more recent years is partially offset by releases in accident years 2007 and prior.

•
Strengthened prior year catastrophe reserves, primarily related to a severe wind and hail storm in Arizona during the fourth quarter of 2010. Severity of property damage associated with this event increased more than expected.

•	Refer to the Property & Casualty Other Operations Claims section for discussion concerning the Company’s annual evaluations of net environmental and net asbestos reserves, and related reinsurance.

A roll-forward follows of property and casualty insurance product liabilities for unpaid losses and loss adjustment expenses for the year ended December 31, 2010:

For the year ended December 31, 2010
	Property & Casualty Commercial	Consumer Markets	Property & Casualty Other Operations	Total Property & Casualty Insurance
Beginning liabilities for unpaid losses and loss adjustment expenses, gross	$15,051	$2,109	$4,491	$21,651
Reinsurance and other recoverables	2,570	11	860	3,441
Beginning liabilities for unpaid losses and loss adjustment expenses, net	12,481	2,098	3,631	18,210
Provision for unpaid losses and loss adjustment expenses
Current accident year before catastrophes	3,579	2,737	—	6,316
Current accident year catastrophes	152	300	—	452
Prior accident years	(361)	(86)	251	(196)
Total provision for unpaid losses and loss adjustment expenses	3,370	2,951	251	6,572
Less: Payments	3,485	2,889	460	6,834
Ending liabilities for unpaid losses and loss adjustment expenses, net	12,366	2,160	3,422	17,948
Reinsurance and other recoverables	2,361	17	699	3,077
Ending liabilities for unpaid losses and loss adjustment expenses, gross	$14,727	$2,177	$4,121	$21,025
Earned premiums	$5,744	$3,947
Loss and loss expense paid ratio [1]	60.7	73.2
Loss and loss expense incurred ratio	58.7	74.8
Prior accident years development (pts) [2]	(6.3)	(2.2)

[1]	The “loss and loss expense paid ratio” represents the ratio of paid losses and loss adjustment expenses to earned premiums.

[2]	“Prior accident years development (pts)” represents the ratio of prior accident years development to earned premiums.

Prior accident years development recorded in 2010
Included within prior accident years development for the year ended December 31, 2010 were the following loss and loss adjustment expense reserve strengthenings (releases):

For the year ended December 31, 2010
	Property & Casualty Commercial	Consumer Markets	Property & Casualty Other Operations	Total Property & Casualty Insurance
Auto liability	$(54)	$(115)	$—	$(169)
Homeowners	—	23	—	23
Professional liability	(88)	—	—	(88)
Package business	(19)	—	—	(19)
Workers’ compensation	(70)	—	—	(70)
General liability	(108)	—	—	(108)
Fidelity and surety	(5)	—	—	(5)
Commercial property	(16)	—	—	(16)
Net asbestos reserves	—	—	189	189
Net environmental reserves	—	—	67	67
All other non-A&E	—	—	11	11
Uncollectible reinsurance	(30)	—	—	(30)
Change in workers' compensation discount, including accretion	26	—	—	26
Catastrophes	1	10	—	11
Other reserve re-estimates, net	2	(4)	(16)	(18)
Total prior accident years development	$(361)	$(86)	$251	$(196)
During 2010, the Company’s re-estimates of prior accident years reserves included the following significant reserve changes:

•
Released reserves for commercial auto liability claims as the Company lowered its reserve estimate to recognize a lower severity trend during 2010 on larger claims in accident years 2002 to 2009. In addition, reserves were released for personal auto liability claims for accident years 2004 to 2009, as a result of favorable trends in reported severity, most notably for accident years 2008 and 2009.

•
Released reserves for professional liability claims, primarily related to D&O claims in accident years 2004 to 2008. For these accident years, reported losses for claims under D&O policies have emerged favorably to initial expectations due to lower than expected claim severity.

•
Released reserves for workers’ compensation business, primarily related to accident years 2006 and 2007. Management updated reviews of state reforms affecting these accident years and determined impacts to be more favorable than previously estimated.

•
Released reserves for general liability claims, primarily related to accident years 2005 through 2008. The Company observed that claim emergence for these accident years continued to be lower than anticipated and believed this would continue, and therefore reduced its reserve estimate in response. Partially offsetting this release was strengthening on loss adjustment expense reserves during the second quarter of 2010 due to higher than expected allocated loss expenses for claims in accident years 2000 and prior.

•
Released reserves for package business claims, primarily related to accident years 2005 through 2009. The Company observed that claim emergence within the liability portion of the package coverage for these accident years continued to be lower than anticipated and believed this lower level of claim activity would continue, and therefore reduced its reserve estimate in response.

•
Strengthened reserves for homeowners’ claims, as the Company observed a lengthening of the claim reporting period for homeowners’ claims which resulted in increasing management’s estimate of the ultimate cost to settle these claims. The Company also began spending more on independent adjuster fees to better assess property damages.

•	The Company reviewed its allowance for uncollectible reinsurance in the second quarter of 2010 and reduced its allowance, in part, by a reduction in gross ceded loss recoverables.

•	Refer to the Property & Casualty Other Operations Claims section for discussion concerning the Company’s annual evaluations of net environmental and net asbestos reserves, and related reinsurance.

Property & Casualty Other Operations Claims
Reserve Activity
Reserves and reserve activity in Property & Casualty Other Operations are categorized and reported as asbestos, environmental, or “all other”. The “all other” category of reserves covers a wide range of insurance and assumed reinsurance coverages, including, but not limited to, potential liability for construction defects, lead paint, silica, pharmaceutical products, molestation and other long-tail liabilities.
The following table presents reserve activity, inclusive of estimates for both reported and incurred but not reported claims, net of reinsurance, for Property & Casualty Other Operations, categorized by asbestos, environmental and all other claims, for the years ended December 31, 2012, 2011 and 2010.
Property & Casualty Other Operations Losses and Loss Adjustment Expenses

	Asbestos		Environmental	All Other [1]	Total
2012
Beginning liability — net [2] [3]	$1,892		$320	$1,159	$3,371
Losses and loss adjustment expenses incurred	48		10	7	65
Less: Losses and loss adjustment expenses paid	164		40	108	312
Ending liability — net [2] [3]	$1,776	[4]	$290	$1,058	$3,124
2011
Beginning liability — net [2] [3]	$1,787		$334	$1,302	$3,423
Losses and loss adjustment expenses incurred	294		26	(3)	317
Less: Losses and loss adjustment expenses paid	189		40	140	369
Ending liability — net [2] [3]	$1,892		$320	$1,159	$3,371
2010
Beginning liability — net [2] [3]	$1,892		$307	$1,432	$3,631
Losses and loss adjustment expenses incurred	189		67	(5)	251
Less: Losses and loss adjustment expenses paid	294		40	125	459
Ending liability — net [2] [3]	$1,787		$334	$1,302	$3,423

[1]
“All Other” includes unallocated loss adjustment expense reserves. “All Other” also includes the Company’s allowance for uncollectible reinsurance. When the Company commutes a ceded reinsurance contract or settles a ceded reinsurance dispute, the portion of the allowance for uncollectible reinsurance attributable to that commutation or settlement, if any, is reclassified to the appropriate cause of loss.

[2]
Excludes amounts reported in Property & Casualty Commercial and Consumer Markets reporting segments (collectively “Ongoing Operations”) for asbestos and environmental net liabilities of $15 and $7 respectively, as of December 31, 2012, $15 and $8, respectively, as of December 31, 2011, and $11 and $5, respectively, as of December 31, 2010; total net losses and loss adjustment expenses incurred for the years ended December 31, 2012, 2011 and 2010 of $13, $27 and $15, respectively, related to asbestos and environmental claims; and total net losses and loss adjustment expenses paid for the years ended December 31, 2012, 2011 and 2010 of $15, $20 and $14, respectively, related to asbestos and environmental claims.

[3]
Gross of reinsurance, asbestos and environmental reserves, including liabilities in Property & Casualty Commercial and Consumer Markets, were $2,294 and $334, respectively, as of December 31, 2012; $2,442 and $367, respectively, as of December 31, 2011; and $2,308 and $378, respectively, as of December 31, 2010.

[4]
The one year and average three year net paid amounts for asbestos claims, including Ongoing Operations, were $175 and $225, respectively, resulting in a one year net survival ratio of 10.3 and a three year net survival ratio of 8.0. Net survival ratio is the quotient of the net carried reserves divided by the average annual payment amount and is an indication of the number of years that the net carried reserve would last (i.e., survive) if the future annual claim payments were consistent with the calculated historical average.

For paid and incurred losses and loss adjustment expenses reporting, the Company classifies its asbestos and environmental reserves into three categories: Direct, Assumed Reinsurance and London Market. Direct insurance includes primary and excess coverage. Assumed reinsurance includes both “treaty” reinsurance (covering broad categories of claims or blocks of business) and “facultative” reinsurance (covering specific risks or individual policies of primary or excess insurance companies). London Market business includes the business written by one or more of the Company’s subsidiaries in the United Kingdom, which are no longer active in the insurance or reinsurance business. Such business includes both direct insurance and assumed reinsurance.

Of the three categories of claims (Direct, Assumed Reinsurance and London Market), direct policies tend to have the greatest factual development from which to estimate the Company’s exposures.
Assumed reinsurance exposures are inherently less predictable than direct insurance exposures because the Company may not receive notice of a reinsurance claim until the underlying direct insurance claim is mature. This causes a delay in the receipt of information at the reinsurer level and adds to the uncertainty of estimating related reserves.
London Market exposures are the most uncertain of the three categories of claims. As a participant in the London Market (comprised of both Lloyd’s of London and London Market companies), certain subsidiaries of the Company wrote business on a subscription basis, with those subsidiaries’ involvement being limited to a relatively small percentage of a total contract placement. Claims are reported, via a broker, to the “lead” underwriter and, once agreed to, are presented to the following markets for concurrence. This reporting and claim agreement process makes estimating liabilities for this business the most uncertain of the three categories of claims.
The following table sets forth, for the years ended December 31, 2012, 2011 and 2010, paid and incurred loss activity by the three categories of claims for asbestos and environmental.
Paid and Incurred Losses and Loss Adjustment Expenses (“LAE”) Development — Asbestos and Environmental

	Asbestos [1]		Environmental [1]
	Paid Losses & LAE	Incurred Losses & LAE	Paid Losses & LAE	Incurred Losses & LAE
2012
Gross
Direct	$153	$55	$31	$9
Assumed Reinsurance	51	14	7	—
London Market	17	5	5	3
Total	221	74	43	12
Ceded	(57)	(26)	(3)	(2)
Net	$164	$48	$40	$10
2011
Gross
Direct	$170	$350	$32	$25
Assumed Reinsurance	55	12	8	—
London Market	23	16	6	4
Total	248	378	46	29
Ceded	(59)	(84)	(6)	(3)
Net	$189	$294	$40	$26
2010
Gross
Direct	$201	$209	$35	$50
Assumed — Domestic	128	—	12	5
London Market	42	(15)	7	10
Total	371	194	54	65
Ceded	(77)	(5)	(14)	2
Net	$294	$189	$40	$67

[1]
Excludes asbestos and environmental paid and incurred loss and LAE reported in Ongoing Operations. Total gross losses and LAE incurred in Ongoing Operations for the years ended December 31, 2012, 2011 and 2010 includes $13, $30 and $15, respectively, related to asbestos and environmental claims. Total gross losses and LAE paid in Ongoing Operations for the years ended December 31, 2012, 2011 and 2010 includes $15, $22 and $14, respectively, related to asbestos and environmental claims.

In the fourth quarters of 2012, 2011 and 2010, the Company completed evaluations of certain of its non-asbestos and environmental reserves, including its assumed reinsurance liabilities. In 2012 and 2011, the Company recognized no prior year development. In 2010, the Company recognized unfavorable prior year development of $11.
During the second quarter of 2012 and the third quarters of 2011 and 2010, the Company completed its annual ground up environmental reserve evaluations. In each of these evaluations, the Company reviewed all of its open direct domestic insurance accounts exposed to environmental liability as well as assumed reinsurance accounts and its London Market exposures for both direct and assumed reinsurance. The Company found estimates for some individual account exposures increased based upon unfavorable litigation results and increased clean-up or expense costs, with the vast majority of this deterioration emanating from a limited number of insureds. The net effect of these account-specific changes as well as quarterly actuarial evaluations of new account emergence and historical loss and expense paid experience resulted in $10, $19 and $62 increases in net environmental liabilities in 2012, 2011 and 2010, respectively. In addition to the quarterly actuarial evaluations, the Company currently expects to continue to perform an evaluation of its environmental liabilities annually.
During the second quarter of 2012, 2011 and 2010, the Company completed its annual ground-up asbestos reserve evaluations. As part of these evaluations, the Company reviewed all of its open direct domestic insurance accounts exposed to asbestos liability, as well as assumed reinsurance accounts and its London Market exposures for both direct insurance and assumed reinsurance. During 2012, the Company found estimates for individual cases changed based upon the particular circumstances of such accounts. These changes were case specific and not as a result of any underlying change in the current environment. The Company experienced moderate increases in claim severity, expense and costs associated with litigating asbestos coverage matters, particularly against certain smaller, more peripheral insureds. The Company also experienced unfavorable development on certain of its assumed reinsurance accounts driven largely by the same factors experienced by the direct policyholders. Based on this evaluation, the Company strengthened its net asbestos reserves by $48 in second quarter 2012. During 2011, for certain direct policyholders, the Company experienced increases in claim frequency, severity and expense which were driven by mesothelioma claims, particularly against certain smaller, more peripheral insureds. The Company also experienced unfavorable development on its assumed reinsurance accounts driven largely by the same factors experienced by the direct policyholders. Based on this evaluation, the Company strengthened its net asbestos reserves by $290 in second quarter 2011. During 2010, for certain direct policyholders, the Company experienced increases in claim severity and expense. Increases in severity and expense were driven by litigation in certain jurisdictions and, to a lesser extent, development on primarily peripheral accounts. The Company also experienced unfavorable development on its assumed reinsurance accounts driven largely by the same factors experienced by the direct policyholders. The net effect of these changes in 2010 resulted in $169 increase in net asbestos reserves. The Company currently expects to continue to perform an evaluation of its asbestos liabilities annually.
The Company divides its gross asbestos and environmental exposures into Direct, Assumed Reinsurance and London Market. Direct asbestos exposures include Major Asbestos Defendants, Non-Major Accounts, and Unallocated Direct Accounts.

•
Major Asbestos Defendants represent the “Top 70” accounts in Tillinghast's published Tiers 1 and 2 and Wellington accounts. Major Asbestos Defendants have the fewest number of asbestos accounts and include reserves related to PPG Industries, Inc. (“PPG”). In January 2009, the Company, along with approximately three dozen other insurers, entered into a modified agreement in principle with PPG to resolve the Company's coverage obligations for all its PPG asbestos liabilities. The agreement is contingent on the fulfillment of certain conditions. Major Asbestos Defendants gross asbestos reserves accounted for approximately 30% of the Company's total Direct gross asbestos reserves as of the second quarter 2012 asbestos reserve evaluation.

•
Non-Major Accounts are all other open direct asbestos accounts and largely represent smaller and more peripheral defendants. These exposures represented 1,143 accounts and contained approximately 41% of the Company's total Direct gross asbestos reserves as of the second quarter 2012 asbestos reserve evaluation.

•
Unallocated Direct Accounts includes an estimate of the reserves necessary for asbestos claims related to direct insureds that have not previously tendered asbestos claims to the Company and exposures related to liability claims that may not be subject to an aggregate limit under the applicable policies.

The following table displays gross asbestos and environmental reserves by category as of December 31, 2012:
Summary of Gross A&E Reserves

	Asbestos [1]	Environmental [2]	Total A&E
Gross
Direct	$1,722	$246	$1,968
Assumed Reinsurance	310	33	343
London Market	262	55	317
Total	2,294	334	2,628
Ceded	(503)	(37)	(540)
Net	$1,791	$297	$2,088

[1]
The one year gross paid amount for total asbestos claims is $231, resulting in a one year gross survival ratio of 9.9. The three year average gross paid amount for total asbestos claims is $289, resulting in a three year gross survival ratio of 7.9.

[2]
The one year gross paid amount for total environmental claims is $51, resulting in a one year gross survival ratio of 6.6. The three year average gross paid amount for total environmental claims is $56, resulting in a three year gross survival ratio of 5.9.

The Company provides an allowance for uncollectible reinsurance, reflecting management’s best estimate of reinsurance cessions that may be uncollectible in the future due to reinsurers’ unwillingness or inability to pay. During the second quarters of 2012, 2011 and 2010, the Company completed its annual evaluations of the collectability of the reinsurance recoverables and the adequacy of the allowance for uncollectible reinsurance associated with older, long-term casualty liabilities reported in the Property & Casualty Other Operations. In conducting this evaluation, the Company used its most recent detailed evaluations of ceded liabilities reported in the segment. The Company analyzed the overall credit quality of the Company’s reinsurers, recent trends in arbitration and litigation outcomes in disputes between cedants and reinsurers, and recent developments in commutation activity between reinsurers and cedants. The evaluation in the second quarters of 2012, 2011, and 2010 resulted in no adjustments to the allowance for uncollectible reinsurance. As of December 31, 2012, 2011, and 2010, the allowance for uncollectible reinsurance for Property & Casualty Other Operations totaled $203, $207, and $207. The Company currently expects to perform its regular comprehensive review of Property & Casualty Other Operations reinsurance recoverables annually. Due to the inherent uncertainties as to collection and the length of time before reinsurance recoverables become due, particularly for older, long-term casualty liabilities, it is possible that future adjustments to the Company’s reinsurance recoverables, net of the allowance, could be required.
Consistent with the Company’s long-standing reserving practices, the Company will continue to review and monitor its reserves in the Property & Casualty Other Operations segment regularly and, where future developments indicate, make appropriate adjustments to the reserves. The Company will complete both its annual ground-up asbestos and environmental reserve studies during the second quarter of 2013.

Impact of Re-estimates
The establishment of property and casualty insurance product reserves is an estimation process, using a variety of methods, assumptions and data elements. Ultimate losses may vary significantly from the current estimates. Many factors can contribute to these variations and the need to change the previous estimate of required reserve levels. Subsequent changes can generally be thought of as being the result of the emergence of additional facts that were not known or anticipated at the time of the prior reserve estimate and/or changes in interpretations of information and trends.
The table below shows the range of annual reserve re-estimates experienced by The Hartford over the past ten years. The amount of prior accident year development (as shown in the reserve rollforward) for a given calendar year is expressed as a percent of the beginning calendar year reserves, net of reinsurance. The percentage relationships presented are significantly influenced by the facts and circumstances of each particular year and by the fact that only the last ten years are included in the range. Accordingly, these percentages are not intended to be a prediction of the range of possible future variability. See “Impact of key assumptions on reserve volatility” within this section for further discussion of the potential for variability in recorded loss reserves.

	Property & Casualty Commercial	Consumer Markets	Property & Casualty Other Operations	Total Property & Casualty
Range of prior accident year unfavorable (favorable) development for the ten years ended December 31, 2012 [1] [2]	(3.1)% - 1.5%	(6.9)% - 0.2%	1.9% - 67.5%	(1.2)% - 21.5%

[1]	Excluding the reserve strengthening for asbestos and environmental reserves, over the past ten years reserve re-estimates for total property and casualty insurance ranged from (2.5)% to 1.6%.

[2]	Development for Corporate is included in Property & Casualty Commercial and Consumer Markets in 2007 and prior.
The potential variability of the Company’s property and casualty insurance product reserves would normally be expected to vary by segment and the types of loss exposures insured by those segments. Illustrative factors influencing the potential reserve variability for each of the segments are discussed above.
A table depicting the historical development of the liabilities for unpaid losses and loss adjustment expenses, net of reinsurance, follows:
Loss Development Table
Loss And Loss Adjustment Expense Liability Development — Net of Reinsurance
For the Years Ended December 31,

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Liabilities for unpaid losses and loss adjustment expenses, net of reinsurance	$13,141	$16,218	$16,191	$16,863	$17,604	$18,231	$18,347	$18,210	$17,948	$18,517	$18,689
Cumulative paid losses and loss expenses
One year later	3,480	4,415	3,594	3,702	3,727	3,703	3,771	3,882	4,037	4,216
Two years later	6,781	6,779	6,035	6,122	5,980	5,980	6,273	6,401	6,664
Three years later	8,591	8,686	7,825	7,755	7,544	7,752	8,074	8,241	—
Four years later	10,061	10,075	9,045	8,889	8,833	9,048	9,411	—	—
Five years later	11,181	11,063	9,928	9,903	9,778	10,061	—	—	—
Six years later	12,015	11,821	10,798	10,674	10,564	—	—	—	—
Seven years later	12,672	12,601	11,448	11,334	—	—	—	—	—
Eight years later	13,385	13,193	12,023	—	—	—	—	—	—
Nine years later	13,935	13,718	—	—	—	—	—	—	—
Ten years later	14,423	—	—	—	—	—	—	—	—
Liabilities re-estimated
One year later	15,965	16,632	16,439	17,159	17,652	18,005	18,161	18,014	18,315	18,513
Two years later	16,501	17,232	16,838	17,347	17,475	17,858	18,004	18,136	18,275
Three years later	17,338	17,739	17,240	17,318	17,441	17,700	18,139	18,093	—
Four years later	17,876	18,367	17,344	17,497	17,439	17,866	18,120	—	—
Five years later	18,630	18,554	17,570	17,613	17,676	17,848	—	—	—
Six years later	18,838	18,836	17,777	17,895	17,673	—	—	—	—
Seven years later	19,126	19,063	18,064	17,899	—	—	—	—	—
Eight years later	19,373	19,351	18,062	—	—	—	—	—	—
Nine years later	19,671	19,358	—	—	—	—	—	—	—
Ten years later	19,684	—	—	—	—	—	—	—	—
Deficiency (redundancy), net of reinsurance	$6,543	$3,140	$1,871	$1,036	$69	$(383)	$(227)	$(117)	$327	$(4)

The previous table shows the cumulative deficiency (redundancy) of the Company’s reserves, net of reinsurance, as now estimated with the benefit of additional information. Those amounts are comprised of changes in estimates of gross losses and changes in estimates of related reinsurance recoveries.
The following table, for the periods presented, reconciles the net reserves to the gross reserves, as initially estimated and recorded, and as currently estimated and recorded, and computes the cumulative deficiency (redundancy) of the Company’s reserves before reinsurance.
Loss And Loss Adjustment Expense Liability Development — Gross
For the Years Ended December 31,

	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Net reserve, as initially estimated	$16,218	$16,191	$16,863	$17,604	$18,231	$18,347	$18,210	$17,948	$18,517	$18,689
Reinsurance and other recoverables, as initially estimated	5,497	5,138	5,403	4,387	3,922	3,586	3,441	3,077	3,033	3,027
Gross reserve, as initially estimated	$21,715	$21,329	$22,266	$21,991	$22,153	$21,933	$21,651	$21,025	$21,550	$21,716
Net re-estimated reserve	$19,358	$18,062	$17,899	$17,673	$17,848	$18,120	$18,093	$18,275	$18,513
Re-estimated and other reinsurance recoverables	5,693	5,579	5,911	4,311	4,041	3,716	3,225	2,954	2,766
Gross re-estimated reserve	$25,051	$23,641	$23,810	$21,984	$21,889	$21,836	$21,318	$21,229	$21,279
Gross deficiency (redundancy)	$3,336	$2,312	$1,544	$(7)	$(264)	$(97)	$(333)	$204	$(271)
The following table is derived from the Loss Development table and summarizes the effect of reserve re-estimates, net of reinsurance, on calendar year operations for the ten-year period ended December 31, 2012. The total of each column details the amount of reserve re-estimates made in the indicated calendar year and shows the accident years to which the re-estimates are applicable. The amounts in the total accident year column on the far right represent the cumulative reserve re-estimates during the ten year period ended December 31, 2012 for the indicated accident year(s).
Effect of Net Reserve Re-estimates on Calendar Year Operations

	Calendar Year
	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	Total
By Accident year
2002 & Prior	$2,824	$536	$837	$538	$754	$208	$288	$247	$298	$13	$6,543
2003	—	(122)	(237)	(31)	(126)	(21)	(6)	(20)	(10)	(6)	(579)
2004	—	—	(352)	(108)	(226)	(83)	(56)	(20)	(1)	(9)	(855)
2005	—	—	—	(103)	(214)	(133)	(47)	(91)	(5)	6	(587)
2006	—	—	—	—	(140)	(148)	(213)	(118)	(45)	(7)	(671)
2007	—	—	—	—	—	(49)	(113)	(156)	(71)	(15)	(404)
2008	—	—	—	—	—	—	(39)	1	(31)	(1)	(70)
2009	—	—	—	—	—	—	—	(39)	(13)	(24)	(76)
2010	—	—	—	—	—	—	—	—	245	3	248
2011	—	—	—	—	—	—	—	—	—	36	36
Total	$2,824	$414	$248	$296	$48	$(226)	$(186)	$(196)	$367	$(4)	$3,585

Reserve changes for accident years 2002 & Prior
The largest impacts of net reserve re-estimates are shown in the “2002 & Prior” accident years. The reserve deterioration is driven, in part, by deterioration of reserves for asbestos, environmental, assumed casualty reinsurance, workers’ compensation, and general liability claims. Numerous actuarial assumptions on assumed casualty reinsurance turned out to be low, including loss cost trends, particularly on excess of loss business, and the impact of deteriorating terms and conditions.
The reserve re-estimates in calendar year 2003 include an increase in reserves of $2.6 billion related to reserve strengthening based on the Company’s evaluation of its asbestos reserves. The reserve evaluation that led to the strengthening in calendar year 2003 confirmed the Company’s view of the existence of a substantial long-term deterioration in the asbestos litigation environment. The reserve re-estimates in calendar years 2004 through 2006 were largely attributable to reductions in the reinsurance recoverable asset associated with older, long-term casualty liabilities, and unexpected development on mature claims in both general liability and workers’ compensation.
The reserve re-estimates during calendar year 2008 are largely driven by increases in asbestos, environmental and general liability reserves. The reserve re-estimates in calendar years 2009, 2010 and 2011 are largely due to increases in asbestos and environmental reserves, resulting from the Company’s annual evaluations of these liabilities. These reserve evaluations reflect deterioration in the litigation environment surrounding asbestos and environmental liabilities during this period.
Reserve changes for accident years 2003 through 2007
During the 2007 calendar year, the Company refined its processes for allocating incurred but not reported (“IBNR”) reserves by accident year, resulting in a reclassification of $347 of IBNR reserves from the 2003 to 2006 accident years to the 2002 and prior accident years. This reclassification of reserves by accident year had no effect on total recorded reserves within any segment or on total recorded reserves for any line of business within a segment. Even after considering the reclassification of IBNR reserves, accident years 2003 through 2007 show favorable development in calendar years 2004 through 2011. A portion of the release comes from short-tail lines of business, where results emerge quickly. During calendar year 2005 and 2006, favorable re-estimates occurred for both loss and allocated loss adjustment expenses. In addition, catastrophe reserves related to the 2004 and 2005 hurricanes developed favorably in 2006. During calendar years 2005 through 2008, the Company recognized favorable re-estimates of both loss and allocated loss adjustment expenses on workers’ compensation claims, driven, in part, by state regulatory reforms in California and Florida, underwriting actions, and expense reduction initiatives that had a greater impact in controlling costs than originally estimated. In 2007, the Company released reserves for package business claims as reported losses emerged favorably to previous expectations. In 2007 through 2009, the Company released reserves for general liability claims due to the favorable emergence of losses for high hazard and umbrella general liability claims. Reserves for professional liability claims were released in 2008 and 2009 related to the 2003 through 2007 accident years due to a lower estimate of claim severity on both directors’ and officers’ insurance claims and errors and omissions insurance claims. Reserves of auto liability claims, within Consumer Markets, were released in 2008 due largely to an improvement in emerged claim severity for the 2005 to 2007 accident years.
Reserve changes for accident years 2008 through 2009
Accident years 2008 through 2009 remain reasonably close to original estimates. Modest favorable reserve re-estimates during calendar periods 2009 through 2012 are primarily related to liability lines of business.
Reserve changes for accident year 2010
Unfavorable reserve re-estimates in calendar year 2011 are largely driven by workers’ compensation. Loss cost trends were higher than initially expected as an increase in frequency outpaced a moderation of severity trends.
Reserve changes for accident year 2011
Accident year 2011 remains reasonably close to the original estimate. Modest unfavorable reserve re-estimates during calendar periods 2012 are primarily related to workers compensation driven by late development of lost time claims.

Estimated Gross Profits Used in the Valuation and Amortization of Assets and Liabilities Associated with Variable Annuity and Other Universal Life-Type Contracts
Estimated gross profits are used in the amortization of: the deferred policy acquisition costs ("DAC") asset, which includes the present value of future profits; sales inducement assets (“SIA”); and unearned revenue reserves (“URR”). See Note 1, Note 2 and Note 8 of the Notes to Consolidated Financial Statements for additional information on DAC. See Note 11 of the Notes to Consolidated Financial Statements for additional information on SIA. Portions of EGPs are also used in the valuation of reserves for death and other insurance benefit features on variable annuity and universal life-type contracts. See Note 10 of the Notes to Consolidated Financial Statements for additional information on death and other insurance benefit reserves.
The most significant EGP based balances are as follows:

	Talcott Resolution
	As of December 31,
	2012	2011
DAC	$5,112	$5,931
SIA	$325	$434
URR	$1,880	$1,708
Death and Other Insurance Benefit Reserves	$1,942	$2,308
Unlocks
The (charge) benefit to net income (loss) by asset and liability as a result of the Unlocks is as follows:

	Talcott Resolution
	For the years ended December 31,
	2012	2011	2010
DAC	$(144)	$(419)	$107
SIA	(82)	(22)	—
URR	26	40	17
Death and Other Insurance Benefit Reserves	247	(333)	25
Total (pre-tax)	$47	$(734)	$149
Income tax effect	16	(261)	56
Total (after-tax)	$31	$(473)	$93
The Unlock benefit, after-tax for the year ended December 31, 2012 was driven primarily by actual separate account returns above our aggregated estimated return, partially offset by policyholder assumption changes which reduced expected future gross profits including additional costs associated with the U.S. variable annuity macro hedge program.
The Unlock charge for the year ended December 31, 2011 was driven primarily by policyholder assumption changes which reduced expected future gross profits including additional costs associated with implementing the Japan hedging strategy and the U.S. variable annuity macro hedge program, as well as actual separate account returns below our aggregated estimated return.
The Unlock benefit for the year ended December 31, 2010 was driven primarily by actual separate account returns above our aggregated estimated return. Also included in the benefit are policyholder assumption changes related to benefits from withdrawals and lapses, offset by hedging, annuitization estimates on Japan products, and long-term expected rate of return updates.
For most life insurance product contracts, the Company estimates gross profits over 20 years as EGPs emerging subsequent to that timeframe are immaterial. Products sold in a particular year are aggregated into cohorts. Future gross profits for each cohort are projected over the estimated lives of the underlying contracts, based on future account value projections for variable annuity and variable universal life products. The projection of future account values requires the use of certain assumptions including: separate account returns; separate account fund mix; fees assessed against the contract holder’s account balance; surrender and lapse rates; interest margin; mortality; and the extent and duration of hedging activities and hedging costs. Changes in these assumptions and, in addition, changes to other policyholder behavior assumptions such as resets, partial surrenders, reaction to price increases, and asset allocations causes EGPs to fluctuate which impacts earnings.
The Company determines EGPs from a single deterministic reversion to mean (“RTM”) separate account return projection which is an estimation technique commonly used by insurance entities to project future separate account returns. Through this estimation technique, the Company’s DAC model is adjusted to reflect actual account values at the end of each quarter. Through consideration of recent market returns, the Company will unlock, or adjust, projected returns over a future period so that the account value returns to the long-term expected rate of return, providing that those projected returns do not exceed certain caps or floors. This Unlock for future separate account returns is determined each quarter. Under RTM, the expected long term weighted average rate of return is 8.3% and 5.9% for U.S. and Japan, respectively.

In the third quarter of each year, the Company completes a comprehensive non-market related policyholder behavior assumption study and incorporates the results of those studies into its projection of future gross profits. Additionally, throughout the year, the Company evaluates various aspects of policyholder behavior and periodically revises its policyholder assumptions as credible emerging data indicates that changes are warranted. The Company will continue to evaluate its assumptions related to policyholder behavior as initiatives to reduce the size of the variable annuity business are implemented by management. Upon completion of an annual assumption study or evaluation of credible new information, the Company will revise its assumptions to reflect its current best estimate. These assumption revisions will change the projected account values and the related EGPs in the DAC, SIA and URR amortization models, as well as the death and other insurance benefit reserving model.
All assumption changes that affect the estimate of future EGPs including the update of current account values, the use of the RTM estimation technique and policyholder behavior assumptions are considered an Unlock in the period of revision. An Unlock adjusts DAC, SIA, URR and death and other insurance benefit reserve balances in the Consolidated Balance Sheets with an offsetting benefit or charge in the Consolidated Statements of Operations in the period of the revision. An Unlock that results in an after-tax benefit generally occurs as a result of actual experience or future expectations of product profitability being favorable compared to previous estimates. An Unlock that results in an after-tax charge generally occurs as a result of actual experience or future expectations of product profitability being unfavorable compared to previous estimates.
EGPs are also used to determine the expected excess benefits and assessments included in the measurement of death and other insurance benefit reserves. These excess benefits and assessments are derived from a range of stochastic scenarios that have been calibrated to the Company’s RTM separate account returns. The determination of death and other insurance benefit reserves is also impacted by discount rates, lapses, volatilities, mortality assumptions and benefit utilization, including assumptions around annuitization rates.
An Unlock revises EGPs, on a quarterly basis, to reflect market updates of policyholder account value and the Company’s current best estimate assumptions. Modifications to the Company’s hedging programs may impact EGPs, and correspondingly impact DAC recoverability. After each quarterly Unlock, the Company also tests the aggregate recoverability of DAC by comparing the DAC balance to the present value of future EGPs. The margin between the DAC balance and the present value of future EGPs for U.S. and Japan individual variable annuities was 36% and 43% as of December 31, 2012, respectively. If the margin between the DAC asset and the present value of future EGPs is exhausted, then further reductions in EGPs would cause portions of DAC to be unrecoverable and the DAC asset would be written down to equal future EGPs.
Evaluation of Other-Than-Temporary Impairments on Available-for-Sale Securities and Valuation Allowances on Mortgage Loans
The Company has a monitoring process overseen by a committee of investment and accounting professionals that identifies investments that are subject to an enhanced evaluation on a quarterly basis to determine if an other-than-temporary impairment (“impairment”) is present for available-for-sale ("AFS") securities or a valuation allowance is required for mortgage loans. This evaluation is a quantitative and qualitative process, which is subject to risks and uncertainties. For further discussion of the accounting policies, see the Significant Investment Accounting Policies Section in Note 1 of the Notes to Consolidated Financial Statements. For a discussion of impairments recorded, see the Other-Than-Temporary Impairments within the Investment Portfolio Risks and Risk Management section of the MD&A.
Living Benefits Required to be Fair Valued (in Other Policyholder Funds and Benefits Payable)
Fair values for GMWB and GMAB contracts are calculated using the income approach based upon internally developed models because active, observable markets do not exist for those items. The fair value of the Company’s guaranteed benefit liabilities, classified as embedded derivatives, and the related reinsurance and customized freestanding derivatives is calculated as an aggregation of the following components: Best Estimate Claims Payments; Credit Standing Adjustment; and Margins. The resulting aggregation is reconciled or calibrated, if necessary, to market information that is, or may be, available to the Company, but may not be observable by other market participants, including reinsurance discussions and transactions. The Company believes the aggregation of these components, as necessary and as reconciled or calibrated to the market information available to the Company, results in an amount that the Company would be required to transfer, or receive, for an asset, to or from market participants in an active liquid market, if one existed, for those market participants to assume the risks associated with the guaranteed minimum benefits and the related reinsurance and customized derivatives. The fair value is likely to materially diverge from the ultimate settlement of the liability as the Company believes settlement will be based on our best estimate assumptions rather than those best estimate assumptions plus risk margins. In the absence of any transfer of the guaranteed benefit liability to a third party, the release of risk margins is likely to be reflected as realized gains in future periods’ net income. For further discussion on the impact of fair value changes from living benefits see Note 5 of the Notes to Consolidated Financial Statements and for a discussion on the sensitivities of certain living benefits due to capital market factors see Variable Product Guarantee Risks and Risk Management section of the MD&A.

Goodwill Impairment
Goodwill balances are reviewed for impairment at least annually or more frequently if events occur or circumstances change that would indicate that a triggering event for a potential impairment has occurred. The goodwill impairment test follows a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. If the carrying amount of the reporting unit’s goodwill exceeds the implied goodwill value, an impairment loss is recognized in an amount equal to that excess.
Management’s determination of the fair value of each reporting unit incorporates multiple inputs into discounted cash flow calculations including assumptions that market participants would make in valuing the reporting unit. Assumptions include levels of economic capital, future business growth, earnings projections, and assets under management for Mutual Funds and the reporting units within Talcott Resolution and the weighted average cost of capital used for purposes of discounting. Decreases in the amount of economic capital allocated to a reporting unit, decreases in business growth, decreases in earnings projections and increases in the weighted average cost of capital will all cause a reporting unit’s fair value to decrease.
A reporting unit is defined as an operating segment or one level below an operating segment. Certain of the Company’s reporting units, for which goodwill has been allocated, are equivalent to the Company’s operating segments as there is no discrete financial information available for the separate components of the segment or all of the components of the segment have similar economic characteristics. The Group Benefits, Consumer Markets and Mutual Funds operating segments all have equivalent reporting units. In 2012 and 2011, The Hartford changed its operating segments with no change to reporting units. As part of the operating segment changes in 2012, the Individual Life and Retirement Plans reporting units are now included in the Talcott Resolution operating segment. Goodwill associated with the June 30, 2000 buyback of Hartford Life, Inc. was allocated to each of Hartford Life’s reporting units based on the reporting unit's fair value of in-force business at the time of the buyback. Although this goodwill was allocated to each reporting unit, as shown in the table below, it is held in Corporate for segment reporting.
The carrying value of goodwill allocated to reporting units is as follows:

	As of December 31, 2012			As of December 31, 2011
	Segment Goodwill	Goodwill in Corporate	Total	Segment Goodwill	Goodwill in Corporate	Total
Group Benefits	$—	$138	$138	$—	$138	$138
Consumer Markets	119	—	119	119	—	119
Mutual Funds [1] [2]	149	92	241	159	92	251
Talcott Resolution:
Individual Life [1]	—	—	—	224	118	342
Retirement Plans [1]	87	69	156	87	69	156
Total Talcott Resolution	87	69	156	311	187	498
Total	$355	$299	$654	$589	$417	$1,006
[1] For further information, see Note 2 - Business Dispositions of the Notes to Consolidated Financial Statements.
[2] For further information, see Note 9 - Goodwill and Other Intangible Assets of the Notes to Consolidated Financial Statements.
During the first quarter of 2012, the Company determined that a triggering event requiring an impairment assessment had occurred as a result of its decision to pursue sales or other strategic alternatives for the Individual Life and Retirement Plans reporting units.
The Company completed interim impairment tests during each of the first three quarters of 2012 for the Retirement Plans reporting unit which resulted in no impairment of goodwill. The annual goodwill assessment for Retirement Plans was completed as of October 31, 2012 and an additional impairment test was completed as of December 31, 2012 as a result of the anticipated sale of this business unit. No write-down of goodwill resulted for the year ended December 31, 2012. Retirement Plans passed step one of the goodwill impairment tests with a margin of less than 10% between fair value and book value of the reporting unit as of both dates. The fair value of the Retirement Plans reporting unit as of October 31, 2012 and December 31, 2012 was based on a negotiated transaction price.
The Company completed interim impairment tests during each of the first three quarters of 2012 for the Individual Life reporting unit which resulted in no impairment of goodwill in the first and second quarters of 2012. In the third quarter of 2012, the Individual Life reporting unit failed the goodwill impairment tests as the carrying amount of the Individual Life reporting unit's goodwill exceeded the implied goodwill value. Accordingly, an impairment loss of $342 was recognized, representing the carrying value of the reporting unit's goodwill. The goodwill impairment loss is included in reinsurance loss on disposition in the Company's Consolidated Statements of Operations. The fair value of the Individual Life reporting unit as of September 30, 2012 was based on a negotiated transaction price. See Notes 2 and 9 of the Notes to Consolidated Financial Statements.

The annual goodwill assessment for the Mutual Funds, Group Benefits and Consumer Markets reporting units was completed as of October 31, 2012, which resulted in no write-downs of goodwill for the year ended December 31, 2012. The reporting units passed the first step of their annual impairment test with a significant margin with the exception of the Group Benefits reporting unit. Group Benefits passed the first step of its annual impairment test with less than a 10% margin. The fair value of the Group Benefits reporting unit is based on discounted cash flows using earnings projections on in force business and future business growth. There could be a positive or negative impact on the result of step one in future periods if assumptions change about the level of economic capital, future business growth, earnings projections or the weighted average cost of capital.
See Note 9 of the Notes to Consolidated Financial Statements for information on the results of goodwill impairment tests performed in 2011 and 2010.
Valuation of Investments and Derivative Instruments
Available-for-Sale Securities, Fixed Maturities, FVO, Equity Securities, Trading, and Short-term Investments
The fair value of AFS securities, fixed maturities, at fair value using the fair value option (“FVO”), equity securities, trading, and short-term investments in an active and orderly market (i.e., not distressed or forced liquidation) is determined by management after considering one of three primary sources of information: third-party pricing services, independent broker quotations or pricing matrices. Security pricing is applied using a “waterfall” approach whereby prices are first sought from third-party pricing services, the remaining unpriced securities are submitted to independent brokers for prices, or lastly, securities are priced using a pricing matrix. Typical inputs used by these pricing methods include, but are not limited to, reported trades, benchmark yields, issuer spreads, bids, offers, and/or estimated cash flows, prepayments speeds and default rates. Based on the typical trading volumes and the lack of quoted market prices for fixed maturities, third-party pricing services will normally derive the security prices through recent reported trades for identical or similar securities making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recent reported trades, the third party pricing services and brokers may use matrix or model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at an estimated market rate. For further discussion, see the Available-for-Sale, Fixed Maturities, FVO, Equity Securities, Trading, and Short-Term Investments Section in Note 5 of the Notes to Consolidated Financial Statements.
The Company has analyzed the third-party pricing services valuation methodologies and related inputs, and has also evaluated the various types of securities in its investment portfolio to determine an appropriate fair value hierarchy level based upon trading activity and the observability of market inputs. For further discussion of fair value measurement, see Note 5 of the Notes to Consolidated Financial Statements.
Valuation of Derivative Instruments, including embedded derivatives within investments
Derivative instruments are reported on the Consolidated Balance Sheets at fair value and are reported in Other Investments and Other Liabilities. The fair value of derivative instruments is determined using pricing valuation models, which utilize market data inputs or independent broker quotations. Excluding embedded and reinsurance related derivatives, as of December 31, 2012 and 2011, 97% and 98%, respectively, of derivatives based upon notional values, were priced by valuation models, which utilize independent market data. The remaining derivatives were priced by broker quotations. The derivatives are valued using mid-market level inputs that are predominantly observable in the market with the exception of the customized swap contracts that hedge guaranteed minimum withdrawal benefits (“GMWB”) liabilities. Inputs used to value derivatives include, but are not limited to, swap interest rates, foreign currency forward and spot rates, credit spreads and correlations, interest and equity volatility and equity index levels. For further discussion, see the Derivative Instruments, including embedded derivatives within the investments section in Note 5 of the Notes to Consolidated Financial Statements.
Limited partnerships and other alternative investments
Limited partnerships and other alternative investments include hedge funds where investment company accounting has been applied to a wholly-owned fund of funds whose assets are measured at fair value. These funds are fair valued using the net asset value per share or equivalent (“NAV”). The NAV is calculated on a monthly basis and is the amount at which a unit or shareholder may redeem their investment, if redemption is allowed, and includes an assessment of current market conditions and the investee's liquidity. For further discussion of fair value measurement, see Note 5 of the Notes to Consolidated Financial Statements.
Pension and Other Postretirement Benefit Obligations
The Company maintains The Hartford Retirement Plan for U.S. Employees, a U.S. qualified defined benefit pension plan (the “Plan”)that covers substantially all U.S. employees hired prior to January 1, 2013, as well as unfunded excess plans to provide benefits in excess of amounts permitted to be paid to participants of the Plan under the provisions of the Internal Revenue Code. The Company has also entered into individual retirement agreements with certain retired directors providing for unfunded supplemental pension benefits. In addition, the Company provides certain health care and life insurance benefits for eligible retired employees. The Company maintains international plans which represent an immaterial percentage of total pension assets, liabilities and expense and, for reporting purposes, are combined with domestic plans.

Pursuant to accounting principles related to the Company's pension and other postretirement obligations to employees under its various benefit plans, the Company is required to make a significant number of assumptions in order to calculate the related liabilities and expenses each period. The two economic assumptions that have the most impact on pension and other postretirement expense are the discount rate and the expected long-term rate of return on plan assets. In determining the discount rate assumption, the Company utilizes a discounted cash flow analysis of the Company's pension and other postretirement obligations and currently available market and industry data. The yield curve utilized in the cash flow analysis is comprised of bonds rated Aa or higher with maturities primarily between zero and thirty years. Based on all available information, it was determined that 4.00% and 3.50% were the appropriate discount rates as of December 31, 2012 to calculate the Company’s pension and other postretirement obligations, respectively. Accordingly, the 4.00% and 3.50% discount rates will also be used to determine the Company’s 2013 pension and other postretirement expense, respectively. At December 31, 2011, the discount rate was 4.75% and 4.50% for pension and other postretirement expense, respectively.
As of December 31, 2012, a 25 basis point increase/decrease in the discount rate would decrease/increase the pension and other postretirement obligations by $179 and $6, respectively.
The Company determines the expected long-term rate of return assumption based on an analysis of the Plan portfolio’s historical compound rates of return since 1979 (the earliest date for which comparable portfolio data is available) and over 5 year and 10 year periods. The Company selected these periods, as well as shorter durations, to assess the portfolio’s volatility, duration and total returns as they relate to pension obligation characteristics, which are influenced by the Company’s workforce demographics. In addition, the Company also applies long-term market return assumptions to an investment mix that generally anticipates 60% fixed income securities, 20% equity securities and 20% alternative assets to derive an expected long-term rate of return. Based upon these analyses, the Company decreased the expected long term rate of return assumption to 7.10% to determine the Company’s 2013 expense. The long-term rate of return assumption at December 31, 2011 and 2010 that was used to determine the Company’s 2012 and 2011 expense, was 7.30%.
The Company uses a five-year averaging method to determine the market-related value of Plan assets, which is used to determine the expected return component of pension expense. Under this methodology, asset gains/losses that result from returns that differ from the Company’s long-term rate of return assumption are recognized in the market-related value of assets on a level basis over a five year period. The difference between actual asset returns for the plans of $381 and $613 for the years ended December 31, 2012 and 2011, respectively, as compared to expected returns of $312 and $298 for the years ended December 31, 2012 and 2011, respectively, will be fully reflected in the market-related value of plan assets over the next five years using the methodology described above. The level of actuarial net loss continues to exceed the allowable amortization corridor. Based on the 4.00% discount rate selected as of December 31, 2012 and taking into account estimated future minimum funding, the difference between actual and expected performance in 2012 will decrease annual pension expense in future years. The decrease in pension expense will be approximately $1 in 2013 and will increase ratably to a decrease of approximately $8 in 2018.
Effective December 31, 2012, the Company amended the Plan to freeze participation and benefit accruals. As a result, employees will not accrue further benefits under the cash balance formula of the plan, although interest will continue to accrue to existing account balances. Compensation earned by employees up to December 31, 2012 will be used for purposes of calculating benefits under the Plan but there will be no future benefit accruals after that date. Participants as of December 31, 2012 will continue to earn vesting credit with respect to their frozen accrued benefits as they continue to work. The freeze also applies to The Hartford Excess Pension Plan II, the Company's non-qualified excess benefit plan for certain highly compensated employees, effective December 31, 2012. The Company announced these changes in April 2012.
Pension expense reflected in the Company’s results was $242, $213 and $186 in 2012, 2011 and 2010, respectively. The Company estimates its 2013 pension income will be approximately $20, based on current assumptions. The income in 2013 is a result of the expected return on plan assets more than offsetting the lower expenses due to the announced plan freeze. Lower expenses are primarily due to a change in the amortization period resulting in lower actuarial losses. To illustrate the impact of these assumptions on annual pension expense for 2013 and going forward, a 25 basis point decrease/increase in the discount rate will increase/decrease pension expense by approximately $2 and a 25 basis point change in the long-term asset return assumption will increase/decrease pension expense by approximately $11.
Also, in April 2012 changes to the Company's other postretirement medical, dental and life insurance coverage plans ("other postretirement plans") were approved to no longer provide subsidized coverage for current employees who retire on or after January 1, 2014. The Company announced these changes in April 2012.
Other postretirement plans (income) expense reflected in the Company's results was $(2), $10 and $15 in 2012, 2011 and 2010, respectively. The Company estimates its 2013 other postretirement plans income will be approximately $9 based on the updated assumptions. The income in 2013 is a result of the expected return on plan assets more than offsetting the lower expenses due to the announced plan freeze.

Valuation Allowance on Deferred Tax Assets
Deferred tax assets represent the tax benefit of future deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax assets are measured using the enacted tax rates expected to be in effect when such benefits are realized if there is no change in tax law. Under U.S. GAAP, we test the value of deferred tax assets for impairment on a quarterly basis at the entity level within each tax jurisdiction, consistent with our filed tax returns. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The determination of the valuation allowance for our deferred tax assets requires management to make certain judgments and assumptions. In evaluating the ability to recover deferred tax assets, we have considered all available evidence as of December 31, 2012, including past operating results, the existence of cumulative losses in the most recent years, forecasted earnings, future taxable income, and prudent and feasible tax planning strategies. In the event we determine it is not more likely than not that we will be able to realize all or part of our deferred tax assets in the future, an increase to the valuation allowance would be charged to earnings in the period such determination is made. Likewise, if it is later determined that it is more likely than not that those deferred tax assets would be realized, the previously provided valuation allowance would be reversed. Our judgments and assumptions are subject to change given the inherent uncertainty in predicting future performance and specific industry and investment market conditions.
The Company has recorded a deferred tax asset valuation allowance that is adequate to reduce the total deferred tax asset to an amount that will be more likely than not realized. The deferred tax asset valuation allowance was $58, relating mostly to foreign net operating losses, as of December 31, 2012 and was $83 as of December 31, 2011. In assessing the need for a valuation allowance, management considered future taxable temporary difference reversals, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in open carry back years, as well as other tax planning strategies. These tax planning strategies include holding a portion of debt securities with market value losses until recovery, altering the level of tax exempt securities held, selling appreciated securities to offset capital losses, business considerations such as asset-liability matching, and the sales of certain corporate assets. Management views such tax planning strategies as prudent and feasible, and would implement them, if necessary, to realize the deferred tax asset.
Contingencies Relating to Corporate Litigation and Regulatory Matters
Management evaluates each contingent matter separately. A loss is recorded if probable and reasonably estimable. Management establishes reserves for these contingencies at its “best estimate,” or, if no one number within the range of possible losses is more probable than any other, the Company records an estimated reserve at the low end of the range of losses.
The Company has a quarterly monitoring process involving legal and accounting professionals. Legal personnel first identify outstanding corporate litigation and regulatory matters posing a reasonable possibility of loss. These matters are then jointly reviewed by accounting and legal personnel to evaluate the facts and changes since the last review in order to determine if a provision for loss should be recorded or adjusted, the amount that should be recorded, and the appropriate disclosure. The outcomes of certain contingencies currently being evaluated by the Company, which relate to corporate litigation and regulatory matters, are inherently difficult to predict, and the reserves that have been established for the estimated settlement amounts are subject to significant changes. Management expects that the ultimate liability, if any, with respect to such lawsuits, after consideration of provisions made for estimated losses, will not be material to the consolidated financial condition of the Company. In view of the uncertainties regarding the outcome of these matters, as well as the tax-deductibility of payments, it is possible that the ultimate cost to the Company of these matters could exceed the reserve by an amount that would have a material adverse effect on the Company’s results of operations or liquidity in a particular quarterly or annual period.

THE HARTFORD’S OPERATIONS OVERVIEW
The Hartford is a financial holding company for a group of subsidiaries that provide property and casualty and investment products to both individual and business customers in the United States and continues to administer life and annuity products previously sold.
The Company currently conducts business principally in the following six reporting segments Property & Casualty Commercial, Consumer Markets, Property & Casualty Other Operations, Group Benefits, Mutual Funds and Talcott Resolution. For additional discussion regarding The Hartford’s reporting segments, see Note 4 of the Notes to Consolidated Financial Statements.
The Company derives its revenues principally from: (a) premiums earned for insurance coverages provided to insureds; (b) fee income, including asset management fees, on separate account and mutual fund assets and mortality and expense fees, as well as cost of insurance charges; (c) net investment income; (d) fees earned for services provided to third parties; and (e) net realized capital gains and losses. Premiums charged for insurance coverages are earned principally on a pro rata basis over the terms of the related policies in-force. Asset management fees and mortality and expense fees are primarily generated from separate account assets, which are deposited through the sale of variable annuity and variable universal life products and from mutual funds. Cost of insurance charges are assessed on the net amount at risk for investment-oriented life insurance products. Service fees principally include revenues from member contact center services provided through the AARP Health program.
Profitability over time is greatly influenced by the Company’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance, the size of its in force block, actual mortality and morbidity experience, and its ability to manage its expense ratio which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses.
Pricing adequacy depends on a number of factors, including the ability to obtain regulatory approval for rate changes, proper evaluation of underwriting risks, the ability to project future loss cost frequency and severity based on historical loss experience adjusted for known trends, the Company’s response to rate actions taken by competitors, and expectations about regulatory and legal developments and expense levels. The Company seeks to price its insurance policies such that insurance premiums and future net investment income earned on premiums received will cover underwriting expenses and the ultimate cost of paying claims reported on the policies and provide for a profit margin. For many of its insurance products, the Company is required to obtain approval for its premium rates from state insurance departments.
The financial results in the Company’s variable annuity and mutual fund businesses, depend largely on the amount of the contract holder account value or assets under management on which it earns fees and the level of fees charged. Changes in account value or assets under management are driven by two main factors: net flows, which measure the success of the Company’s asset gathering and retention efforts, and the market return of the funds, which is heavily influenced by the return realized in the equity markets. Net flows are comprised of new sales and other deposits less surrenders, death benefits, policy charges and annuitizations of investment type contracts, such as variable annuity contracts. In the mutual fund business, net flows are known as net sales. Net sales are comprised of new sales less redemptions by mutual fund customers. The Company uses the average daily value of the S&P 500 Index as an indicator for evaluating market returns of the underlying account portfolios in the United States. Relative financial results of variable products are highly correlated to the growth in account values or assets under management since these products generally earn fee income on a daily basis. Equity market movements could also result in benefits for or charges against deferred acquisition costs.
The profitability of fixed annuities and other “spread-based” products depends largely on the Company’s ability to earn target spreads between earned investment rates on its general account assets and interest credited to policyholders. In addition, the size and persistency of gross profits from these businesses is an important driver of earnings as it affects the rate of amortization of deferred policy acquisition costs.
The investment return, or yield, on invested assets is an important element of the Company’s earnings since insurance products are priced with the assumption that premiums received can be invested for a period of time before benefits, loss and loss adjustment expenses are paid. Due to the need to maintain sufficient liquidity to satisfy claim obligations, the majority of the Company’s invested assets have been held in available-for-sale securities, including, among other asset classes, corporate bonds, municipal bonds, government debt, short-term debt, mortgage-backed securities and asset-backed securities.
The primary investment objective for the Company is to maximize economic value, consistent with acceptable risk parameters, including the management of credit risk and interest rate sensitivity of invested assets, while generating sufficient after-tax income to meet policyholder and corporate obligations. Investment strategies are developed based on a variety of factors including business needs, regulatory requirements and tax considerations.
For a discussion on how the Company establishes property and casualty insurance product reserves, see “Property and Casualty Insurance Product Reserves, Net of Reinsurance” in the Critical Accounting Estimates section of MD&A and for further information on Unlocks, see “Estimated Gross Profits Used in the Valuation and Amortization of Assets and Liabilities Associated with Variable Annuity and Other Universal Life-Type Contracts” also in the Critical Accounting Estimates section of MD&A.

Definitions of Non-GAAP and other measures and ratios
Account Value
Account value includes policyholders’ balances for investment contracts and reserves for future policy benefits for insurance contracts. Account value is a measure used by the Company because a significant portion of the Company’s fee income is based upon the level of account value. These revenues increase or decrease with a rise or fall in the amount of account value whether caused by changes in the market or through net flows.
After-tax Margin, excluding buyouts and realized gains (losses)
After-tax margin, excluding buyouts and realized gains (losses), is a non-GAAP financial measure that the Company uses to evaluate, and believes is an important measure of, the Group Benefits segment’s operating performance. After-tax margin is the most directly comparable U.S. GAAP measure. The Company believes that the measure after-tax margin, excluding buyouts and realized gains (losses), provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). After-tax margin, excluding buyouts and realized gains (losses), should not be considered as a substitute for after-tax margin and does not reflect the overall profitability of Group Benefits Therefore, the Company believes it is important for investors to evaluate both after-tax margin, excluding buyouts and realized gains (losses), and after-tax margin when reviewing performance. After-tax margin, excluding buyouts and realized gains (losses) is calculated by dividing core earnings excluding buyouts and realized gains (losses) by total core revenues excluding buyouts and realized gains (losses). A reconciliation of after-tax margin to after-tax margin, core earnings excluding buyouts and realized gains (losses) for the year ended December 31, 2012, 2011 and 2010 is set forth in the After-tax Margin section within MD&A - Group Benefits.
Assets Under Management
Assets under management (“AUM”) include account values and mutual fund assets. AUM is a measure used by the Company because a significant portion of the Company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall in the amount of account value whether caused by changes in the market or through net flows.
Catastrophe ratio
The catastrophe ratio (a component of the loss and loss adjustment expense ratio) represents the ratio of catastrophe losses incurred in the current calendar year (net of reinsurance) to earned premiums and includes catastrophe losses incurred for both the current and prior accident years. A catastrophe is an event that causes $25 or more in industry insured property losses and affects a significant number of property and casualty policyholders and insurers. The catastrophe ratio includes the effect of catastrophe losses, but does not include the effect of reinstatement premiums.
Combined ratio
The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio is a relative measurement that describes the related cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates underwriting profit; a combined ratio above 100 demonstrates underwriting losses.
Combined ratio before catastrophes and prior accident year development
The combined ratio before catastrophes and prior accident year development, a non-GAAP measure, represents the combined ratio for the current accident year, excluding the impact of catastrophes. Combined ratio is the most directly comparable U.S. GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year reserve development. A reconciliation of combined ratio to combined ratio before prior accident year reserve development for the years ended December 31, 2012, 2011 and 2010 is set forth in MD&A - Property & Casualty Commercial and Consumer Markets.

Core Earnings
Core earnings, a non-GAAP measure is an important measure of the Company’s operating performance. The Company believes that the measure core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, discontinued operations, loss on extinguishment of debt, gains and losses on business disposition transactions, certain restructuring charges and the impact of Unlocks to DAC, SIA, URR and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Company believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the Company’s business. Therefore, the Company believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the Company’s performance.
A reconciliation of net income to core earnings for the years ended December 31, 2012, 2011 and 2010 is set forth below.

	For the years ended December 31,
	2012	2011	2010
Net income	$(38)	$712	$1,636
Less: Unlock impacts on net income (loss)	28	(481)	98
Less: Restructuring and other costs, net of tax	(129)	(16)	(17)
Less: Income (loss) from discontinued operations, net of tax	62	139	(68)
Less: Loss on extinguishment of debt, net of tax	(587)	—	—
Less: Reinsurance loss on business disposition, net of tax	(388)	—	—
Less: Net realized capital gains (losses), net of tax and DAC, excluded from core earnings	(410)	(38)	(214)
Core earnings	$1,386	$1,108	$1,837
Current accident year loss and loss adjustment expense ratio before catastrophes
The current accident year loss and loss adjustment expense ratio before catastrophes is a measure of the cost of non-catastrophe claims incurred in the current accident year divided by earned premiums. Management believes that the current accident year loss and loss adjustment expense ratio before catastrophes is a performance measure that is useful to investors as it removes the impact of volatile and unpredictable catastrophe losses and prior accident year reserve development.
Expense ratio
The expense ratio for the underwriting segments of Property & Casualty Commercial and Consumer Markets is the ratio of underwriting expenses, excluding bad debt expense, to earned premiums. Underwriting expenses include the amortization of deferred policy acquisition costs and insurance operating costs and expenses. Deferred policy acquisition costs include commissions, taxes, licenses and fees and other underwriting expenses and are amortized over the policy term.
The expense ratio Group Benefits is expressed as a ratio of insurance operating costs and other expenses and amortization of deferred policy acquisition costs, to premiums and other considerations, excluding buyout premiums.
Fee Income
Fee income is largely driven from amounts collected as a result of contractually defined percentages of assets under management. These fees are generally collected on a daily basis. Therefore, the growth in assets under management either through positive net flows or net sales, or favorable equity market performance will have a favorable impact on fee income. Conversely, either negative net flows or net sales, or unfavorable equity market performance will reduce fee income.

Loss and loss adjustment expense ratio
The loss and loss adjustment expense ratio is a measure of the cost of claims incurred in the calendar year divided by earned premium and includes losses incurred for both the current and prior accident years, as well as the costs of mortality and morbidity and other contractholder benefits to policyholders. Among other factors, the loss and loss adjustment expense ratio needed for the Company to achieve its targeted return on equity fluctuates from year to year based on changes in the expected investment yield over the claim settlement period, the timing of expected claim settlements and the targeted returns set by management based on the competitive environment.
The loss and loss adjustment expense ratio is affected by claim frequency and claim severity, particularly for shorter-tail property lines of business, where the emergence of claim frequency and severity is credible and likely indicative of ultimate losses. Claim frequency represents the percentage change in the average number of reported claims per unit of exposure in the current accident year compared to that of the previous accident year. Claim severity represents the percentage change in the estimated average cost per claim in the current accident year compared to that of the previous accident year. As one of the factors used to determine pricing, the Company’s practice is to first make an overall assumption about claim frequency and severity for a given line of business and then, as part of the ratemaking process, adjust the assumption as appropriate for the particular state, product or coverage.
Loss ratio, excluding buyouts
The loss ratio is utilized for the Group Benefits segment and is expressed as a ratio of benefits, losses and loss adjustment expenses to premiums and other considerations, excluding buyout premiums. Since Group Benefits occasionally buys a block of claims for a stated premium amount, the Company excludes this buyout from the loss ratio used for evaluating the underwriting results of the business as buyouts may distort the loss ratio. Buyout premiums represent takeover of open claim liabilities and other non-recurring premium amounts.
Mutual Fund Assets
Mutual fund assets are owned by the shareholders of those funds and not by the Company and therefore are not reflected in the Company’s consolidated financial statements. Mutual fund assets are a measure used by the Company because a significant portion of the Company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall in the amount of account value whether caused by changes in the market or through net flows.
New business written premium
New business written premium represents the amount of premiums charged for policies issues to customers who were not insured with the Company in the previous policy term. New business written premium plus renewal policy written premium equals total written premium.
Policies in force
Policies in force represent the number of policies with coverage in effect as of the end of the period. The number of policies in force is a growth measure used for Consumer Markets and standard commercial lines within Property & Casualty Commercial and is affected by both new business growth and premium renewal retention.
Policy count retention
Policy count retention represents the ratio of the number of policies renewed during the period divided by the number of policies from the previous policy term period. The number of policies available to renew from the previous policy term represents the number of policies written in the previous policy term net of any cancellations of those policies. Policy count retention is affected by a number of factors, including the percentage of renewal policy quotes accepted and decisions by the Company to non-renew policies because of specific policy underwriting concerns or because of a decision to reduce premium writings in certain classes of business or states. Policy count retention is also affected by advertising and rate actions taken by competitors.
Policyholder dividend ratio
The policyholder dividend ratio is the ratio of policyholder dividends to earned premium.
Prior accident year loss and loss adjustment expense ratio
The prior year loss and loss adjustment expense ratio represents the increase (decrease) in the estimated cost of settling catastrophe and non-catastrophe claims incurred in prior accident years as recorded in the current calendar year divided by earned premiums.

Reinstatement premiums
Reinstatement premium represents additional ceded premium paid for the reinstatement of the amount of reinsurance coverage that was reduced as a result of a reinsurance loss payment.
Renewal earned pricing increase (decrease)
Written premiums are earned over the policy term, which is six months for certain personal lines auto business and 12 months for substantially all of the remainder of the Company’s property and casualty business. Because the Company earns premiums over the 6 to 12 month term of the policies, renewal earned pricing increases (decreases) lag renewal written pricing increases (decreases) by 6 to 12 months.
Renewal written pricing increase (decrease)
Renewal written pricing increase (decrease) represents the combined effect of rate changes, amount of insurance and individual risk pricing decisions per unit of exposure since the prior year. The rate component represents the average change in rate filings during the period and the amount of insurance represents the value of the rating base, such as model year/vehicle symbol for auto, building replacement costs for property and wage inflation for workers’ compensation. The renewal written price increase (decrease) does not include other factors that affect average premium per unit of exposure such as changes in the mix of business by state, territory, class plan and tier of risk. A number of factors affect renewal written pricing increases (decreases) including expected loss costs as projected by the Company’s pricing actuaries, rate filings approved by state regulators, risk selection decisions made by the Company’s underwriters and marketplace competition. Renewal written pricing changes reflect the property and casualty insurance market cycle. Prices tend to increase for a particular line of business when insurance carriers have incurred significant losses in that line of business in the recent past or the industry as a whole commits less of its capital to writing exposures in that line of business. Prices tend to decrease when recent loss experience has been favorable or when competition among insurance carriers increases.
Return on Assets (“ROA”), core earnings
ROA, core earnings, is a non-GAAP financial measure that the Company uses to evaluate, and believes is an important measure of, certain of the segment’s operating performance. ROA is the most directly comparable U.S. GAAP measure. The Company believes that the measure ROA, core earnings, provides investors with a valuable measure of the performance of certain of the Company’s on-going businesses because it reveals trends in our businesses that may be obscured by the effect of realized gains (losses). ROA, core earnings, should not be considered as a substitute for ROA and does not reflect the overall profitability of our businesses. Therefore, the Company believes it is important for investors to evaluate both ROA, core earnings, and ROA when reviewing the Company’s performance. ROA is calculated by dividing core earnings by a two-point average AUM. A reconciliation of ROA to ROA, core earnings for the years ended December 31, 2012, 2011 and 2010 is set forth in the ROA section within MD&A - Mutual Funds.
Underwriting gain (loss)
The Company's management evaluates profitability of the P&C businesses primarily on the basis of underwriting gain (loss). Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of the Company's pricing. Underwriting profitability over time is also greatly influenced by the Company's underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Company believes that underwriting gain (loss) provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of underwriting gain (loss) to net income for Property & Casualty Commercial and Consumer Markets is set forth in their respective discussions herein.
Written and earned premiums
Written premium is a statutory accounting financial measure which represents the amount of premiums charged for policies issued, net of reinsurance, during a fiscal period. Earned premium is a U.S. GAAP and statutory measure. Premiums are considered earned and are included in the financial results on a pro rata basis over the policy period. Management believes that written premium is a performance measure that is useful to investors as it reflects current trends in the Company’s sale of property and casualty insurance products. Written and earned premium are recorded net of ceded reinsurance premium.
Traditional life insurance type products, such as those sold by Group Benefits, collect premiums from policyholders in exchange for financial protection for the policyholder from a specified insurable loss, such as death or disability. These premiums together with net investment income earned from the overall investment strategy are used to pay the contractual obligations under these insurance contracts. Two major factors, new sales and persistency, impact premium growth. Sales can increase or decrease in a given year based on a number of factors, including but not limited to, customer demand for the Company’s product offerings, pricing competition, distribution channels and the Company’s reputation and ratings. Persistency refers to the percentage of policies remaining in-force from year-to-year.

INVESTMENT RESULTS
Composition of Invested Assets

	December 31, 2012		December 31, 2011
	Amount	Percent	Amount	Percent
Fixed maturities, AFS, at fair value	$85,922	81.6%	$81,809	78.3%
Fixed maturities, at fair value using the fair value option	1,087	1.0%	1,328	1.3%
Equity securities, AFS, at fair value	890	0.8%	921	0.9%
Mortgage loans	6,711	6.4%	5,728	5.5%
Policy loans, at outstanding balance	1,997	1.9%	2,001	1.9%
Limited partnerships and other alternative investments	3,015	2.9%	2,532	2.4%
Other investments [1]	1,114	1.1%	2,394	2.3%
Short-term investments	4,581	4.3%	7,736	7.4%
Total investments excluding equity securities, trading	105,317	100.0%	104,449	100.0%
Equity securities, trading, at fair value [2]	28,933		30,499
Total investments [3]	$134,250		$134,948

[1]	Primarily relates to derivative instruments.

[2]
As of December 31, 2012 and 2011, approximately $27.1 billion and $28.5 billion, respectively, of equity securities, trading, support Japan variable annuities. Those equity securities, trading, were invested in mutual funds, which, in turn, invested in the following asset classes as of December 31, 2012 and 2011, respectively, Japan equity 20% and 21%, Japan fixed income (primarily government securities) 15% and 15%, global equity 21% and 21%, global government bonds 43% and 42%, and cash and other 1% and 1%.

[3]
Includes investments relating to the sales of the Retirement Plans and Individual Life businesses; see Note 2 - Business Dispositions of the Notes to the Consolidated Financial Statements for further discussion of this transaction.

Total investments decreased since December 31, 2011, primarily due to decreases in short-term investments, equity securities, trading, and other investments, partially offset by an increase in fixed maturities, AFS and mortgage loans. The decline in short-term investments primarily relates to a decline in derivative collateral held due to decreases in derivative market values, as well as reinvesting into longer duration investments. The decrease in equity securities, trading was largely due to variable annuity policy surrenders as well as depreciation of the Japanese yen versus the U.S. dollar, partially offset by market appreciation in the underlying investment funds supporting the variable annuity products. The decline in other investments was primarily due to a decline in derivative market values, primarily related to the variable annuity hedge program. The increase in fixed maturities, AFS, was primarily due to improved valuations as a result of credit spread tightening and declining interest rates. The increase in mortgage loans related to the funding of commercial whole loans.
Net Investment Income (Loss)

	For the years ended December 31,
	2012		2011		2010
	Amount	Yield [1]	Amount	Yield [1]	Amount	Yield [1]
Fixed maturities [2]	$3,352	4.2%	$3,382	4.2%	$3,478	4.3%
Equity securities, AFS	37	4.3%	36	3.8%	53	4.8%
Mortgage loans	337	5.2%	281	5.4%	260	5.2%
Policy loans	119	6.0%	131	6.1%	132	6.1%
Limited partnerships and other alternative investments	196	7.1%	243	12.0%	216	12.6%
Other Investments [3]	297		305		330
Investment expense	(111)		(115)		(115)
Total securities AFS and other	$4,227	4.3%	$4,263	4.4%	$4,354	4.5%
Equity securities, trading	4,364		(1,345)		(1,012)
Total net investment income (loss), before-tax	$8,591		$2,918		$3,342
Total securities, AFS and other excluding limited partnerships and other alternative investments	4,031	4.3%	4,020	4.2%	4,138	4.3%

[1]
Yields calculated using annualized net investment income (excluding income related to equity securities, trading) before investment expenses divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, repurchase agreement and dollar roll collateral, and consolidated variable interest entity non-controlling interests. Yield calculations for the year ended December 31, 2012 excludes assets transfered due to the sale of the Retirement Plans and Individual Life businesses. Yield calculations for all periods exclude income and assets associated with the disposal of the HLIL business.

[2]	Includes net investment income on short-term investments.

[3]	Includes income from derivatives that qualify for hedge accounting and hedge fixed maturities.

Year ended December 31, 2012 compared to the year ended December 31, 2011
Total net investment income increased largely due to equity securities, trading, resulting from market appreciation of the underlying investment funds supporting the Japanese variable annuity products. Total net investment income, excluding equity securities, trading, declined primarily due to lower returns on limited partnerships and other alternative investments. This decline was partially offset by the Company reallocating assets from fixed maturities to higher yielding assets, such as mortgage loans and limited partnerships and other alternative investments. The Company’s expectation for 2013, based on the current interest rate and credit environment, is that portfolio yield will decline slightly as a result of reinvestment rates that are lower than the yield on maturing securities as well as the impact of the sales of the Retirement Plans and Individual Life businesses. However, the Company has increased its investment in certain higher yielding asset classes, such as commercial whole loans and a modest amount of emerging markets and high-yield securities.
Year ended December 31, 2011 compared to the year ended December 31, 2010
Total net investment income declined largely due to equity securities, trading, resulting from a market decline of the underlying investment funds supporting the Japanese variable annuity products and net outflows, partially offset by the Japanese yen strengthening in comparison to the euro. Also contributing to the decline was lower income on fixed maturities resulting from the proceeds from sales being reinvested at lower rates. These declines were partially offset by an increase in limited partnership and other alternative investment income due to additional allocations to this asset class and strong private equity and real estate returns, as well as an increase in mortgage loan income due to additional investments in commercial whole loans.
Net Realized Capital Gains (Losses)

	For the years ended December 31,
(Before-tax)	2012	2011	2010
Gross gains on sales	$821	$687	$832
Gross losses on sales	(440)	(384)	(522)
Net OTTI losses recognized in earnings [1]	(349)	(174)	(434)
Valuation allowances on mortgage loans	14	24	(154)
Japanese fixed annuity contract hedges, net [2]	(36)	3	27
Periodic net coupon settlements on credit derivatives/Japan	(10)	(10)	(17)
Results of variable annuity hedge program
U.S. GMWB derivatives, net	519	(397)	89
U.S. macro hedge program	(340)	(216)	(445)
Total U.S. program	179	(613)	(356)
International program	(1,467)	691	23
Total results of variable annuity hedge program	(1,288)	78	(333)
Other, net [3]	544	(450)	10
Net realized capital gains (losses), before-tax	$(744)	$(226)	$(591)

[1]	Includes $177 of intent-to-sell impairments relating to the sales of the Retirement Plans and Individual Life businesses for the year ended December 31, 2012.

[2]
Relates to the Japanese fixed annuity products (adjustment of product liability for changes in spot currency exchange rates, related derivative hedging instruments, excluding net period coupon settlements, and Japan FVO securities).

[3]
Primarily consists of non-qualifying derivatives, transactional foreign currency re-valuation associated with the internal reinsurance of the Japan variable annuity business, which is offset in AOCI, and Japan 3Win related foreign currency swaps.

Details on the Company’s net realized capital gains and losses are as follows:
Gross gains and losses on sales

•
Gross gains and losses on sales for the year ended December 31, 2012 were predominately from investment grade corporate securities, municipal bonds, mortgage backed securities and U.S. Treasuries. These sales were the result of tactical portfolio management in order to increase allocations to higher yielding securities as well as to maintain duration targets.

•
Gross gains and losses on sales for the year ended December 31, 2011 were predominately from investment grade corporate securities, U.S. Treasuries, municipal bonds and commercial real estate related securities. These sales were the result of reinvestment into spread product well-positioned for modest economic growth, as well as the purposeful reduction of certain exposures.

•
Gross gains and losses on sales for the year ended December 31, 2010 were predominately from sales of investment grade corporate securities in order to take advantage of attractive market opportunities, as well as sales of U.S. Treasuries related to tactical repositioning of the portfolio.

Net OTTI losses

•
Includes $177 of intent-to-sell impairments for the year ended December 31, 2012, relating to the sales of the Retirement Plans and Individual Life businesses. For further information, see Other-Than-Temporary Impairments within the Investment Portfolio Risks and Risk Management section of the MD&A.

Valuation allowances on mortgage loans

•	For further information, see Valuation Allowances on Mortgage Loans within the Investment Portfolio Risks and Risk Management section of the MD&A.
Variable annuity hedge program

•
For the year ended December 31, 2012 the gain on U.S. GMWB related derivatives, net, was primarily driven by liability model assumption updates of $274, gains of $106 related to outperformance of underlying actively managed funds compared to their respective indices, and gains of $83 driven by lower equity market volatility. The loss on the U.S. macro hedge program for the year ended December 31, 2012 was primarily driven by losses of $167 related to the passage of time, losses of $118 due to an improvement in domestic equity markets, and losses of $60 related to a decrease in equity market volatility. The loss on the international program for the year ended December 31, 2012 was primarily driven by losses of $795 related to an improvement in global equity markets and losses of $672 related to depreciation of the Japanese yen in relation to the euro and the U.S. dollar.

•
For the year ended December 31, 2011 the loss on U.S. GMWB related derivatives, net, was primarily due to a decrease in long-term interest rates that resulted in a charge of $283 and a higher interest rate volatility that resulted in a charge of $84. The loss on the U.S. macro hedge program for the year ended December 31, 2011 was primarily driven by the passage of time and a decrease in equity market volatility since the purchase date of certain options during the fourth quarter. The gain associated with the international program for the year ended December 31, 2011 was primarily driven by the Japanese yen strengthening, a decline in global equity markets, and a decrease in interest rates.

•
For the year ended December 31, 2010 the gain on U.S. GMWB related derivatives, net, was primarily due to liability model assumption updates of $159, gains of $118 related to lower implied market volatility, and gains of $104 related to outperformance of the underlying actively managed funds as compared to their respective indices. These gains were partially offset by losses of $158 due to a general decrease in long-term interest rates and losses of $90 related to an improvement in domestic equity markets. The net loss on the U.S. macro hedge program for the year ended December 31, 2010 was primarily the result of an improvement in domestic equity markets and the impact of trading activity.

Other, net

•
Other, net gain for the year ended December 31, 2012 was primarily related to gains of $313 on credit derivatives due to credit spread tightening, gains of $269 on transactional foreign currency re-valuation associated with the internal reinsurance of the Japan variable annuity business, which is offset in AOCI, and gains of $96 on interest derivatives largely driven by the de-designation of the cash flow hedges associated with bonds included in the sale of Individual Life and Retirement Plans businesses. For further information on the business dispositions, see Note 2 of the Notes to the Consolidated Financial Statements. These gains were partially offset by losses of $111 related to Japan 3Win foreign currency swaps primarily driven by the strengthening of the currency basis swap spread between the U.S. dollar and Japanese yen and the decline in U.S. interest rates.

•
Other, net loss for the year ended December 31, 2011 was primarily due to losses of $148 on credit derivatives driven by credit spread widening and losses of $141 on transactional foreign currency re-valuation associated with the internal reinsurance of the Japan variable annuity business, which is offset in AOCI. Additionally losses of $94 for the year ended December 31, 2011 resulted from equity futures and options used to hedge equity market risk in the investment portfolio due to an increase in equity market during the hedged period. Also included were losses of $69 on Japan 3Win foreign currency swaps primarily driven by a decrease in long-term U.S. interest rates.

•
Other, net loss for the year ended December 31, 2010 was primarily due to a loss of $326 on transactional foreign currency re-valuation associated with the internal reinsurance of the Japan variable annuity business, which is offset in AOCI, partially offset by gains of $217 on credit derivatives driven by credit spread tightening, and gains of $59 on interest rate derivatives used to manage portfolio duration driven by a decline in long-term interest rates.

PROPERTY & CASUALTY COMMERCIAL

Underwriting Summary	2012	2011	2010
Written premiums	$6,209	$6,176	$5,796
Change in unearned premium reserve	(50)	49	52
Earned premiums	6,259	6,127	5,744
Losses and loss adjustment expenses
Current accident year before catastrophes	4,178	4,139	3,579
Current accident year catastrophes	325	320	152
Prior accident years	72	125	(361)
Total losses and loss adjustment expenses	4,575	4,584	3,370
Amortization of deferred policy acquisition costs	927	917	905
Underwriting expenses	925	887	855
Dividends to policyholders	14	18	5
Underwriting gain (loss)	(182)	(279)	609
Net servicing income	17	13	9
Net investment income	924	910	935
Net realized capital gains (losses)	67	(50)	3
Goodwill impairment	—	(30)	—
Other expenses	(115)	(151)	(147)
Income from continuing operations before income taxes	711	413	1,409
Income tax expense	159	37	414
Income from continuing operations, net of tax	552	376	995
Income (loss) from discontinued operations, net of tax [1]	(5)	150	12
Net income	$547	$526	$1,007

[1]	Represents the income from operations and sale of Specialty Risk Services (“SRS”). For additional information, see Note 20 of the Notes to Consolidated Financial Statements.

Premium Measures [1]	2012	2011	2010
New business premium	$968	$1,097	$1,122
Standard commercial lines policy count retention	83%	82%	84%
Standard commercial lines renewal written pricing increase (decrease)	8%	4%	1%
Standard commercial lines renewal earned pricing increase (decrease)	6%	2%	—%
Standard commercial lines policies in-force as of end of period	1,263,343	1,253,642	1,211,762

[1]	Standard commercial lines represents the Company’s small commercial and middle market property and casualty lines.

Ratios	2012	2011	2010
Loss and loss adjustment expense ratio
Current accident year before catastrophes	66.8	67.6	62.3
Current accident year catastrophes	5.2	5.2	2.7
Prior accident years	1.2	2.0	(6.3)
Total loss and loss adjustment expense ratio	73.1	74.8	58.7
Expense ratio	29.6	29.4	30.7
Policyholder dividend ratio	0.2	0.3	0.1
Combined ratio	102.9	104.6	89.4
Catastrophe ratio
Current accident year	5.2	5.2	2.7
Prior accident years	(0.6)	0.2	—
Total catastrophe ratio	4.6	5.4	2.7
Combined ratio before catastrophes	98.3	99.1	86.7
Non-catastrophe prior year development	1.7	1.8	(6.3)
Combined ratio before catastrophes and prior accident year development	96.6	97.3	93.0
Other revenues [1]	$102	$97	$96

[1]	Represents servicing revenues

Year ended December 31, 2012 compared to the year ended December 31, 2011
Net income increased in 2012 primarily due to improvements in underwriting results, driven by an increase in earned premiums and lower unfavorable prior year development, and improvements in net realized capital gains (losses), mainly on derivatives. This was offset by the gain on sale of SRS which occurred in 2011.
Current accident year catastrophe losses in 2012 of $325, pre-tax, included Storm Sandy and thunderstorms and tornadoes in the Midwest and South. In 2011, catastrophes of $320, pre-tax, primarily included severe thunderstorms and tornadoes in the Midwest and Southeast, Hurricane Irene in the Northeast, Tropical Storm Lee, and winter storms in the Northeast and Midwest.
Unfavorable prior year development declined in 2012, primarily due to lower strengthening on workers' compensation reserves. For additional information regarding prior accident years reserve development, including reserve (releases) strengthenings by reserve line, see the Property and Casualty Insurance Product Reserves, Net of Reinsurance section within Critical Accounting Estimates.
Earned premiums increased in 2012 primarily due to improvements in workers’ compensation, driven by renewal earned pricing increases, strong policy count retention and an increase in policies-in-force. The earned pricing changes were primarily a reflection of written pricing changes over the last year. Renewal written pricing increased across all standard commercial lines driven by improving market conditions.
Net realized capital gains (losses) improved primarily due to gains on derivatives as a result of credit spreads tightening. For additional information, see the Investment Results section within Key Performance Measures and Ratios.
Property & Casualty Commercial's combined ratio before catastrophes and prior year development improved slightly primarily due to lower non-catastrophe property losses. Workers' compensation frequency has been improving since recognizing the increase in the latter six months of 2011, while severity has moderated and earned pricing has increased.
The effective tax rate, in both periods, differs from the U.S. Federal statutory rate primarily due to permanent differences related to investments in tax exempt securities. In addition, due to the availability of additional tax planning strategies, the Company released the valuation allowance associated with investment realized capital losses in 2011. For further discussion, see Income Taxes within Note 14 of the Notes to Consolidated Financial Statements.

Year ended December 31, 2011 compared to the year ended December 31, 2010
Net income decreased in 2011, as compared to the prior year, primarily due to a decrease in underwriting results due to higher current accident year losses, including catastrophes, and unfavorable prior accident years development in 2011 compared to favorable prior accident years development in 2010. The decrease in underwriting results was partially offset by the net realized capital gain on the sale of SRS. The annual goodwill assessment for the Property & Casualty Commercial reporting unit resulted in a write-down of goodwill of $30, pre-tax for the year ended December 31, 2011. For further discussion, see Goodwill and Other Intangible Assets within Note 9 of the Notes to Consolidated Financial Statements.
Current accident year catastrophe losses increased $168, pre-tax, from 2010 to 2011. In 2011, catastrophes primarily included severe thunderstorms and tornadoes in the Midwest and Southeast, Hurricane Irene in the Northeast, Tropical Storm Lee, and winter storms, earlier in the year, in the Northeast and Midwest. In 2010, catastrophes primarily included tornadoes, thunderstorms and hail events in the Midwest, Plains States and the Southeast and winter storms in the Mid-Atlantic and Northeast.
For information regarding prior accident years reserve development, including reserve (releases) strengthenings by reserve line, see the Property and Casualty Insurance Product Reserves, Net of Reinsurance section within Critical Accounting Estimates.
The increase in earned premiums in 2011, is primarily due to improvements in workers’ compensation, driven by higher new business premium, renewal earned pricing increases and an increase in policies-in-force. The earned pricing changes were primarily a reflection of written pricing changes over the last year. Renewal written pricing increased for all standard commercial lines driven by improving market conditions.
Current accident year losses and loss adjustment expenses before catastrophes increased, due primarily to the increase in earned premiums for workers’ compensation, as well as an increase in the current accident year loss and loss adjustment expense ratio before catastrophes. The ratio increased primarily due to loss costs outpacing earned pricing increases driven by an increase in workers’ compensation claim frequency, partially offset by moderating severity, resulting in an increase in current accident year reserve strengthening.
Underwriting expenses increased in 2011, driven by an increase in technology costs, partially offset by a decrease in compensation related costs. The year ended December 31, 2011 included a $12 release of reserves for other state funds and taxes, while the year ended December 31, 2010 included strengthening of $20, which was due to an increase in the assessment for New York state funds and taxes. The change in dividends to policyholders is due to a decrease in 2010 of dividends payable primarily for workers’ compensation policyholders.
Net realized capital losses increased primarily due to losses on derivatives, partially offset by lower impairments. For additional information, see the Investment Results section within Key Performance Measures and Ratios.
The effective tax rate, in both periods, differs from the U.S. Federal statutory rate primarily due to permanent differences related to investments in tax exempt securities. In addition, due to the availability of additional tax planning strategies, the Company released the valuation allowance associated with investment realized capital losses in 2011. For further discussion, see Income Taxes within Note 14 of the Notes to Consolidated Financial Statements.

CONSUMER MARKETS

Operating Summary	2012	2011	2010
Written premiums	$3,630	$3,675	$3,886
Change in unearned premium reserve	(6)	(72)	(61)
Earned premiums	3,636	3,747	3,947
Losses and loss adjustment expenses
Current accident year before catastrophes	2,390	2,536	2,737
Current accident year catastrophes	381	425	300
Prior accident years	(141)	(75)	(86)
Total losses and loss adjustment expenses	2,630	2,886	2,951
Amortization of deferred policy acquisition costs	332	337	371
Underwriting expenses	581	572	613
Underwriting gain (loss)	93	(48)	12
Net servicing income	23	19	35
Net investment income	159	187	187
Net realized capital gains (losses)	12	(11)	—
Other expenses	(56)	(162)	(66)
Income (loss) before income taxes	231	(15)	168
Income tax expense (benefit)	65	(22)	43
Net income	$166	$7	$125

Written Premiums	2012	2011	2010
Product Line
Automobile	$2,514	$2,562	$2,745
Homeowners	1,116	1,113	1,141
Total	$3,630	$3,675	$3,886
Earned Premiums
Product Line
Automobile	$2,526	$2,619	$2,806
Homeowners	1,110	1,128	1,141
Total	$3,636	$3,747	$3,947

Premium Measures	2012	2011	2010
Policies in force at year end
Automobile	2,015,323	2,080,535	2,226,351
Homeowners	1,319,101	1,338,676	1,426,107
Total policies in force at year end	3,334,424	3,419,211	3,652,458
New business premium
Automobile	$332	$298	$311
Homeowners	$117	$91	$106
Policy count retention
Automobile	85%	83%	83%
Homeowners	86%	84%	85%
Renewal written pricing increase
Automobile	4%	5%	6%
Homeowners	6%	8%	10%
Renewal earned pricing increase
Automobile	5%	6%	5%
Homeowners	7%	9%	7%

Ratios and Supplemental Data	2012	2011	2010
Loss and loss adjustment expense ratio
Current accident year before catastrophes	65.7	67.7	69.4
Current accident year catastrophes	10.5	11.3	7.6
Prior accident years	(3.9)	(2.0)	(2.2)
Total loss and loss adjustment expense ratio	72.3	77.0	74.8
Expense ratio	25.1	24.3	24.9
Combined ratio	97.4	101.3	99.7
Catastrophe ratio
Current accident year	10.5	11.3	7.6
Prior accident years	(0.8)	0.7	0.3
Total catastrophe ratio	9.7	12.0	7.8
Combined ratio before catastrophes	87.8	89.3	91.9
Non-catastrophe prior year development	(3.1)	(2.7)	(2.4)
Combined ratio before catastrophes and prior accident year development	90.8	91.9	94.3
Other revenues [1]	155	156	172

[1]	Represents servicing revenues.

Product Combined Ratios	2012	2011	2010
Automobile	97.6	95.3	98.0
Homeowners	97.0	115.8	104.3
Total	97.4	101.3	99.7

Year ended December 31, 2012 compared to the year ended December 31, 2011
Net income improved relative to the comparable prior period, primarily due to more favorable prior accident year reserve development, lower current accident year catastrophes, and a $73 after-tax charge in 2011, related to the write off of capitalized costs associated with a policy administration software project that was discontinued.
Current accident year catastrophe losses for 2012 were $381, pre-tax. In 2012, catastrophes primarily included Storm Sandy in the Northeast, severe tornadoes and thunderstorms in the Midwest, the South and Colorado, as well as tornadoes and thunderstorms spanning from the Ohio Valley to the Mid-Atlantic. In 2011, catastrophes losses of $425, pre-tax, primarily included severe tornado, hail and thunderstorm events in the Midwest and Southeast and Hurricane Irene.
Favorable prior year development of $141, pre-tax, in 2012 compared with $75, pre-tax, in 2011, as a result of more favorable development in homeowners' and catastrophe losses. For additional information regarding prior accident years reserve development, see the Property and Casualty Insurance Product Reserves, Net of Reinsurance section within Critical Accounting Estimates.
Earned premiums decreased in auto and were down modestly for homeowners, as a decline in renewal written premium more than offset an increase in new business written premium. Compared to 2011, the number of policies in-force decreased for both auto and home, driven by non-renewals. Policy count retention for auto and home increased as moderating renewal written price increases improved the Company's price competitiveness. Changes in underwriting practices and service operations have also contributed to the improvement in retention.
Auto and home new business written premium increased primarily due to more competitive new business pricing in AARP Direct and an increase in the sale of the AARP auto product through independent agents. The lower auto and homeowners renewal earned pricing in 2012 was primarily due to lower rate increases. For both auto and homeowners, an increase in earned pricing was partially offset by a shift in the mix of business by territory, class plan and pricing tier to policies with lower average earned premium, such that increases in average earned premium were less than the increases in earned pricing.
Current accident year losses and loss adjustment expenses before catastrophes decreased primarily due to lower earned premiums and a decrease in the overall current accident year loss and loss adjustment expense ratio before catastrophes. In 2012, the current accident year loss and loss adjustment expense ratio before catastrophes decreased primarily due to a decrease in home, partially offset by an increase in auto. The decrease for home was primarily due to earned pricing increases and a decrease in the frequency of non-catastrophe weather claims. The increase for auto was primarily due to higher loss cost severity for first party physical damage and third party property damage claims, largely offset by the effect of earned pricing increases.
The effective tax rate, in both periods, differs from the U.S. Federal statutory rate primarily due to permanent differences related to investments in tax exempt securities. For further discussion, see Income Taxes within Note 14 of the Notes to Consolidated Financial Statements.

Year ended December 31, 2011 compared to the year ended December 31, 2010
Net income decreased in 2011, as compared to the prior year, due to higher current accident year catastrophes and a $73, after-tax, charge, recorded in other expenses, related to the write off of capitalized costs associated with a discontinued policy administration software project.
Current accident year catastrophe losses increased from 2010 to 2011, driven by an increase in tornado and thunderstorm losses in the Midwest and Southeast of approximately $140, pre-tax. In 2011, catastrophes primarily included severe tornadoes, hail and thunderstorm events in the Midwest and Southeast and Hurricane Irene. In 2010, catastrophes primarily included tornadoes, hail and thunderstorm events in the Midwest, Plains States and the Southeast, as well as, a severe wind and hail storm event in Arizona.
Earned premiums decreased in auto and were down modestly for homeowners. For both auto and homeowners, non-renewal of existing policies more than offset the impacts of new business written premium and renewal earned pricing increases. Compared to 2010, the number of policies in-force as of December 31, 2011 decreased for both auto and home, driven by non-renewals.
Auto new business written premium decreased, primarily due to the effect of written pricing increases and underwriting actions that lowered the policy issue rate in Agency. Home new business written premium decreased in both AARP and Agency driven largely by the effect of written pricing increases. While auto and home new business written premium declined for the full year, new business increased in the latter part of the year with new business growth in both channels in the fourth quarter of 2011.
The higher auto renewal earned pricing in 2011 was due to rate increases and the effect of policyholders purchasing newer vehicle models in place of older models. Average renewal earned premium per policy for auto increased modestly as renewal earned pricing increases were partially offset by the effect of a continued shift to more preferred market business which has lower average earned premium. Homeowners’ renewal earned pricing increases were due to rate increases and increased coverage amounts. For both auto and home, the Company has increased rates in certain states for certain classes of business to maintain profitability in the face of rising loss costs.
Current accident year losses and loss adjustment expenses before catastrophes decreased primarily due to lower earned premiums. The overall current accident year loss and loss adjustment expense ratio before catastrophes decreased during 2011 as a 2.6 point decrease for auto was partially offset by a 1.2 point increase for home. For auto, the effect of earned pricing increases and lower estimated frequency on auto liability claims was partially offset by higher auto physical damage severity. For home, an increase in the frequency of non-catastrophe weather claims was partially offset by the effect of earned pricing increases.
Amortization of deferred acquisition costs decreased largely due to a decline in commissions paid to agents due to lower Agency earned premium. The decrease in underwriting expenses was primarily driven by a decrease in reserves for other state funds and taxes. The decline in net servicing income in 2011 was largely due to lower contact center transaction volumes handled as a third party administrator under the AARP Health program.
For information regarding prior accident years reserve development, including reserve (releases) strengthenings by reserve line, see the Property and Casualty Insurance Product Reserves, Net of Reinsurance section within Critical Accounting Estimates.
The effective tax rate, in both periods, differs from the U.S. Federal statutory rate primarily due to permanent differences related to investments in tax exempt securities. For further discussion, see Income Taxes within Note 14 of the Notes to Consolidated Financial Statements.

PROPERTY & CASUALTY OTHER OPERATIONS

Underwriting Summary	2012	2011	2010
Written premiums	$8	$1	$2
Change in unearned premium reserve	10	1	1
Earned premiums	(2)	—	1
Losses and loss adjustment expenses
Prior accident years	65	317	251
Total losses and loss adjustment expenses	65	317	251
Underwriting expenses	33	27	26
Underwriting losses	(100)	(344)	(276)
Net investment income	149	151	163
Net realized capital gains (losses)	17	(1)	24
Other income (expense)	5	3	(4)
Income (loss) before income taxes	71	(191)	(93)
Income tax expense (benefit)	14	(74)	(40)
Net income (loss)	$57	$(117)	$(53)

Year ended December 31, 2012 compared to the year ended December 31, 2011
The net income (loss) in Property & Casualty Other Operations improved for the year ended December 31, 2012. As a result of annual reviews of asbestos and environmental liabilities, the company strengthened its net asbestos reserves by $48, pre-tax, and environmental reserves by $3, pre-tax, as compared to $290, pre-tax, and $19, pre-tax, respectively, in 2011.
For information on net asbestos and environmental reserves, see Property & Casualty Other Operations Claims within the Property and Casualty Insurance Product Reserves, Net of Reinsurance section in Critical Accounting Estimates.
Year ended December 31, 2011 compared to the year ended December 31, 2010
The net loss in Property & Casualty Other Operations increased in 2011, as compared to 2010, primarily due to reserve strengthening of $290, pre-tax, in 2011, resulting from the company’s annual review of its asbestos liabilities. In the comparable prior year period, the reserve strengthening was $169, pre-tax.
Partially offsetting the increase in asbestos reserve strengthening was lower reserve strengthening of net environmental reserves of $19, pre-tax, in 2011 compared to $62, pre-tax, in 2010, resulting from the company’s annual review of its environmental liabilities.
For further information, see Property & Casualty Other Operations Claims within the Property and Casualty Insurance Product Reserves, Net of Reinsurance section in Critical Accounting Estimates.

GROUP BENEFITS

Operating Summary	2012	2011	2010
Premiums and other considerations	$3,810	$4,147	$4,278
Net investment income	405	411	429
Net realized capital gains (losses)	40	(3)	46
Total revenues	4,255	4,555	4,753
Benefits, losses and loss adjustment expenses	3,029	3,306	3,331
Amortization of deferred policy acquisition costs	33	35	40
Insurance operating costs and other expenses	1,033	1,121	1,128
Total benefits, losses and expenses	4,095	4,462	4,499
Income before income taxes	160	93	254
Income tax expense	31	1	66
Net income	$129	$92	$188

Premiums and other considerations
Fully insured — ongoing premiums	$3,745	$4,036	$4,166
Buyout premiums	3	49	58
Other	62	62	54
Total premiums and other considerations	3,810	4,147	4,278
Fully insured ongoing sales, excluding buyouts	$405	$505	$583

Ratios, excluding buyouts
Loss ratio	79.5%	79.5%	77.6%
Loss ratio, excluding financial institutions	84.1%	84.5%	82.8%
Expense ratio	28.0%	28.2%	27.7%
Expense ratio, excluding financial institutions	24.1%	23.7%	23.3%

After-tax margin
After-tax margin (excluding buyouts)	3.0%	2.0%	4.0%
Effect of net realized gains (losses), net of tax on after-tax margin	0.6%	0.1%	0.5%
After-tax margin (excluding buyouts), excluding realized gains (losses)	2.4%	1.9%	3.5%
Group Benefits has a block of financial institution business that is subject to a profit sharing arrangement with a third party. This business comprised approximately 8% to 10% of the segment’s 2012, 2011 and 2010 premiums and other considerations (excluding buyouts). With respect to the segment’s core earnings, the financial institution business comprised 2% for 2012, 2% for 2011, 6% for 2010, excluding a one-time payment to a third party administrator in 2011.

Year ended December 31, 2012 compared to the year ended December 31, 2011
Net income, as compared to the prior year period, increased for the year ended December 31, 2012. While realized capital gains improved in current year, this was partially offset by a decrease in fully insured ongoing premiums, due to the lower sales and persistency resulting from the Company's pricing initiatives as well as the competitive market environment.
The change in insurance operating costs and other expenses is due to lower commission payments as a result of lower sales and a onetime payment to a third party administrator in the first quarter of 2011.
Group Benefits' loss ratio remained flat for both years 2012 and 2011. Loss experience in 2012 reflects stable incidence trends during the year, although elevated when compared to historical levels, and a continuation of the slightly improving claim terminations in group long-term disability that emerged in mid-2012. Group life claims experience deteriorated modestly compared with 2011 but remained more favorable than group long-term disability.
The increase in Group Benefits' after-tax margin (excluding buyouts), excluding realized gains (losses), was primarily due to lower insurance operating costs and other expenses, partially offset by the impact of lower premiums and other considerations due to lower sales and persistency.
The effective tax rate, in both periods, differs from the U.S. Federal statutory rate primarily due to permanent differences related to investments in tax exempt securities. For further discussion, see Income Taxes within Note 14 of the Notes to Consolidated Financial Statements.
Year ended December 31, 2011 compared to the year ended December 31, 2010
Net income decreased, relative to prior year, primarily due to higher mortality and morbidity driven by elevated incidence and lower claim terminations, and to a lesser extent, a decrease in fully insured ongoing premiums, driven by lower sales over the past year, as well as, from a challenging economic environment.
The decrease in Group Benefits’ after-tax margin (excluding buyouts), excluding realized gains (losses), was primarily due to higher mortality and morbidity driven by elevated incidence and lower claim terminations, and to a lesser extent, a decrease in fully insured ongoing premiums, driven by lower sales over the past year, as well as from a challenging economic environment.
The effective tax rate, in both periods, differs from the U.S. Federal statutory rate primarily due to permanent differences related to investments in tax exempt securities. In addition, due to the availability of additional tax planning strategies, the Company released the valuation allowance associated with investment realized capital losses in 2011. For further discussion, see Income Taxes within Note 14 of the Notes to Consolidated Financial Statements.

MUTUAL FUNDS

Operating Summary	2012	2011	2010
Fee income and other	$599	$649	$664
Net investment loss	(3)	(3)	(8)
Net realized capital gains	—	1	—
Total revenues	596	647	656
Amortization of deferred policy acquisition costs	35	47	51
Insurance operating costs and other expenses	452	448	458
Total benefits, losses and expenses	487	495	509
Income from continuing operations, before income taxes	109	152	147
Income tax expense	38	54	52
Income from continuing operations	71	98	95
Income from discontinued operations, net of tax [1]	—	—	37
Net income	$71	$98	$132

[1]
Represents income from discontinued operations, net of tax of Hartford Investments Canada Corporation (“HICC”). For additional information, see Note 20 of the Notes to Consolidated Financial Statements.

Assets Under Management	2012	2011	2010
Retail mutual fund assets	$43,149	$40,228	$48,753
Investment only mutual fund assets	16,598	16,140	16,634
Other plan assets	1,864	1,557	1,472
Mutual fund assets	61,611	57,925	66,859
Annuity mutual fund assets	26,036	27,613	33,627
Total AUM	$87,647	$85,538	$100,486

Retail Mutual Funds
AUM, beginning of period	$40,228	$48,753	$42,829
Sales	8,559	10,876	12,732
Redemptions	(10,947)	(16,431)	(11,703)
Net flows	(2,388)	(5,555)	1,029
Change in market value and other	5,309	(2,970)	4,895
AUM, end of period	$43,149	$40,228	$48,753

Return on Assets
ROA	8.2	10.5	13.7
Effect of restructuring, net of tax	0.3	—	—
Effect of net realized gains, net of tax and DAC	—	—	3.9
ROA, core earnings	8.5	10.5	9.8

Year ended December 31, 2012 compared to the year ended December 31, 2011
Net income, as compared to the prior year period, decreased for the year ended December 31, 2012 primarily due to lower fee income and other driven by lower average AUM and higher distribution and marketing expenses in 2012 compared to 2011. AUM increased modestly reflecting the improving performance of the Company's mutual funds in the equity markets largely offset by negative net flows primarily in mutual funds supporting the Company's variable annuity products. Retail net outflows decreased in 2012 compared to 2011 as redemption rates continued to trend lower compared to 2011, although new business sales activity decreased in 2012 compared to 2011. Total AUM is expected to be impacted by a planned redemption of approximately $1.5 billion in the second quarter of 2013.
Year ended December 31, 2011 compared to the year ended December 31, 2010
Net income decreased in 2011 primarily due to discontinued operations. The decline in income from discontinued operations in 2011 compared to 2010 is due to the sale of the Canadian mutual fund operations, which closed in December 2010. Net income from continuing operations increased compared to 2010 due to a decline in expenses largely due to a capital infusion to the Money Market Funds in the third quarter of 2010.

TALCOTT RESOLUTION

Operating Summary	2012	2011	2010
Earned premiums [1]	$(10)	$129	$137
Fee income and other [1]	3,558	3,780	3,792
Net investment income (loss)
Securities available-for-sale and other	2,562	2,584	2,567
Equity securities trading [2]	4,364	(1,345)	(1,012)
Total net investment income	6,926	1,239	1,555
Net realized capital gains (losses)	(1,005)	(66)	(730)
Total revenues	9,469	5,082	4,754
Benefits, losses and loss adjustment expenses	2,949	3,537	3,117
Benefits, losses and loss adjustment expenses — returns credited on international variable annuities [2]	4,363	(1,345)	(1,012)
Amortization of deferred policy acquisition costs	661	1,108	325
Insurance operating costs and other expenses	1,418	1,463	1,441
Reinsurance loss on disposition, including goodwill impairment of $224	415	—	—
Total benefits, losses and expenses	9,806	4,763	3,871
Income (loss) from continuing operations, before income taxes	(337)	319	883
Income tax expense (benefit)	(271)	(168)	201
Income (loss) from continuing operations	(66)	487	682
Income (loss) from discontinued operations, net of tax [3]	67	53	(10)
Net income	$1	$540	$672
Assets Under Management
Variable annuity account value [4]	$94,371	$99,922	$116,520
Fixed Market Value Adjusted annuity and other account value	14,755	16,417	16,819
Institutional annuity account value [6]	17,744	19,330	19,674
Other account value [5]	102,429	100,937	100,804
Total account value [6]	$228,143	$235,310	$252,397
Variable Annuities - Account Value Roll Forward
Account value, beginning of period	$99,922	$116,520	$118,032
Net flows	(13,594)	(13,400)	(11,977)
Change in market value and other	11,303	(4,831)	6,429
Effect of currency translation	(3,260)	1,633	4,036
Account value, end of period	$94,371	$99,922	$116,520
[1] Includes earned premiums, fees and other related to the Retirement Plans business of $368, $380 and $359 and the Individual Life business of $866, $899 and $856, for the years ended December 31, 2012, 2011 and 2010, respectively.
[2] Includes investment income and mark-to-market effects of equity securities, trading, supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.
[3] Includes loss from operations of HLIL's U.K. variable annuities business for the years ended December 31, 2012, 2011 and 2010. The loss from discontinued operations, net of tax for the year ended December 31, 2010 also includes the loss from operations of Hartford
Advantage Investment, Ltd. (“HAIL”). For additional information, see Note 2 - Business Dispositions and Note 20 - Discontinued
Operations of the Notes to Consolidated Financial Statements.
[4] Includes variable annuity account value of $1.8 billion at December 31, 2012 for the discontinued U.K. variable annuities business.
[5] Other account value includes $37.4 billion, $13.2 billion and $51.8 billion, respectively, at December 31, 2012 for the Private Placement
Life Insurance, Individual Life and Retirement Plans businesses.
[6] Included in the balance is approximately $(1.2) billion, $(1.3) billion and $(1.4) billion at December 31, 2012, December 31, 2011 and
December 31, 2010, respectively, related to an intra-segment funding agreement which is eliminated in consolidation.
In the fourth quarter of 2012, the Company made changes to its reporting segments to reflect the manner in which it is currently organized for purposes of making operating decisions and assessing performance. The Talcott Resolution (formerly Life Other Operations) Operating Summary currently includes the operating results of the Retirement Plans and Individual Life businesses that were sold in January 2013. For further discussion of these transactions, see Note 2 - Business Dispositions of the Notes to Consolidated Financial Statements.

Year ended December 31, 2012 compared to the year ended December 31, 2011
Net income, as compared to the prior year period, decreased for the year ended December 31, 2012 primarily due to net realized capital losses and the estimated reinsurance loss on disposition of the Individual Life business, including an after tax goodwill impairment charge of $146. The estimate is subject to change pending final determination of net assets sold, transaction costs, and other adjustments. Restructuring costs of $44, after-tax in 2012 also contributed to the decrease in net income as compared to the prior year period as there were no restructuring costs in 2011. An Unlock benefit in 2012 partially offset the decrease in net income as compared to the prior year period. In addition, benefits, losses and loss adjustment expenses, decreased as compared to the prior year period, reflecting an improvement in equity market performance. For related discussion of the goodwill impairment, see MD&A – Critical Accounting Estimates, MD&A - Corporate and Note 9 - Goodwill and Other Intangible Assets of Notes to Consolidated Financial Statements. For further discussion of the reinsurance loss on disposition, see Note 2 - Business Dispositions of Notes to Consolidated Financial Statements.
Net income of the Retirement Plans business decreased, as compared to the prior year, to a net loss of $39 in 2012 from net income of $3 in 2011 primarily due to an increase in net realized capital losses and restructuring costs of $14, after-tax in 2012 associated with the sale of the business. Net income (loss) of the Individual Life business decreased, as compared to the prior year, to a net loss of $172 in 2012 from net income of $114 in 2011 primarily due to the reinsurance loss on disposition, including an after tax goodwill impairment charge of $146, unfavorable mortality, and restructuring costs of $25, after-tax in 2012 associated with the sale of the business.
The net increase in realized capital losses was primarily due to losses in the variable annuity hedge program. Variable annuity hedge program losses for the year ended December 31, 2012 were $1,288 including international losses of $1,467, compared to gains of $78, including international gains of $691 for the prior year period. Net realized capital losses in 2012 also include intent-to-sell impairment losses of $177 related to the sales in January 2013 of the Retirement Plans and Individual Life businesses. Total net impairment losses, including intent-to-sell impairment losses, increased to $247 in 2012 as compared to $117 for the prior year period. For further discussion of investment results and the results of the variable annuity hedge program, see MD&A – Investment Results, Net Investment Income (Loss) and Net Realized Capital Gains (Losses) within Key Performance Measures and Ratios.
Talcott Resolution's effective tax rate for 2012 differs from the statutory rate of 35% primarily due to permanent differences for separate account DRD. For further discussion of income taxes, see Note 14 of the Notes to Consolidated Financial Statements.
Account values for Talcott Resolution decreased to approximately $228 billion at December 31, 2012 from approximately $235 billion at December 31, 2011, due primarily to surrenders of approximately $10 billion in 2012 in the U.S. variable annuity block, largely offset by the impact of improved equity market performance. In 2012, the annualized full surrender rate on U.S. variable annuities rose to 10.9% compared to 9.3% in 2011 and the annualized full surrender rate on Japan variable annuities rose to 3.4% in 2012 from 2.6% in 2011.
The Company expects annuity account values and consequently earnings to continue to decline over time as fee income decreases due to surrenders, policyholder initiatives or potential transactions with third parties that will reduce the size of the related book of business. In addition, as the Individual Life and Retirement Plans sale transactions were structured as reinsurance transactions, account values associated with these businesses will no longer generate asset-based fee income following the January 2013 closings.
Year ended December 31, 2011 compared to the year ended December 31, 2010
Net income, as compared to the prior year period, decreased for December 31, 2011 primarily due to an Unlock charge in 2011 as compared to an Unlock benefit in 2010, partially offset by a decline in realized capital losses in 2011 as compared to 2010. Benefits, losses and loss adjustment expenses increased in 2011 reflecting the decline in equity market performance however, these expenses were partially offset by the release of a reserve related to a Japan product. In addition, insurance operating costs and other expenses increased in 2011 due to costs associated with expected assessments related to the Executive Life Insurance Company of New York (“ELNY”) insolvency. Net income of the Retirement Plans business decreased, as compared to the prior year, to $3 in 2011 from $6 in 2010. Net income of the Individual Life business decreased, as compared to the prior year, to $114 in 2011 from $198 in 2010. For further discussion of the Unlock see MD&A – Critical Accounting Estimates.
The net realized capital gains in 2011 compared to net realized capital losses in 2010 were primarily due to gains in the variable annuity hedge program and lower net impairment losses. Variable annuity hedge program gains were $78 in 2011 compared to losses of $333 in 2010. For further discussion of investment results and the results of the variable annuity hedge program see MD&A - Investment Results, Net Investment Income (Loss) and Net Realized Capital Gains (Losses) within Key Performance Measures and Ratios.
Talcott Resolution's effective tax rate for 2011 differs from the statutory rate of 35% primarily due to permanent differences for separate account DRD and release of a valuation allowance on deferred tax benefits related to certain realized losses on securities that back certain institutional annuities. For further discussion of income taxes, see Note 14 of the Notes to Consolidated Financial Statements.
Account values decreased to approximately $235 billion at December 31, 2011 from approximately $252 billion at December 31, 2010, reflecting an increase in surrenders in the variable annuity block and declining equity market performance as compared to the prior year period.

CORPORATE

Operating Summary	2012	2011	2010
Earned premiums	$—	$—	$2
Fee income [1]	167	209	187
Net investment income	31	23	81
Net realized capital gains (losses)	125	(96)	66
Other revenue	1	—	(1)
Total revenues	324	136	335
Benefits, losses and loss adjustment expenses	—	(3)	(2)
Insurance operating costs and other expenses	365	202	325
Loss on extinguishment of debt	910	—	—
Reinsurance loss on disposition, including goodwill impairment of $118	118	—	—
Interest expense	457	508	508
Total benefits, losses and expenses	1,850	707	831
Loss from continuing operations before income taxes	(1,526)	(571)	(496)
Income tax benefit	(517)	(201)	(168)
Loss from continuing operations, net of tax	(1,009)	(370)	(328)
Loss from discontinued operations, net of tax [2]	—	(64)	(107)
Net loss	$(1,009)	$(434)	$(435)

[1]
Fee income includes the income associated with the sales of non-proprietary insurance products in the Company’s broker-dealer subsidiaries that has an offsetting commission expense in insurance operating costs and other expenses.

[2]	Represents the loss from operations and sale of Federal Trust Corporation. For additional information, see Note 20 of the Notes to Consolidated Financial Statements.
Year ended December 31, 2012 compared to the year ended December 31, 2011
The net loss in Corporate deteriorated in 2012 primarily due to a loss on extinguishment of debt related to the repurchase of all outstanding 10% fixed-to-floating rate junior subordinated debentures due 2068 with a $1.75 billion aggregate principal amount all held by Allianz. The loss consisted of the premium associated with repurchasing the 10% Debentures at an amount greater than the face amount, the write-off of the unamortized discount and debt issuance costs related to the 10% Debentures and other costs related to the repurchase transaction.
Also in 2012, the Company recorded a reinsurance loss on disposition consisting of an impairment of goodwill related to the disposition of the Individual Life business. See Note 9 of the Notes to Consolidated Financial Statements for additional information on the goodwill impairment.
In addition, insurance operating costs and other expenses increased as a result of restructuring and other costs related to the Company’s implementation of its strategic initiatives. See Note 21 of the Notes to Consolidated Financial Statements for additional information on restructuring and other costs.
Partially offsetting the losses was an increase in net realized capital gains (losses), primarily due to gains on derivatives as a result of credit spreads tightening. For additional information on net realized capital gains, see the Investment Results section.
See Note 14 of the Notes to Consolidated Financial Statements for a reconciliation of the tax provision at the U.S. Federal statutory rate to the provision (benefit) for income taxes.
Year ended December 31, 2011 compared to the year ended December 31, 2010
The net loss in Corporate remained flat due to net realized capital losses in 2011, compared to gains in 2010, partially offset by a decrease in insurance operating costs and other expenses. The net realized capital losses in 2011 primarily relate to losses on derivatives.
Insurance operating costs and other expenses decreased primarily as a result of an accrual for a litigation settlement of $73, before-tax, in 2010, for a class action lawsuit related to structured settlements.
The loss from discontinued operations, net of tax, in 2011, is due to a net realized capital loss of $74, after-tax, from the disposition of Federal Trust Corporation. Loss from discontinued operations, net of tax, in 2010, primarily relates to goodwill impairment on Federal Trust Corporation of approximately $100, after-tax.
See Note 14 of the Notes to Consolidated Financial Statements for a reconciliation of the tax provision at the U.S. Federal statutory rate to the provision (benefit) for income taxes.

ENTERPRISE RISK MANAGEMENT
The Company has an enterprise risk management function (“ERM”) that is charged with providing analysis of the Company’s risks on an individual and aggregated basis and with ensuring that the Company’s risks remain within its risk appetite and tolerances. The Company has established the Enterprise Risk and Capital Committee (“ERCC”) that includes the Company’s CEO, Chief Financial Officer (“CFO”), Chief Investment Officer (“CIO”), Chief Risk Officer, the divisional Presidents and the General Counsel. The ERCC is responsible for managing the Company’s risks and overseeing the enterprise risk management program.
The Company categorizes its main risks as follows:

•	Insurance Risk

•	Operational Risk

•	Financial Risk
Insurance Risk Management
The Company categorizes its insurance risks across both property-casualty and life products. The Company's insurance operations are vested in the ability to add value through the effective underwriting, pooling, and pricing of insurance risks. As such, working under the direction of the Company's Chief Insurance Risk Officer (“CIRO”), the Company has developed a disciplined approach to insurance risk management that is well integrated into the organization's underwriting, pricing, reinsurance, claims, and capital management processes.
At the same time, the Company has policies and procedures to manage concentrations or correlations of insurance risk, including ERM policies governing the risks related to natural and man-made property catastrophes such as hurricanes, earthquakes, tornado/hailstorms, winter storms, pandemics, terrorism, and casualty catastrophes. The Company establishes risk limits to control potential loss and actively monitors the risk exposures as a percent of statutory surplus. The Company also uses reinsurance to transfer insurance risk to well-established and financially secure reinsurers (see Reinsurance Section). The Company's CIRO has enterprise responsibility for establishing and maintaining the framework, principles and guidelines of The Hartford's insurance risk management program.
Non-Catastrophic Insurance Risks
Non-catastrophic insurance risks exist within each of the Company's divisions and include, but are not limited to, the following:

•
Property: Risk of loss to personal or commercial property from automobile related accidents, weather, explosions, smoke, shaking, fire, theft, vandalism, inadequate installation, faulty equipment, collisions and falling objects, and/or machinery mechanical breakdown resulting in physical damage and other covered perils.

•
Liability: Risk of loss from automobile related accidents, uninsured and underinsured drivers, lawsuits from accidents, defective products, breach of warranty, negligent acts by professional practitioners, environmental claims, latent exposures, fraud, coercion, forgery, failure to fulfill obligations per contract surety, liability from errors and omissions, derivative lawsuits, and other securities actions and covered perils.

•
Mortality: Risk of loss from unexpected trends in insured deaths impacting timing of payouts from life insurance or annuity products, personal or commercial automobile related accidents, and death of employees or executives during the course of employment, while on disability, or while collecting workers compensation benefits.

•	Morbidity: Risk of loss to an insured from illness incurred during the course of employment or illness from other covered perils.

•
Disability: Risk of loss incurred from personal or commercial automobile related losses, accidents arising outside of the workplace, injuries or accidents incurred during the course of employment, or from equipment each loss resulting short term or long term disability payments.

•	Longevity: Risk of loss from increase life expectancy trends among policyholders receiving long term benefit payments or annuity payouts.

The Company's processes for managing these risks include disciplined underwriting protocols, exposure controls, sophisticated risk based pricing, risk modeling, risk transfer, and capital management strategies. The Company has established underwriting guidelines for both individual risks, including individual policy limits, and risks in the aggregate, including aggregate exposure limits by geographic zone and peril. Pricing indications for each line of business are set independent of the business by corporate actuarial and are integrated into the reserve review process to ensure consistency between pricing and reserving. Monthly reports track loss cost trends relative to pricing objectives within each state and product, and corporate actuarial provides an independent report to the Board on the Company's reserve position and loss cost trends.

Natural Catastrophe Risk
Natural catastrophe risk is defined as the exposure arising from natural phenomena (e.g., weather, earthquakes, wildfires, etc.) that create a concentration or aggregation of loss across the Company's insurance or asset portfolios. The Company uses both internal and third-party models to estimate the potential loss resulting from various catastrophe events and the potential financial impact those events would have on the Company's financial position and results of operations across the property-casualty, life, and asset management businesses. For natural catastrophe perils, the Company generally limits its estimated pre-tax loss as a result of natural catastrophes for property & casualty exposures from a single 250-year event to less than 30% of statutory surplus prior to reinsurance and to less than 15% of statutory surplus after reinsurance. The Company's modeled loss estimates are derived by averaging 21 modeled loss events representing a 250-year return period loss. For the peril of earthquake, the 21 events averaged to determine the modeled loss estimate include events occurring in California as well as the Northeastern, Southeastern, Northwestern, and Midwestern regions of the United States with associated magnitudes ranging from 6.9 to 8.6 on the Moment Magnitude scale. For the peril of hurricane, the 21 events averaged to determine the modeled loss estimate include category 3, 4 and 5 events in Florida, as well as other Gulf and Northeastern region landfalls.
While Enterprise Risk Management has a process to track and manage these limits, from time to time, the estimated loss to natural catastrophes from a single 250-year event prior to reinsurance may fluctuate above or below these limits due to changes in modeled loss estimates, exposures, or statutory surplus. Currently, the Company's estimated pre-tax loss to a single 250-year natural catastrophe event prior to reinsurance is less than 30% of the statutory surplus of the property and casualty insurance subsidiaries and the Company's estimated pre-tax loss net of reinsurance is less than 15% of statutory surplus of the property and casualty operations. The estimated 250 year pre-tax probable maximum losses from hurricane events are estimated to be $1.6 billion and $553, before and after reinsurance, respectively. The estimated 250 year pre-tax probable maximum loss from earthquake events is estimated to be $786 before reinsurance and $479 net of reinsurance. The loss estimates represent total property losses for hurricane events and property and workers compensation losses for earthquake events resulting from a single event. The estimates provided are based on 250-year return period loss estimates that have a 0.4% likelihood of being exceeded in any single year.
The net loss estimates provided above assume that the Company is able to recover all losses ceded to reinsurers under its reinsurance programs. There are various methodologies used in the industry to estimate the potential property and workers compensation losses that would arise from various catastrophe events and companies may use different models and assumptions in their estimates. Therefore, the Company's estimates of gross and net losses arising from a 250-year hurricane or earthquake event may not be comparable to estimates provided by other companies. Furthermore, the Company's estimates are subject to significant uncertainty and could vary materially from the actual losses that would arise from these events and the loss estimates provided by other companies. The Company also manages natural catastrophe risk for group life, group disability, and individual life insurance, which in combination with property and workers compensation loss estimates are subject to separate enterprise risk management net aggregate loss limits as a percent of enterprise surplus.
Terrorism Risk
The Company defines terrorism risk as the risk of losses from terrorist attacks, including losses caused by single-site and multi-site conventional attacks, as well as the potential for attacks using nuclear, biological, chemical or radiological weapons (“NBCR”). The Company monitors aggregations of terrorism risk exposure around key landmarks primarily in major metropolitan areas that span the Company's insurance portfolio. Enterprise Risk Management limits for terrorism apply to aggregations of risk across property-casualty, group benefits, life insurance and specific asset portfolios and are defined based on a deterministic, single-site conventional terrorism attack scenario. The Company manages its potential estimated loss from a conventional terrorism loss scenario to less than $1.3 billion. In addition, the Company monitors exposures monthly and employs both internally developed and vendor-licensed loss modeling tools as part of its risk management discipline. While our modeled exposures to conventional terrorist attacks around landmark locations may fluctuate above and below $1.3 billion, currently, all such terrorism exposures are within ERM limits. For a discussion on risks related to terrorist attacks, see the risk factor, "The occurrence of one or more terrorist attacks in the geographic areas we serve or the threat of terrorism in general may have a material adverse effect on our business, financial condition, results of operations and liquidity."
Pandemic Risk
Pandemic risk is the exposure to loss arising from widespread influenza or other pathogens or bacterial infections that create an aggregation of loss across the Company's insurance or asset portfolios. Consistent with industry practice, the Company assesses exposure to pandemics by analyzing the potential impact from a variety of pandemic scenarios based on conditions consistent with historical outbreaks of flu-like viruses such as the “Severe” 1918 Spanish Flu, the Asian flu of 1957, the Hong Kong flu of 1968, and the 2009 outbreak of the swine flu. For pandemic risk, the Company generally limits its estimated pre-tax loss from a single 250 year event to less than 12.5% of the statutory surplus for the enterprise. In evaluating these scenarios, the Company assesses the impact on group and individual life policies, short-term and long term disability, annuities, COLI, property & casualty claims, and losses in the investment portfolio associated with market declines in the event of a widespread pandemic. While Enterprise Risk Management has a process to track and manage these limits, from time to time, the estimated loss for pandemics may fluctuate above or below these limits due to changes in modeled loss estimates, exposures, or statutory surplus. Currently, the Company's estimated pre-tax loss for pandemic is less than 12.5% of enterprise statutory surplus.

Reinsurance as a Risk Management Strategy
The Hartford utilizes reinsurance to transfer risk to affiliated and unaffiliated insurers. Reinsurance is used to manage aggregation of risk as well as to transfer certain risk to reinsurance companies based on specific geographic or risk concentrations. All reinsurance processes are aligned under a single enterprise reinsurance risk management policy. Reinsurance purchasing is a centralized function within Commercial, Consumer Markets and Wealth Management to support a consistent strategy and to ensure that the reinsurance activities are fully integrated into the organization's risk management processes.
A variety of traditional reinsurance products are used as part of the Company's risk management strategy, including excess of loss occurrence-based products that protect property and workers compensation exposures, and individual risk or quota share arrangements, that protect specific classes or lines of business. The Company has no significant finite risk contracts in place and the statutory surplus benefit from all such prior year contracts is immaterial. Facultative reinsurance is used by the Company to manage policy-specific risk exposures based on established underwriting guidelines. The Hartford also participates in governmentally administered reinsurance facilities such as the Florida Hurricane Catastrophe Fund (“FHCF”), the Terrorism Risk Insurance Program established under The Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) and other reinsurance programs relating to particular risks or specific lines of business.
Reinsurance for Catastrophes
The Company has several catastrophe reinsurance programs, including reinsurance treaties that cover property and workers’ compensation losses aggregating from single catastrophe events. The following table summarizes the primary catastrophe treaty reinsurance coverage’s that the Company has in place as of January 1, 2013:

Coverage	Treaty term	% of layer(s) reinsurance	Per occurrence limit		Retention
Principal property catastrophe program covering property catastrophe losses from a single event	1/1/2013 to 1/1/2014	90%	$750		$350
Reinsurance with the FHCF covering Florida Personal Lines property catastrophe losses from a single event	6/1/2012 to 6/1/2013	90%	128	[1]	48
Workers compensation losses arising from a single catastrophe event [2]	7/1/2012 to 7/1/2013	95%	350		100

[1]
The per occurrence limit on the FHCF treaty is $128 for the 6/1/2012 to 6/1/2013 treaty year based on the Company's election to purchase the required coverage from FHCF. Coverage is estimated based on the best available information from FHCF, which was updated in January 2013.

[2]	In addition, to the limit shown above, the workers compensation reinsurance includes a non-catastrophe, industrial accident layer, 80% of $30 excess a $20 retention.

In addition to the property catastrophe reinsurance coverage described in the above table, the Company has other catastrophe and working layer treaties and facultative reinsurance agreements that cover property catastrophe losses on an aggregate excess of loss and on a per risk basis. The principal property catastrophe reinsurance program and other reinsurance programs include a provision to reinstate limits in the event that a catastrophe loss exhausts limits on one or more layers under the treaties.
In addition to the reinsurance protection provided by The Hartford's traditional property catastrophe reinsurance program described above, the Hartford has fully collateralized reinsurance coverages from Foundation Re III for losses sustained from qualifying hurricane loss events. Under the terms of the treaties, the Company is reimbursed for losses from hurricanes using customized industry index contracts designed to replicate The Hartford's own catastrophe losses, with a provision that the actual losses incurred by the Company for covered events, net of reinsurance recoveries, cannot be less than zero.
The following table summarizes the terms of the reinsurance treaties with Foundation Re III that were in place as of December 31, 2012:

Covered perils	Treaty term	Covered losses	Bond amount issued by Foundation Re III
Hurricane loss events affecting the Gulf and Eastern Coast of the United States	1/27/2010 to 1/27/2014	90% of $200 in losses in excess of an index loss trigger equating to approximately $1.2 billion in losses to The Hartford	$180
Hurricane loss events affecting the Gulf and Eastern Coast of the United States	2/18/2011 to 2/18/2015	67.5% of $200 in losses in excess of an index loss trigger equating to approximately $1.4 billion in losses to The Hartford	135
As of December 31, 2012, there have been no events that are expected to trigger a recovery under the Foundation Re III reinsurance program and, accordingly, the Company has not recorded any recoveries from the associated reinsurance treaties.

Reinsurance for Terrorism
For the risk of terrorism, private sector catastrophe reinsurance capacity is generally limited and largely unavailable for terrorism losses caused by nuclear, biological, chemical or radiological weapons attacks. As such, the Company's principal reinsurance protection against large-scale terrorist attacks is the coverage currently provided through the TRIPRA. On December 26, 2007, the President signed TRIPRA extending the Terrorism Risk Insurance Act of 2002 (“TRIA”) through the end of 2014. TRIPRA provides a backstop for insurance-related losses resulting from any “act of terrorism” certified by the Secretary of the Treasury, in concurrence with the Secretary of State and Attorney General, that result in industry losses in excess of $100. In addition, TRIPRA revised the TRIA definition of a certified “act of terrorism” by removing the requirement that an act be committed “on behalf of any foreign person or foreign interest.” As a result, domestic acts of terrorism can now be certified as “acts of terrorism” under the program, subject to the other requirements of TRIPRA. Under the program, in any one calendar year, the federal government would pay 85% of covered losses from a certified act of terrorism after an insurer's losses exceed 20% of the Company's eligible direct commercial earned premiums of the prior calendar year up to a combined annual aggregate limit for the federal government and all insurers of $100 billion. The Company's estimated deductible under the program is $1.2 billion for 2013. If an act of terrorism or acts of terrorism result in covered losses exceeding the $100 billion annual industry aggregate limit, a future Congress would be responsible for determining how additional losses in excess of $100 billion will be paid.
Among other items, TRIPRA required that the President's Working Group on Financial Markets (“PWG”) continue to perform an analysis regarding the long-term availability and affordability of insurance for terrorism risk. Among the findings detailed in the PWG's initial report, released October 2, 2006, were that the high level of uncertainty associated with predicting the frequency of terrorist attacks, coupled with the unwillingness of some insurance policyholders to purchase insurance coverage, makes predicting long-term development of the terrorism risk market difficult, and that there is likely little potential for future market development for NBCR coverage. The January 2011 PWG report notes some improvements in capacity and modeling, but also noted that take-up rates for terrorism coverage remained relatively flat over the past three years and that insurers remain uncertain about the ability of models to predict the frequency and severity of terrorist attacks. With respect to NBCR coverage, a December 2008 study by the U.S. Government Accountability Office (“GAO”) found that property and casualty insurers still generally seek to exclude NBCR coverage from their commercial policies when permitted. However, while nuclear, pollution and contamination exclusions are contained in many property and liability insurance policies, the GAO report concluded that such exclusions may be subject to challenges in court because they were not specifically drafted to address terrorist attacks. Furthermore, workers compensation policies generally have no exclusion or limitations. The GAO found that commercial property and casualty policyholders, including companies that own high-value properties in large cities, generally reported that they could not obtain NBCR coverage. Commercial property and casualty insurers generally remain unwilling to offer NBCR coverage because of uncertainties about the risk and the potential for catastrophic losses.
Reinsurance Recoverables
Reinsurance Security
To manage reinsurer credit risk, a reinsurance security review committee evaluates the credit standing, financial performance, management and operational quality of each potential reinsurer. Through this process, the Company maintains a centralized list of reinsurers approved for participation in reinsurance transactions. Only reinsurers approved through this process are eligible to participate in new reinsurance transactions. The Company's approval designations reflect the differing credit exposure associated with various classes of business. Participation eligibility is categorized based upon the nature of the risk reinsured, including the expected liability payout duration. In addition to defining participation eligibility, the Company regularly monitors credit risk exposure to each reinsurance counterparty and has established limits tiered by counterparty credit rating. For further discussions on how the Company manages and mitigates third party credit risk, refer to the Credit Risk section.
Property and Casualty Insurance Product Reinsurance Recoverable
Property and casualty insurance product reinsurance recoverables represent loss and loss adjustment expense recoverable from a number of entities, including reinsurers and pools. The following table shows the components of the gross and net reinsurance recoverable as of December 31, 2012 and 2011:

Reinsurance Recoverable	December 31, 2012	December 31, 2011
Paid loss and loss adjustment expenses	$170	$153
Unpaid loss and loss adjustment expenses	2,852	2,884
Gross reinsurance recoverable	3,022	3,037
Less: allowance for uncollectible reinsurance	(268)	(290)
Net reinsurance recoverable	$2,754	$2,747

As shown in the following table, a portion of the total gross reinsurance recoverable relates to the Company’s mandatory participation in various involuntary assigned risk pools and the value of annuity contracts held under structured settlement agreements. Reinsurance recoverables due from mandatory pools are backed by the financial strength of the property and casualty insurance industry. Annuities purchased from third-party life insurers under structured settlements are recognized as reinsurance recoverables in cases where the Company has not obtained a release from the claimant. Of the remaining gross reinsurance recoverable as of December 31, 2012 and 2011, the following table shows the portion of recoverables due from companies rated by A.M. Best:

Distribution of gross reinsurance recoverable	December 31, 2012		December 31, 2011
Gross reinsurance recoverable	$3,022		$3,037
Less: mandatory (assigned risk) pools and structured settlements	(588)		(617)
Gross reinsurance recoverable excluding mandatory pools and structured settlements	$2,434		$2,420
		% of Total		% of Total
Rated A- (Excellent) or better by A.M. Best [1]	$1,691	69.5%	$1,774	73.3%
Other rated by A.M. Best	6	0.2%	52	2.2%
Total rated companies	1,697	69.7%	1,826	75.5%
Voluntary pools	95	3.9%	100	4.1%
Captives	368	15.1%	242	10.0%
Other not rated companies	274	11.3%	252	10.4%
Total	$2,434	100.0%	$2,420	100.0%

[1]	Based on A.M. Best ratings as of December 31, 2012 and 2011, respectively.
Where its contracts permit, the Company secures future claim obligations with various forms of collateral, including irrevocable letters of credit, secured trusts, funds held accounts and group wide offsets. As part of its reinsurance recoverable review, the Company analyzes recent developments in commutation activity between reinsurers and cedants, recent trends in arbitration and litigation outcomes in disputes between cedants and reinsurers and the overall credit quality of the Company’s reinsurers. Due largely to investment losses sustained by reinsurers in 2008 along with significant catastrophe losses and European sovereign debt concerns in 2011 and 2012, the financial strength ratings of some reinsurers have been downgraded and the financial strength ratings of other reinsurers have been put on negative watch. Nevertheless, as indicated in the above table, 69.5% of the gross reinsurance recoverables due from reinsurers rated by A.M. Best were rated A- (excellent) or better as of December 31, 2012. Due to the inherent uncertainties as to collection and the length of time before such amounts will be due, it is possible that future adjustments to the Company’s reinsurance recoverables, net of the allowance, could be required, which could have a material adverse effect on the Company’s consolidated results of operations or cash flows in a particular quarterly or annual period.
Annually, the Company completes evaluations of the reinsurance recoverable asset associated with older, long-term casualty liabilities reported in the Property & Casualty Other Operations reporting segment, and the allowance for uncollectible reinsurance reported in the Property & Casualty Commercial reporting segment. For a discussion regarding the results of these evaluations, see Property and Casualty Insurance Product Reserves, Net of Reinsurance within the Critical Accounting Estimates section of the MD&A.
Guaranty Funds and Other Insurance Assessments
As part of its risk management strategy, the Company regularly monitors the financial wherewithal of other insurers and, in particular, activity by insurance regulators and various state guaranty associations relations to troubled insurers. In all states, insurers licensed to transact certain classes of insurance are required to become members of a guaranty fund. In most states, in the event of the insolvency of an insurer writing any such class of insurance in the state, members of the funds are assessed to pay certain claims of the insolvent insurer. A particular state's fund assesses its members based on their respective written premiums in the state for the classes of insurance in which the insolvent insurer was engaged. Assessments are generally limited for any year to one or two percent of the premiums written per year depending on the state. The amount and timing of assessments related to past insolvencies is unpredictable.

Citizens Property Insurance Corporation in Florida (“Citizens”), a non-affiliate insurer, provides property insurance to Florida homeowners and businesses that are unable to obtain insurance from other carriers, including for properties deemed to be “high risk.” Citizens maintains a Personal Lines account, a Commercial Lines account and a High Risk account. If Citizens incurs a deficit in any of these accounts, Citizens may impose a “regular assessment” on other insurance carriers in the state, such as the Company, to fund the deficits, subject to certain restrictions and subject to approval by the Florida Office of Insurance Regulation. Carriers are then permitted to surcharge policyholders to recover the assessments over the next few years. Citizens may also opt to finance a portion of the deficits through issuing bonds and may impose “emergency assessments” on other insurance carriers to fund the bond repayments. Unlike with regular assessments, however, insurance carriers only serve as a collection agent for emergency assessments and are not required to remit surcharges for emergency assessments to Citizens until they collect surcharges from policyholders. Under U.S. GAAP, the Company is required to accrue for regular assessments in the period the assessments become probable and estimable and the obligating event has occurred. Surcharges to recover the amount of regular assessments may not be recorded as an asset until the related premium is written. Emergency assessments that may be levied by Citizens are not recorded in the income statement.
Operational Risk Management
The Hartford has an Operational Risk Management (“ORM”) function whose responsibility is to provide a comprehensive and enterprise-wide view of the Company's operational risk on an aggregate basis. The Company defines operational risk as the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. This inadequacy or failure may come from internal or external events. It includes legal risk and considers reputational risk as an impact. The Company has developed a library of operational risks which have been classified into the following seven risk categories:

•	Internal Fraud

•	External Fraud

•	Employment Practices & Workplace Safety

•	Business Disruption & Systems Failures

•	Clients, Products & Business Practice

•	Damage to Physical Assets

•	Execution, Delivery & Process Management
ORM is led by the Chief Operational Risk Officer (“CORO”) who is responsible for establishing, maintaining and communicating the framework, principles and guidelines of The Hartford's operational risk management program. In addition, the CORO also manages business continuity, model risk management and risk assessments. Responsibility for day-to-day management of operational risk lies within each business unit and functional area.
ORM works closely with the Operational Risk Committee (“ORC”), an enterprise wide governance body comprised of senior leaders from functional areas such as ORM, Enterprise Services, Enterprise Operations, Claims, Information Technology, Compliance and Internal Audit. The ORC meets regularly and provides a forum for ensuring the effective management of operational risks across the enterprise. The ORC's responsibilities include reviewing and approving: policies governing operational risk, functional risk tolerances, and risk mitigation strategies. This group also identifies emerging operational risks, prioritizes them, and determines action plans. Individual committees, such as the Enterprise Sourcing Board, Enterprise Privacy and Security Committee, and the Enterprise Health, Environment and Safety Committee focus on specific operational risk issues and report to the ORC.
ORM is responsible for ensuring controls and providing a framework for managing operational risks. ORM has various tools and processes for identifying, monitoring, measuring, prioritizing, and reporting operational risks. ORM uses a centralized Governance, Risk, and Compliance (GRC) system to help manage operational risk across the Company's finance, legal, data security, and information technology functions. The ORM (Archer) Steering Committee manages the direction, strategy and priorities of the initiatives that support governance, risk and compliance.
The Company's business risk assessment process is used to identify operational risks, evaluate controls to mitigate those risks, and monitor control improvements.

Financial Risk Management
The Company identifies the following categories of financial risk:

•	Liquidity Risk

•	Interest Rate Risk

•	Equity Risk

•	Foreign Currency Exchange Risk

•	Credit Risk
Financial risks include direct and indirect risks to the Company's financial objectives coming from events that impact market conditions or prices. Financial risk also includes exposure to events that may cause correlated movement in multiple risk factors. The primary source of financial risks are the Company's general account assets and the liabilities which those assets back, together with the guarantees which the company has written over various liability products, particularly its portfolio of variable annuities. The Company assesses its financial risk on a U.S. GAAP, statutory and economic basis. The Hartford has developed a disciplined approach to financial risk management that is well integrated into the Company's underwriting, pricing, hedging, claims, asset and liability management, new product, and capital management processes. Consistent with its risk appetite, the Company establishes financial risk limits to control potential loss. Exposures are actively monitored, and mitigated where appropriate. The Company uses various risk management strategies, including reinsurance and over-the-counter and exchange traded derivatives to transfer risk to well-established and financially secure counterparties. Together, the Company's Chief Market Risk Officer, HIMCO Chief Risk Officer and Head of Asset Liability Management have enterprise responsibility for establishing and maintaining the framework, principles, and guidelines of The Hartford's financial risk management program.
Liquidity Risk
Liquidity risk is the risk to current or prospective earnings or capital arising from the company's inability or perceived inability to meet its contractual cash obligations at the legal entity level when they come due over given horizons without incurring unacceptable costs and without relying on uncommitted funding sources. Liquidity risk includes the inability to manage unplanned increases or accelerations in cash outflows, decreases or changes in funding sources, and changes in market conditions that affect the ability to liquidate assets quickly to meet obligations with minimal loss in value. Components of liquidity risk include funding risk, transaction risk and market liquidity risk. Funding risk is the gap between sources and uses of cash under normal and stressed conditions taking into consideration structural, regulatory and legal entity constraints. Changes in institution-specific conditions that affect the Company's ability to sell assets or otherwise transact business without incurring a significant loss in value is transaction risk. Changes in general market conditions that affect the institution's ability to sell assets or otherwise transact business without incurring a significant loss in value is market liquidity risk.
The Company has defined ongoing monitoring and reporting requirements to assess liquidity across the enterprise. The Company measures and manages liquidity risk exposures and funding needs within prescribed limits and across legal entities, business lines and currencies, taking into account legal, regulatory and operational limitations to the transferability of liquidity. The Company also monitors internal and external conditions, identifies material risk changes and emerging risks that may impact liquidity. The Company's CFO has primary responsibility for liquidity risk.
For further discussion on liquidity see the section on Capital Resources and Liquidity.
Interest Rate Risk
Interest rate risk is the risk of financial loss due to adverse changes in the value of assets and liabilities arising from movements in interest rates. Interest rate risk encompasses exposures with respect to changes in the level of interest rates, the shape of the term structure of rates and the volatility of interest rates. Interest rate risk does not include exposure to changes in credit spreads. The Company has exposure to interest rates arising from its fixed maturity securities, interest sensitive liabilities and discount rate assumptions associated with the Company’s pension and other post retirement benefit obligations.
An increase in interest rates from current levels is generally a favorable development for the Company. Interest rate increases are expected to provide additional net investment income, reduce the cost of the variable annuity hedging program, limit the potential risk of margin erosion due to minimum guaranteed crediting rates in certain Talcott Resolution products and, if sustained, could reduce the Company’s prospective pension expense. Conversely, if long-term interest rates rise dramatically within a six to twelve month time period, certain Talcott Resolution businesses may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders will surrender their contracts in a rising interest rate environment requiring the Company to liquidate assets in an unrealized loss position. In conjunction with the interest rate risk measurement and management techniques, certain of Talcott Resolution's fixed income product offerings have market value adjustment provisions at contract surrender. An increase in interest rates may also impact the Company’s tax planning strategies and in particular its ability to utilize tax benefits to offset certain previously recognized realized capital losses.

A decline in interest rates results in certain mortgage-backed and municipal securities being more susceptible to paydowns and prepayments or calls. During such periods, the Company generally will not be able to reinvest the proceeds at comparable yields. Lower interest rates will also likely result in lower net investment income, increased hedging cost associated with variable annuities and, if declines are sustained for a long period of time, it may subject the Company to reinvestment risks, higher pension costs expense and possibly reduced profit margins associated with guaranteed crediting rates on certain Talcott Resolution products. Conversely, the fair value of the investment portfolio will increase when interest rates decline and the Company’s interest expense will be lower on its variable rate debt obligations.
The Company manages its exposure to interest rate risk by constructing investment portfolios that maintain asset allocation limits and asset/liability duration matching targets which may include the use of derivatives. The Company analyzes interest rate risk using various models including parametric models and cash flow simulation under various market scenarios of the liabilities and their supporting investment portfolios, which may include derivative instruments. Measures the Company uses to quantify its exposure to interest rate risk inherent in its invested assets and interest rate sensitive liabilities include duration, convexity and key rate duration. Duration is the price sensitivity of a financial instrument or series of cash flows to a parallel change in the underlying yield curve used to value the financial instrument or series of cash flows. For example, a duration of 5 means the price of the security will change by approximately 5% for a 100 basis point change in interest rates. Convexity is used to approximate how the duration of a security changes as interest rates change in a parallel manner. Key rate duration analysis measures the price sensitivity of a security or series of cash flows to each point along the yield curve and enables the Company to estimate the price change of a security assuming non-parallel interest rate movements.
To calculate duration, convexity, and key rate durations, projections of asset and liability cash flows are discounted to a present value using interest rate assumptions. These cash flows are then revalued at alternative interest rate levels to determine the percentage change in fair value due to an incremental change in the entire yield curve for duration and convexity, or a particular point on the yield curve for key rate duration. Cash flows from corporate obligations are assumed to be consistent with the contractual payment streams on a yield to worst basis. Yield to worst is a basis that represents the lowest potential yield that can be received without the issuer actually defaulting. The primary assumptions used in calculating cash flow projections include expected asset payment streams taking into account prepayment speeds, issuer call options and contract holder behavior. Mortgage-backed and asset-backed securities are modeled based on estimates of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed by incorporating collateral surveillance and anticipated future market dynamics. Actual prepayment experience may vary from these estimates.
The Company is also exposed to interest rate risk based upon the discount rate assumption associated with the Company’s pension and other postretirement benefit obligations. The discount rate assumption is based upon an interest rate yield curve comprised of bonds rated Aa with maturities primarily between zero and thirty years. For further discussion of interest rate risk associated with the benefit obligations, see the Critical Accounting Estimates Section of the MD&A under Pension and Other Postretirement Benefit Obligations and Note 18 of the Notes to Consolidated Financial Statements. In addition, management evaluates performance of certain Talcott Resolution products based on net investment spread which is, in part, influenced by changes in interest rates. For further discussion, see the Talcott Resolution section of the MD&A.
The investments and liabilities primarily associated with interest rate risk are included in the following discussion. Certain product liabilities, including those containing GMWB, GMIB, GMAB, or GMDB, expose the Company to interest rate risk but also have significant equity risk. These liabilities are discussed as part of the Equity Risk section below.
Fixed Maturity Investments
The Company’s investment portfolios primarily consist of investment grade fixed maturity securities. The fair value of these investments was $87.0 billion and $83.1 billion at December 31, 2012 and 2011, respectively. The fair value of these and other invested assets fluctuates depending on the interest rate environment and other general economic conditions. The weighted average duration of the portfolio, including fixed maturities, commercial mortgage loans, derivatives, and cash equivalents, was approximately 5.6 and 5.3 years as of December 31, 2012 and 2011, respectively. As of December 31, 2012, the weighted average duration of the portfolio, excluding the Retirement Plans and Individual Life businesses, is approximately 5.4 years.
Liabilities
The Company’s investment contracts and certain insurance product liabilities, other than non-guaranteed separate accounts, include asset accumulation vehicles such as fixed annuities, guaranteed investment contracts, other investment and universal life-type contracts and certain insurance products such as long-term disability.
Asset accumulation vehicles primarily require a fixed rate payment, often for a specified period of time, such as fixed rate annuities with a market value adjustment feature. The term to maturity of these contracts generally range from less than one year to ten years. In addition, certain products such as corporate owned life insurance contracts and the general account portion of Talcott Resolutions’s variable annuity products, credit interest to policyholders subject to market conditions and minimum interest rate guarantees. The term to maturity of the asset portfolio supporting these products may range from short to intermediate.

While interest rate risk associated with many of these products has been reduced through the use of market value adjustment features and surrender charges, the primary risk associated with these products is that the spread between investment return and credited rate may not be sufficient to earn targeted returns.
The Company also manages the risk of certain insurance liabilities similarly to investment type products due to the relative predictability of the aggregate cash flow payment streams. Products in this category may contain significant reliance upon actuarial (including mortality and morbidity) pricing assumptions and do have some element of cash flow uncertainty. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and short-term and long-term disability contracts. The cash outflows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows will differ from those anticipated, or interest rate levels may deviate from those assumed in product pricing, ultimately resulting in an investment return lower than that assumed in pricing. The average duration of the liability cash flow payments can range from less than one year to in excess of fifteen years.
Derivatives
The Company utilizes a variety of derivative instruments to mitigate interest rate risk associated with its investment portfolio. Interest rate swaps are primarily used to convert interest receipts or payments to a fixed or variable rate. The use of such swaps enables the Company to customize contract terms and conditions to desired objectives and manage the interest rate risk profile within established tolerances. Interest rate swaps are also used to hedge the variability in the cash flow of a forecasted purchase or sale of fixed rate securities due to changes in interest rates. Interest rate caps, floors, swaps, swaptions, and futures may be used to manage portfolio duration.
At December 31, 2012 and 2011, notional amounts pertaining to derivatives utilized to manage interest rate risk totaled $23.9 billion and $19.8 billion, respectively ($23.7 billion and $19.5 billion, respectively, related to investments and $0.2 billion and $0.3 billion, respectively, related to Talcott Resolution liabilities). The fair value of these derivatives was $(281) and $(332) as of December 31, 2012 and 2011, respectively.
Interest Rate Sensitivity
The before-tax change in the net economic value of investment contracts (e.g., fixed annuity contracts) issued by the Company’s Talcott Resolution segment, as well as certain insurance product liabilities (e.g., short-term and long-term disability contracts) issued by the Company’s Group Benefits segment, for which the payment rates are fixed at contract issuance and the investment experience is substantially absorbed by the Company’s operations, along with the corresponding invested assets are included in the following table. Also included in this analysis are the interest rate sensitive derivatives used by the Company to hedge its exposure to interest rate risk in the investment portfolios supporting these contracts. This analysis does not include the assets and corresponding liabilities of certain insurance products such as auto, property, whole and term life insurance, and certain life contingent annuities. Certain financial instruments, such as limited partnerships and other alternative investments, have been omitted from the analysis due to the fact that the investments generally lack sensitivity to interest rate changes. Separate account assets and liabilities, equity securities, trading and the corresponding liabilities associated with the variable annuity products sold in Japan are excluded from the analysis because gains and losses in separate accounts accrue to policyholders. The calculation of the estimated hypothetical change in net economic value below assumes a 100 basis point upward and downward parallel shift in the yield curve.

	Change in Net Economic Value as of December 31,
	2012		2011
Basis point shift	-100	+100	-100	+100
Amount	$(294)	$135	$(494)	$287
The fixed liabilities included above represented approximately 41% and 43% of the Company’s general account liabilities as of December 31, 2012 and 2011, respectively. The assets supporting the fixed liabilities are monitored and managed within set duration guidelines, and are evaluated on a daily basis, as well as annually using scenario simulation techniques in compliance with regulatory requirements.

The following table provides an analysis showing the estimated before-tax change in the fair value of the Company’s fixed maturity investments and related derivatives, not included in the table above, assuming 100 basis point upward and downward parallel shifts in the yield curve as of December 31, 2012 and 2011. Certain financial instruments, such as limited partnerships and other alternative investments, have been omitted from the analysis due to the fact that the investments are accounted for under the equity method and generally lack sensitivity to interest rate changes.

	Change in Fair Value as of December 31,
	2012		2011
Basis point shift	-100	+100	-100	+100
Amount	$3,406	$(3,357)	$3,248	$(2,985)
The selection of the 100 basis point parallel shift in the yield curve was made only as an illustration of the potential hypothetical impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis. The Company’s sensitivity analysis calculation assumes that the composition of invested assets and liabilities remain materially consistent throughout the year and that the current relationship between short-term and long-term interest rates will remain constant over time. As a result, these calculations may not fully capture the impact of portfolio re-allocations, significant product sales or non-parallel changes in interest rates.
Equity Risk
Equity risk is defined as the risk of financial loss due to changes in the value of global equities or equity indices. The Company has exposure to equity risk from assets under management, embedded derivatives within the Company’s variable annuities and assets that support the Company’s pension plans. Equity Risk on the Company’s Variable Annuity products is mitigated through various hedging programs. (See the Variable Annuity Hedge Program Section)
The Company's exposure to equity risk includes the potential for lower earnings associated with certain businesses such as mutual funds and variable annuities where fee income is earned based upon the value of the assets under management. For further discussion of equity risk, see the Variable Product Guarantee Risks and Risk Management section below. In addition, Talcott Resolution includes certain guaranteed benefits, primarily associated with variable annuity products, which increase the Company's potential benefit exposure as the equity markets decline.

The Company is also subject to equity risk based upon the assets that support its pension plans. The asset allocation mix is reviewed on a periodic basis. In order to minimize risk, the pension plans maintain a listing of permissible and prohibited investments. In addition, the pension plans have certain concentration limits and investment quality requirements imposed on permissible investment options. For further discussion of equity risk associated with the pension plans, see the Critical Accounting Estimates section of the MD&A under “Pension and Other Postretirement Benefit Obligations” and Note 18 of the Notes to Consolidated Financial Statements.
Variable Product Guarantee Risks and Risk Management
The Company’s variable products are significantly influenced by the U.S., Japanese, and other equity markets. Increases or declines in equity markets impact certain assets and liabilities related to the Company’s variable products and the Company’s earnings derived from those products. The Company’s variable products currently include variable annuity contracts and mutual funds.
Generally, declines in equity markets will:

•	reduce the value of assets under management and the amount of fee income generated from those assets;

•
reduce the value of equity securities trading supporting the international variable annuities, the related policyholder funds and benefits payable, and the amount of fee income generated from those variable annuities;

•	increase the liability for GMWB benefits resulting in realized capital losses;

•	increase the value of derivative assets used to hedge product guarantees resulting in realized capital gains;

•	increase the costs of the hedging instruments we use in our hedging program;

•	increase the Company’s net amount at risk for GMDB and GMIB benefits;

•	decrease the Company’s actual gross profits, resulting in increased DAC amortization;

•	increase the amount of required assets to be held backing variable annuity guarantees to maintain required regulatory reserve levels and targeted risk based capital ratios; and

•
decrease the Company’s estimated future gross profits. See Estimated Gross Profits Used in the Valuation and Amortization of Assets and Liabilities Associated with Variable Annuity and Other Universal Life-Type Contracts within the Critical Accounting Estimates section of the MD&A for further information.

Generally, increases in equity markets will reduce the value of the dynamic hedge program and macro hedge derivative assets, resulting in realized capital losses, and will generally have the inverse impact of those listed above. See section on Variable Annuity Hedging Program for more information.
Variable Annuity Guaranteed Benefits
The majority of the Company’s U.S., Japan, and U.K. variable annuities include optional living benefit and guaranteed minimum death benefit features. The net amount at risk (“NAR”) is generally defined as the guaranteed minimum benefit amount in excess of the contractholder’s current account value. Variable annuity account values with guarantee features were $94.4 billion and $99.8 billion as of December 31, 2012 and December 31, 2011, respectively.

The following table summarizes the account values of the Company’s U.S., Japan and U.K. variable annuities with guarantee features and the NAR split between various guarantee features (retained net amount at risk does not take into consideration the effects of the variable annuity hedge programs currently in place):

Total Variable Annuity Guarantees
As of December 31, 2012
($ in billions)	Account Value	Gross Net Amount at Risk	Retained Net Amount at Risk	% of Contracts In the Money[4]	% In the Money[5]
U. S. Variable Annuity [1]
GMDB [2]	$64.8	$6.6	$2.2	48%	13%
GMWB	34.2	0.7	0.5	23%	9%
Japan Variable Annuity [1]
GMDB	27.7	5.7	4.8	98%	18%
GMIB [3]	26.0	3.3	3.3	97%	12%
U.K. Variable Annuity [1]
GMDB	1.9	—	—	100%	2%
GMWB	1.7	—	—	24%	7%

Total Variable Annuity Guarantees
As of December 31, 2011
($ in billions)	Account Value	Gross Net Amount at Risk	Retained Net Amount at Risk	% of Contracts In the Money [4]	% In the Money [5]
U. S Variable Annuity [1]
GMDB [2]	$68.7	$12.0	$5.1	77%	15%
GMWB	36.6	1.9	1.6	45%	12%
Japan Variable Annuity [1]
GMDB	29.2	10.9	9.4	99%	27%
GMIB [3]	27.3	7.5	7.5	99%	22%
U.K. Variable Annuity [1]
GMDB	1.9	0.08	0.08	100%	4%
GMWB	1.8	0.07	0.07	57%	3%

[1]
Policies with a guaranteed living benefit (a GMWB in the US or UK, or a GMIB in Japan) also have a guaranteed death benefit. The net amount at risk (“NAR”) for each benefit is shown; however these benefits are not additive. When a policy terminates due to death, any NAR related to GMWB or GMIB is released. Similarly, when a policy goes into benefit status on a GMWB or, by contract, the GMDB NAR is reduced to zero. When a policy goes into benefit status on a GMIB, its GMDB NAR is released.

[2]	Excludes group annuity contracts with GMDB benefits.

[3]	Includes small amount of GMWB and GMAB.

[4]	Excludes contracts that are fully reinsured.

[5]	For all contracts that are “in the money”, this represents the percentage by which the average contract was in the money.

Many policyholders with a GMDB also have a GMWB in the U.S. or GMIB in Japan. Policyholders that have a product that offer both guarantees can only receive the GMDB or the GMIB benefit in Japan or the GMDB or GMWB in the U.S. The GMDB NAR disclosed in the tables above is a point in time measurement and assumes that all participants utilize the GMDB benefit on that measurement date. For additional information on the Company's GMDB liability, see Note 10 of the Notes to Consolidated Financial Statements.
The Company expects to incur these payments in the future only if the policyholder has an “in the money” GMWB at their death or their account value is reduced to a specified level, through contractually permitted withdrawals and/or market declines. If the account value is reduced to the specified level, the contract holder will receive an annuity equal to the guaranteed remaining benefit (“GRB”). For the Company’s “life-time” GMWB products, this annuity can continue beyond the GRB. As the account value fluctuates with equity market returns on a daily basis and the “life-time” GMWB payments can exceed the GRB, the ultimate amount to be paid by the Company, if any, is uncertain and could be significantly more or less than the Company’s current carried liability. For additional information on the Company’s GMWB liability, see Note 5 of the Notes to Consolidated Financial Statements.
For GMIB contracts, in general, the policyholder has the right to elect to annuitize benefits, beginning (for certain products) on the tenth or fifteenth anniversary year of contract commencement, receive lump sum payment of the then current account value, or remain in the variable sub-account. For GMIB contracts, if the policyholder makes the election, the policyholder is entitled to receive the original investment value over a 10- to 15- year annuitization period. A small percentage of the contracts will first become eligible to elect annuitization beginning in 2013. The remainder of the contracts will first become eligible to elect annuitization from 2014 to 2022. Because policyholders have various contractual rights to defer their annuitization election, the period over which annuitization election can take place is subject to policyholder behavior and therefore indeterminate. In addition, upon annuitization the contractholder surrenders access to the account value and the account value is transferred to the Company’s general account where it is invested and the additional investment proceeds are used towards payment of the original investment value. If the original investment value exceeds the account value upon annuitization then the contract is “in the money”. As of December 31, 2012, 73% of retained NAR is reinsured to an affiliate of The Hartford. For additional information on the Company’s GMIB liability, see Note 10 of the Notes to Consolidated Financial Statements.
The following table represents the timing of account values eligible for annuitization under the Japan GMIB as well as the NAR. The account values reflect 100% annuitization at the earliest point allowed by the contract and no adjustments for future market returns and policyholder behaviors. Future market returns, changes in the value of the Japanese yen and policyholder behaviors will impact account values eligible for annuitization in the years presented.

GMIB [1]	As of December 31, 2012
($ in billions)	Account Value	Net Amount at Risk
2013	$0.3	$—
2014	4.3	0.2
2015	7.1	0.8
2016	2.3	0.4
2017	2.7	0.5
2018 & beyond [2]	6.5	0.9
Total	$23.2	$2.8

[1]	Excludes certain non-GMIB living benefits of $2.8 billion of account value and $0.5 billion of NAR.

[2]	In 2018 & beyond, $2.5 billion of the $6.5 billion is associated with account value that is eligible in 2021.

Variable Annuity Market Risk Exposures
The following table summarizes the broad Variable Annuity Guarantees offered by the Company and the market risks to which the guarantee is most exposed from a U.S. GAAP accounting perspective.

Variable Annuity Guarantees [1]	U.S. GAAP Treatment [1]	Primary Market Risk Exposures [1]
U.S. Variable Guarantees
GMDB	Accumulation of the portion of fees required to cover expected claims, less accumulation of actual claims paid	Equity Market Levels
GMWB	Fair Value	Equity Market Levels / Implied Volatility / Interest Rates
For Life Component of GMWB	Accumulation of the portion of fees required to cover expected claims, less accumulation of actual claims paid	Equity Market Levels
International Variable Guarantees
GMDB & GMIB	Accumulation of the portion of fees required to cover expected claims, less accumulation of actual claims paid	Equity Market Levels / Interest Rates / Foreign Currency
GMWB	Fair Value	Equity Market Levels / Implied Volatility / Interest Rates / Foreign Currency
GMAB	Fair Value	Equity Market Levels / Implied Volatility / Interest Rates / Foreign Currency

[1]	Each of these guarantees and the related U.S. GAAP accounting volatility will also be influenced by actual and estimated policyholder behavior.

Risk Hedging
Variable Annuity Hedging Program
The Company’s variable annuity hedging is primarily focused on reducing the economic exposure to market risks associated with guaranteed benefits that are embedded in our global VA contracts through the use of reinsurance and capital market derivative instruments. The variable annuity hedging also considers the potential impacts on Statutory accounting results.
Reinsurance
The Company uses reinsurance for a portion of contracts with GMWB riders issued prior to the third quarter of 2003 and GMWB risks associated with a block of business sold between the third quarter of 2003 and the second quarter of 2006. The Company also uses reinsurance for a majority of the GMDB issued in the U.S. and a portion of the GMDB issued in Japan.
Capital Market Derivatives
GMWB Hedge Program
The Company enters into derivative contracts to hedge market risk exposures associated with the GMWB liabilities that are not reinsured. These derivative contracts include customized swaps, interest rate swaps and futures, and equity swaps, options, and futures, on certain indices including the S&P 500 index, EAFE index, and NASDAQ index.
Additionally, the Company holds customized derivative contracts to provide protection from certain capital market risks for the remaining term of specified blocks of non-reinsured GMWB riders. These customized derivative contracts are based on policyholder behavior assumptions specified at the inception of the derivative contracts. The Company retains the risk for differences between assumed and actual policyholder behavior and between the performance of the actively managed funds underlying the separate accounts and their respective indices.
While the Company actively manages this dynamic hedging program, increased U.S. GAAP earnings volatility may result from factors including, but not limited to: policyholder behavior, capital markets, divergence between the performance of the underlying funds and the hedging indices, changes in hedging positions and the relative emphasis placed on various risk management objectives.

Macro Hedge Program
The Company’s macro hedging program uses derivative instruments such as options and futures on equities and interest rates to provide protection against the statutory tail scenario risk arising from U.S., GMWB and GMDB liabilities, on the Company’s statutory surplus. These macro hedges cover some of the residual risks not otherwise covered by specific dynamic hedging programs. Management assesses this residual risk under various scenarios in designing and executing the macro hedge program. The macro hedge program will result in additional U.S. GAAP earnings volatility as changes in the value of the macro hedge derivatives, which are designed to reduce statutory reserve and capital volatility, may not be closely aligned to changes in U.S. GAAP liabilities.
International Hedge Programs
The Company enters into derivative contracts to hedge market risk exposures associated with the guaranteed benefits which are embedded in the international variable annuity contracts. These derivative contracts include foreign currency forwards and options, interest rate swaps and futures, and equity swaps, customized swaps, options, and futures on certain broadly traded global equity indices including the S&P500 index, Nikkei 225 index, FTSE 100 index, and Euro Stoxx 50.
While the Company actively manages these dynamic hedging programs, increased U.S. GAAP earnings volatility may result from factors including, but not limited to: focus on reducing the economic exposure to market risks associated with guaranteed benefits, capital markets, changes in hedging positions and the relative emphasis placed on various risk management objectives.
Variable Annuity Hedging Program Sensitivities
The following table presents the accounting treatment of the underlying guaranteed living benefits and the related hedge assets by hedge program.

U.S. Programs				International Programs
GMWB		Macro		Japan/UK
Hedge Assets	Liabilities	Hedge Assets	Liabilities	Hedge Assets	Liabilities [1]
Fair Value	Fair Value	Fair Value	Not Fair Value	Fair Value	Not Fair Value

[1]
The liabilities for international variable annuity are primarily not measured on a fair value basis. However there is an immaterial portion of the international variable annuity with a GMWB or GMAB which is measured on a fair value basis.

The following table presents our estimates of the potential instantaneous impacts from sudden market stresses related to equity market prices, interest rates, implied market volatilities, and foreign currency exchange rates. The sensitivities below represent: (1) the net estimated difference between the change in the fair value of GMWB liabilities and the underlying hedge instruments and (2) the estimated change in fair value of the hedge instruments for the macro and international hedge programs, before the impacts of amortization of DAC, and taxes. As noted in the table above, certain hedge assets are used to hedge liabilities that are not carried at fair value and will not have a liability offset in the U.S. GAAP sensitivity analysis. All sensitivities are measured as of year end and are related to the fair value of liabilities and hedge instruments in place as of year end for the Company’s variable annuity hedge programs. The impacts presented in the table below are estimated individually and measured without consideration of any correlation among market risk factors.

U.S. GAAP Sensitivity Analysis	As of December 31, 2012
(pre Tax/DAC) [1]	U.S. Programs						International Programs [2]
	GMWB			Macro			Japan/UK
Equity Market Return	(20)%	(10)%	10%	(20)%	(10)%	10%	(20)%	(10)%	10%
Potential Net Fair Value Impact	$(150)	$(66)	$41	$407	$70	$(36)	$509	$247	$(248)
Interest Rates	-50bps	-25bps	25bps	-50bps	-25bps	25bps	-50bps	-25bps	25bps
Potential Net Fair Value Impact	$(61)	$(32)	$34	$27	$13	$(13)	$135	$72	$(86)
Implied Volatilities	10%	2%	(10)%	10%	2%	(10)%	10%	2%	(10)%
Potential Net Fair Value Impact	$(398)	$(78)	$358	$101	$20	$(97)	$99	$19	$(71)
Yen Strengthens +/ Weakens -	20%	10%	(10)%	20%	10%	(10)%	20%	10%	(10)%
Potential Net Fair Value Impact	N/A	N/A	N/A	N/A	N/A	N/A	$1,131	$353	$(242)

[1]
These sensitivities are based on the following key market levels as of December 31, 2012: 1) S&P of 1426; 2) 10yr US swap rate of 1.91%; 3) S&P 10yr volatility of 25.87% and 4) FX rates of USDJPY @86.75 and EURJPY @114.46.

[2]
Subsequent to December 31, 2012, the Company added additional currency protection. This action resulted in changes in Yen sensitivities from those disclosed above. As of February 21, 2013, the potential net fair value impact for the additional currency protection from Yen instantaneously strengthening by 20% and 10% are $333 and $90, respectively; and Yen instantaneously weakening by (10)% is $(58).

The above sensitivity analysis is an estimate and should not be used to predict the Company’s future financial performance of its variable annuity hedge programs. The actual net changes in the fair value liability and the hedging assets illustrated in the above table may vary materially depending on a variety of factors which include but are not limited to:

•
The sensitivity analysis is only valid as of the measurement date and assumes instantaneous changes in the capital market factors and no ability to rebalance hedge positions prior to the market changes;

•	Changes to the underlying hedging program, policyholder behavior, and variation in underlying fund performance relative to the hedged index, which could materially impact the liability; and

•	The impact of elapsed time on liabilities or hedge assets, any non-parallel shifts in capital market factors, or correlated moves across the sensitivities.

Foreign Currency Exchange Risk
Foreign currency exchange risk is defined as the risk of financial loss due to changes in the relative value between currencies. The Company’s foreign currency exchange risk is related to non-U.S. dollar denominated liability contracts, including its GMDB, GMAB, GMWB and GMIB benefits associated with its Japanese and U.K. variable annuities, the investment in and net income of the Japanese and U.K. operations, non-U.S. dollar denominated investments, which primarily consist of fixed maturity investments, and a yen denominated individual fixed annuity product. In addition, Talcott Resolution issued non-U.S. dollar denominated funding agreement liability contracts. A portion of the Company’s foreign currency exposure is mitigated through the use of derivatives.
The company manages the market risk, including foreign currency exchange risk, associated with the guaranteed benefits related to the Japanese and U.K. variable annuities through its comprehensive International Hedge Program. For more information on the International Hedge Program, including the foreign currency exchange risk sensitivity analysis, see the Variable Product Guarantee Risks and Risk Management section.
In order to manage the currency exposure related to non-U.S. dollar denominated investments and the non-U.S. dollar denominated funding agreement liability contracts, the Company entered into foreign currency swaps and forwards to hedge the variability in cash flows or fair value. These foreign currency swap and forward agreements are structured to match the foreign currency cash flows of the hedged foreign denominated securities and liabilities.
The yen denominated individual fixed annuity product was written by Hartford Life Insurance K.K. (“HLIKK”), a wholly-owned Japanese subsidiary of Hartford Life, Inc. (“HLI”), and subsequently reinsured to Hartford Life Insurance Company, a U.S. dollar based wholly-owned indirect subsidiary of HLI. During 2009, the Company suspended new sales of the Japan business. The underlying investment strategy involves investing in the U.S. securities markets, which offer favorable credit spreads. The yen denominated fixed annuity product (“yen fixed annuities”) is recorded in the consolidated balance sheets with invested assets denominated in dollars while policyholder liabilities are denominated in yen and converted to U.S. dollars based upon the December 31 yen to U.S. dollar spot rate. The difference between U.S. dollar denominated investments and yen denominated liabilities exposes the Company to currency risk. The Company manages the currency risk associated with the yen fixed annuities primarily with pay variable U.S. dollar and receive fixed yen currency swaps.
Although economically an effective hedge, a divergence between the yen denominated fixed annuity product liability and the currency swaps exists primarily due to the difference in the basis of accounting between the liability and the derivative instruments (i.e., historical cost versus fair value). The yen denominated fixed annuity product liabilities are recorded on a historical cost basis and are only adjusted for changes in foreign spot rates and accrued income. The currency swaps are recorded at fair value, incorporating changes in value due to changes in forward foreign exchange rates, interest rates and accrued income. A portion of the Company’s foreign currency exposure is mitigated through the use of derivatives.
Fixed Maturity Investments
The risk associated with the non-U.S. dollar denominated fixed maturities relates to potential decreases in value and income resulting from unfavorable changes in foreign exchange rates. The fair value of the non-U.S. dollar denominated fixed maturities, which are primarily denominated in euro, sterling, yen and Canadian dollars, at December 31, 2012 and 2011, were approximately $2.1 billion and $2.3 billion, respectively. Included in these amounts are $1.8 billion and $1.9 billion at December 31, 2012 and 2011, respectively, related to non-U.S. dollar denominated fixed maturity securities that directly support liabilities denominated in the same currencies. At December 31, 2012 and 2011, the derivatives used to hedge currency exchange risk related to the remaining non-U.S. dollar denominated fixed maturities had a total notional amount of $246 and $399, respectively, and total fair value of $(17) and $12, respectively.
Based on the fair values of the Company’s non-U.S. dollar denominated securities, including the associated yen denominated fixed annuity product liabilities, and derivative instruments as of December 31, 2012 and 2011, management estimates that a 10% unfavorable change in exchange rates would decrease the fair values by a before-tax total of approximately $114 and $113, respectively. The estimated impact was based upon a 10% change in December 31 spot rates. The selection of the 10% unfavorable change was made only for illustration of the potential hypothetical impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis.
Liabilities
Talcott Resolution previously issued non-U.S. dollar denominated funding agreement liability contracts. The Company hedged the foreign currency risk associated with these liability contracts with currency rate swaps. At December 31, 2012 and 2011, the derivatives used to hedge foreign currency exchange risk related to foreign denominated liability contracts had a total notional amount of $134 and $771 and a total fair value of less than $1 and $(57), respectively.

The Company uses currency swaps to manage the foreign currency risk associated with the yen denominated individual fixed annuity product. As of December 31, 2012 and 2011, the notional value of the currency swaps was $1.7 billion and $1.9 billion and the fair value was $224 and $514, respectively. The currency swaps are recorded at fair value, incorporating changes in value due to changes in forward foreign exchange rates, interest rates and accrued income. A before-tax net loss of $(36) and net gains of $3 and $27 for the years ended December 31, 2012, 2011 and 2010, respectively, which includes the changes in value of the currency swaps, excluding net periodic coupon settlements, and the yen fixed annuity contract remeasurement, was recorded in net realized capital gains and losses.
Financial Risk on Statutory Capital
Statutory surplus amounts and risk-based capital (“RBC”) ratios may increase or decrease in any period depending upon a variety of factors and may be compounded in extreme scenarios or if multiple factors occur at the same time. At times the impact of changes in certain market factors or a combination of multiple factors on RBC ratios can be counterintuitive. Factors include:

•
In general, as equity market levels and interest rates decline, the amount and volatility of both our actual potential obligation, as well as the related statutory surplus and capital margin for death and living benefit guarantees associated with U.S. variable annuity contracts can be materially negatively affected, sometimes at a greater than linear rate. Other market factors that can impact statutory surplus, reserve levels and capital margin include differences in performance of variable subaccounts relative to indices and/or realized equity and interest rate volatilities. In addition, as equity market levels increase, generally surplus levels will increase. RBC ratios will also tend to increase when equity markets increase. However, as a result of a number of factors and market conditions, including the level of hedging costs and other risk transfer activities, reserve requirements for death and living benefit guarantees and RBC requirements could increase with rising equity markets, resulting in lower RBC ratios. Non-market factors, which can also impact the amount and volatility of both our actual potential obligation, as well as the related statutory surplus and capital margin, include actual and estimated policyholder behavior experience as it pertains to lapsation, partial withdrawals, and mortality.

•
Similarly, for guaranteed benefits (GMDB, GMIB, and GMWB) reinsured from our international operations to our U.S. insurance subsidiaries, the amount and volatility of both our actual potential obligation, as well as the related statutory surplus and capital margin can be materially affected by a variety of factors, both market and non-market. Market factors include declines in various equity market indices and interest rates, changes in value of the yen versus other global currencies, difference in the performance of variable subaccounts relative to indices, and increases in realized equity, interest rate, and currency volatilities. Non-market factors include actual and estimated policyholder behavior experience as it pertains to lapsation, withdrawals, mortality, and annuitization. Risk mitigation activities, such as hedging, may also result in material and sometimes counterintuitive impacts on statutory surplus and capital margin. Notably, as changes in these market and non-market factors occur, both our potential obligation and the related statutory reserves and/or required capital can increase or decrease at a greater than linear rate.

•	As the value of certain fixed-income and equity securities in our investment portfolio decreases, due in part to credit spread widening, statutory surplus and RBC ratios may decrease.

•	As the value of certain derivative instruments that do not qualify for hedge accounting decreases, statutory surplus and RBC ratios may decrease.

•
The life insurance subsidiaries’ exposure to foreign currency exchange risk exists with respect to non-U.S. dollar denominated assets and liabilities. Assets and liabilities denominated in foreign currencies are accounted for at their U.S. dollar equivalent values using exchange rates at the balance sheet date. As foreign currency exchange rates vary in comparison to the U.S. dollar, the remeasured value of those non-dollar denominated assets or liabilities will also vary, causing an increase or decrease to statutory surplus.

•
Our statutory surplus is also impacted by widening credit spreads as a result of the accounting for the assets and liabilities in our fixed market value adjusted (“MVA”) annuities. Statutory separate account assets supporting the fixed MVA annuities are recorded at fair value. In determining the statutory reserve for the fixed MVA annuities, we are required to use current crediting rates in the U.S. and Japanese LIBOR in Japan. In many capital market scenarios, current crediting rates in the U.S. are highly correlated with market rates implicit in the fair value of statutory separate account assets. As a result, the change in statutory reserve from period to period will likely substantially offset the change in the fair value of the statutory separate account assets. However, in periods of volatile credit markets, actual credit spreads on investment assets may increase sharply for certain sub-sectors of the overall credit market, resulting in statutory separate account asset market value losses. As actual credit spreads are not fully reflected in the current crediting rates in the U.S. or Japanese LIBOR in Japan, the calculation of statutory reserves will not substantially offset the change in fair value of the statutory separate account assets resulting in reductions in statutory surplus. This has resulted and may continue to result in the need to devote significant additional capital to support the product.

Most of these factors are outside of the Company’s control. The Company’s financial strength and credit ratings are significantly influenced by the statutory surplus amounts and RBC ratios of our insurance company subsidiaries. In addition, rating agencies may implement changes to their internal models that have the effect of increasing or decreasing the amount of statutory capital we must hold in order to maintain our current ratings.

The Company has reinsured approximately 17% of its risk associated with U.S. GMWB and 67.2% of its risk associated with the aggregate U.S. GMDB exposure. These reinsurance agreements serve to reduce the Company’s exposure to changes in the statutory reserves and the related capital and RBC ratios associated with changes in the capital markets. The Company also continues to explore other solutions for mitigating the capital market risk effect on surplus, such as internal and external reinsurance solutions, modifications to our hedging program, changes in product design, increasing pricing and expense management.
Credit Risk
Credit risk is defined as the risk of financial loss due to uncertainty of an obligor’s or counterparty’s ability or willingness to meet its obligations in accordance with agreed upon terms. The majority of the Company’s credit risk is concentrated in its investment holdings but is also present in reinsurance and insurance portfolios. Credit risk is comprised of three major factors: the risk of change in credit quality, or credit migration risk; the risk of default; and the risk of a change in value of a financial instrument due to changes in credit spread that are unrelated to changes in obligor credit quality. A decline in creditworthiness is typically associated with an increase in an investment’s credit spread, potentially resulting in an increase in other-than-temporary impairments and an increased probability of a realized loss upon sale.
The objective of the Company’s enterprise credit risk management strategy is to identify, quantify, and manage credit risk on an aggregate portfolio basis and to limit potential losses in accordance with an established credit risk appetite. The Company manages to its risk appetite by primarily holding a diversified mix of investment grade issuers and counterparties across its investment, reinsurance, and insurance portfolios. Potential losses are also limited within portfolios by diversifying across geographic regions, asset types, and sectors.
The Company manages a credit exposure from its inception to its maturity or sale. Both the investment and reinsurance areas have formulated procedures for counterparty approvals and authorizations. Although approval processes may vary by area and type of credit risk, approval processes establish minimum levels of creditworthiness and financial stability. Eligible credits are subjected to prudent and conservative underwriting reviews. Within the investment portfolio, private securities, such as commercial mortgages, and private placements, must be presented to their respective review committees for approval.
Credit risks are managed on an on-going basis through the use of various processes and analyses. At the investment, reinsurance, and insurance product levels, fundamental credit analyses are performed at the issuer/counterparty level on a regular basis. To provide a holistic review within the investment portfolio, fundamental analyses are supported by credit ratings, assigned by nationally recognized rating agencies or internally assigned, and by quantitative credit analyses. The Company utilizes a credit Value at Risk ("VaR") to measure default and migration risk on a monthly basis. Issuer and security level risk measures are also utilized. In the event of deterioration in credit quality, the Company maintains watch lists of problem counterparties within the investment and reinsurance portfolios. The watch lists are updated based on regular credit examinations and management reviews. The Company also performs quarterly assessments of probable expected losses in the investment portfolio. The process is conducted on a sector basis and is intended to promptly assess and identify potential problems in the portfolio and to recognize necessary impairments.
Credit risk policies at the enterprise and operation level ensure comprehensive and consistent approaches to quantifying, evaluating, and managing credit risk under expected and stressed conditions. These policies define the scope of the risk, authorities, accountabilities, terms, and limits, and are regularly reviewed and approved by senior management and ERM. Aggregate counterparty credit quality and exposure is monitored on a daily basis utilizing an enterprise-wide credit exposure information system that contains data on issuers, ratings, exposures, and credit limits. Exposures are tracked on a current and potential basis. Credit exposures are reported regularly to the ERCC and to the Finance, Investment and Risk Management Committee (“FIRMCo”). Exposures are aggregated by ultimate parent across investments, reinsurance receivables, insurance products with credit risk, and derivative counterparties. The credit database and reporting system are available to all key credit practitioners in the enterprise.
The Company exercises various and differing methods to mitigate its credit risk exposure within its investment and reinsurance portfolios. Some of the reasons for mitigating credit risk include financial instability or poor credit, avoidance of arbitration or litigation, future uncertainty, and exposure in excess of risk tolerances. Credit risk within the investment portfolio is most commonly mitigated through the use of derivative instruments or asset sales. Counterparty credit risk is mitigated through the practice of entering into contracts only with highly creditworthy institutions and through the practice of holding and posting of collateral. Systemic credit risk is mitigated through the construction of high-quality, diverse portfolios that are subject to regular underwriting of credit risks. For further discussion of the Company’s investment and derivative instruments, see the Investment Management section and Note 6 of the Notes to Consolidated Financial Statements. Further discussion on managing and mitigating credit risk from the use of reinsurance via an enterprise security review process, see the Reinsurance section.
As of December 31, 2012, the Company's only exposure to any credit concentration risk of a single issuer greater than 10% of the Company's stockholders' equity, other than the U.S. government and certain U.S. government securities, was the Government of Japan, which represented $2.7 billion, or 12% of stockholders' equity, and 2% of total invested assets. For further discussion of concentration of credit risk, see the Concentration of Credit Risk section in Note 6 of the Notes to Consolidated Financial Statements.

Derivative Instruments
The Company utilizes a variety of over-the-counter and exchange traded derivative instruments as a part of its overall risk management strategy, as well as to enter into replication transactions. Derivative instruments are used to manage risk associated with interest rate, equity market, credit spread, issuer default, price, and currency exchange rate risk or volatility. Replication transactions are used as an economical means to synthetically replicate the characteristics and performance of assets that would otherwise be permissible investments under the Company’s investment policies. For further information on the Company’s use of derivatives, see Note 6 of the Notes to Consolidated Financial Statements.
Derivative activities are monitored and evaluated by the Company’s compliance and risk management teams and reviewed by senior management. In addition, the Company monitors counterparty credit exposure on a monthly basis to ensure compliance with Company policies and statutory limitations. The notional amounts of derivative contracts represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk. Downgrades to the credit ratings of The Hartford’s insurance operating companies may have adverse implications for its use of derivatives including those used to hedge benefit guarantees of variable annuities. In some cases, downgrades may give derivative counterparties the unilateral contractual right to cancel and settle outstanding derivative trades or require additional collateral to be posted. In addition, downgrades may result in counterparties becoming unwilling to engage in additional over-the-counter (“OTC”) derivatives requiring greater collateralization before entering into any new trades. This will restrict the supply of derivative instruments commonly used to hedge variable annuity guarantees, particularly long-dated equity derivatives and interest rate swaps. Under these circumstances, the Company’s operating subsidiaries could conduct hedging activity using a combination of cash and exchange-traded instruments, in addition to using the available OTC derivatives.
The Company uses various derivative counterparties in executing its derivative transactions. The use of counterparties creates credit risk that the counterparty may not perform in accordance with the terms of the derivative transaction. The Company has developed a derivative counterparty exposure policy which limits the Company’s exposure to credit risk. The derivative counterparty exposure policy establishes market-based credit limits, favors long-term financial stability and creditworthiness of the counterparty and typically requires credit enhancement/credit risk reducing agreements. The Company minimizes the credit risk of derivative instruments by entering into transactions with high quality counterparties primarily rated A or better, which are monitored and evaluated by the Company’s risk management team and reviewed by senior management. In addition, the Company monitors counterparty credit exposure on a monthly basis to ensure compliance with Company policies and statutory limitations. The Company also generally requires that derivative contracts, other than exchange traded contracts, certain forward contracts, and certain embedded and reinsurance derivatives, be governed by an International Swaps and Derivatives Association Master Agreement, which is structured by legal entity and by counterparty and permits right of offset.
The Company has developed credit exposure thresholds which are based upon counterparty ratings. Credit exposures are measured using the market value of the derivatives, resulting in amounts owed to the Company by its counterparties or potential payment obligations from the Company to its counterparties. Credit exposures are generally quantified daily based on the prior business day’s market value and collateral is pledged to and held by, or on behalf of, the Company to the extent the current value of the derivatives exceed the contractual thresholds. In accordance with industry standard and the contractual agreements, collateral is typically settled on the next business day. The Company has exposure to credit risk for amounts below the exposure thresholds which are uncollateralized, as well as for market fluctuations that may occur between contractual settlement periods of collateral movements.
For the company’s domestic derivative programs, the maximum uncollateralized threshold for a derivative counterparty for a single legal entity is $10. The Company currently transacts OTC derivatives in five legal entities that have a threshold greater than zero and therefore the maximum combined threshold for a single counterparty across all legal entities that use derivatives is $50. In addition, the Company may have exposure to multiple counterparties in a single corporate family due to a common credit support provider. As of December 31, 2012, for the company’s domestic derivative programs, the maximum combined threshold for all counterparties under a single credit support provider across all legal entities that use derivatives is $100. Based on the contractual terms of the collateral agreements, these thresholds may be immediately reduced due to a downgrade in either party’s credit rating. Beginning in the fourth quarter of 2011, the Company began hedging its Japan exposures within the legal entity HLIKK. The counterparty credit exposures at HLIKK are generally managed to be consistent with the maximum uncollateralized threshold of the domestic program. However, for three HLIKK counterparties, the maximum uncollateralized exposures are higher than $10 . These three counterparties maintain credit ratings of A3 or better and the Company actively monitors their credit standing. For further discussion, see the Derivative Commitments section of Note 13 of the Notes to Consolidated Financial Statements.
For the year ended December 31, 2012, the Company has incurred no losses on derivative instruments due to counterparty default.

In addition to counterparty credit risk, the Company may also introduce credit risk through the use of credit default swaps that are entered into to manage credit exposure. Credit default swaps involve a transfer of credit risk of one or many referenced entities from one party to another in exchange for periodic payments. The party that purchases credit protection will make periodic payments based on an agreed upon rate and notional amount, and for certain transactions there will also be an upfront premium payment. The second party, who assumes credit risk, will typically only make a payment if there is a credit event as defined in the contract and such payment will be typically equal to the notional value of the swap contract less the value of the referenced security issuer’s debt obligation. A credit event is generally defined as default on contractually obligated interest or principal payments or bankruptcy of the referenced entity.
The Company uses credit derivatives to purchase credit protection and to assume credit risk with respect to a single entity, referenced index, or asset pool. The Company purchases credit protection through credit default swaps to economically hedge and manage credit risk of certain fixed maturity investments across multiple sectors of the investment portfolio. The Company also enters into credit default swaps that assume credit risk as part of replication transactions. Replication transactions are used as an economical means to synthetically replicate the characteristics and performance of assets that would otherwise be permissible investments under the Company’s investment policies. These swaps reference investment grade single corporate issuers and baskets, which include customized diversified portfolios of corporate issuers, which are established within sector concentration limits and may be divided into tranches which possess different credit ratings.
As of December 31, 2012 and 2011, the notional amount related to credit derivatives that purchase credit protection was $2.2 billion and $1.7 billion, respectively, while the fair value was $21 and $36, respectively. As of December 31, 2012 and 2011, the notional amount related to credit derivatives that assume credit risk was $2.7 billion and $3.0 billion, respectively, while the fair value was $(29) and $(648), respectively. For further information on credit derivatives, see Note 6 of the Notes to Consolidated Financial Statements.
Investment Portfolio Risks and Risk Management
Investment Portfolio Composition
The following table presents the Company’s fixed maturities, AFS, by credit quality. The ratings referenced below are based on the ratings of a nationally recognized rating organization or, if not rated, assigned based on the Company’s internal analysis of such securities.

Fixed Maturities by Credit Quality
	December 31, 2012			December 31, 2011
	Amortized Cost	Fair Value	Percent of Total Fair Value	Amortized Cost	Fair Value	Percent of Total Fair Value
United States Government/Government agencies	$10,481	$10,975	12.8%	$8,901	$9,364	11.4%
AAA	8,646	9,220	10.7%	9,631	10,113	12.4%
AA	14,939	16,104	18.7%	15,471	15,844	19.4%
A	20,396	22,650	26.4%	19,501	21,053	25.7%
BBB	20,833	22,689	26.4%	20,972	21,760	26.6%
BB & below	4,452	4,284	5.0%	4,502	3,675	4.5%
Total fixed maturities	$79,747	$85,922	100.0%	$78,978	$81,809	100.0%
The movement in the overall credit quality of the Company’s portfolio was primarily attributable to an increase in U.S. Government/Government agencies, which increased largely due to collateral associated with repurchase agreements and dollar roll transactions. For further information on repurchase and dollar roll agreements, see Note 6 of the Notes to the Consolidated Financial Statements. Fixed maturities, FVO, are not included in the above table. For further discussion on fair value option securities, see Note 5 of the Notes to Consolidated Financial Statements.

The following table presents the Company’s AFS securities by type, as well as fixed maturities, FVO.

Securities by Type
	December 31, 2012					December 31, 2011
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Percent of Total Fair Value	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Percent of Total Fair Value
Asset-backed securities (“ABS”)
Consumer loans	$2,234	$29	$(116)	$2,147	2.5%	$2,688	$34	$(208)	$2,514	3.1%
Small business	336	7	(67)	276	0.3%	418	1	(123)	296	0.4%
Other	313	27	—	340	0.4%	324	20	(1)	343	0.4%
Collateralized debt obligations ("CDOs")
Collateralized loan obligations (“CLOs”)	2,197	—	(68)	2,129	2.5%	2,334	—	(181)	2,153	2.6%
Commercial real estate ("CREs")	420	44	(80)	384	0.4%	485	16	(167)	334	0.4%
Other [1]	553	16	(11)	527	0.6%	—	—	—	—	—%
Commercial mortgage-backed securities ("CMBS")
Agency backed [2]	962	79	—	1,041	1.2%	637	40	—	677	0.8%
Bonds	4,535	293	(160)	4,668	5.4%	5,992	182	(487)	5,687	7.0%
Interest only (“IOs”)	586	45	(19)	612	0.7%	563	49	(25)	587	0.7%
Corporate
Basic industry [1]	3,741	369	(6)	4,104	4.8%	3,690	309	(19)	3,979	4.9%
Capital goods	3,109	389	(2)	3,496	4.1%	3,327	331	(33)	3,625	4.4%
Consumer cyclical	2,423	266	(5)	2,684	3.1%	2,277	206	(8)	2,475	3.0%
Consumer non-cyclical	5,927	759	(7)	6,679	7.8%	5,985	644	(13)	6,616	8.1%
Energy	3,816	499	(3)	4,312	5.0%	3,338	381	(15)	3,704	4.5%
Financial services	7,230	604	(211)	7,623	8.9%	7,763	334	(526)	7,571	9.3%
Tech./comm.	3,971	526	(16)	4,481	5.2%	4,357	443	(61)	4,739	5.8%
Transportation	1,393	163	(2)	1,554	1.8%	1,285	123	(6)	1,402	1.7%
Utilities	7,792	1,017	(24)	8,785	10.2%	8,236	857	(38)	9,055	11.2%
Other [1]	292	39	—	331	0.4%	903	33	(20)	845	1.0%
Foreign govt./govt. agencies	3,985	191	(40)	4,136	4.8%	2,030	141	(10)	2,161	2.6%
Municipal Taxable	2,235	246	(15)	2,466	2.9%	1,688	120	(51)	1,757	2.1%
Tax-exempt	10,766	1,133	(4)	11,895	13.9%	10,869	655	(21)	11,503	14.1%
Residential mortgage-backed securities ("RMBS")
Agency	5,906	259	(3)	6,162	7.2%	4,436	222	—	4,658	5.7%
Non-agency	—	—	—	—	—%	62	—	(2)	60	0.1%
Alt-A	38	—	(1)	37	—%	115	5	(21)	99	0.1%
Sub-prime	1,374	36	(129)	1,281	1.5%	1,348	25	(433)	940	1.1%
U.S. Treasuries	3,613	175	(16)	3,772	4.4%	3,828	203	(2)	4,029	4.9%
Fixed maturities, AFS	79,747	7,211	(1,005)	85,922	100%	78,978	5,374	(2,471)	81,809	100%
Equity securities
Financial services	331	15	(42)	304		479	10	(187)	302
Other	535	66	(15)	586		577	58	(16)	619
Equity securities, AFS	866	81	(57)	890		1,056	68	(203)	921
Total AFS securities [3]	$80,613	$7,292	$(1,062)	$86,812		$80,034	$5,442	$(2,674)	$82,730
Fixed maturities, FVO [3]				$1,087					$1,328

[1]	Gross unrealized gains (losses) exclude the fair value of bifurcated embedded derivative features of certain securities. Changes in value are recorded in net realized capital gains (losses).

[2]	Includes securities with pools of loans issued by the Small Business Administration which are backed by the full faith and credit of the U.S. government.

[3]
Includes investments relating to the sales of the Retirement Plans and Individual Life businesses; see Note 2 - Business Dispositions of the Notes to the Consolidated Financial Statements for further discussion of this transaction.

The Company continues to invest in a diversified portfolio with purchases focused on investment grade corporate bonds and additional investments into RMBS agencies and U.S. Treasuries as a part of repurchase and dollar roll transactions. For further information on repurchase and dollar roll agreements, see Note 6 of the Notes to the Consolidated Financial Statements. The Company also reinvested short-term investments into foreign government securities to generate an additional return in support of Japan-related liabilities. In addition, the Company continued to prudently manage exposure to riskier assets through selective sales of CMBS, financial and European exposures. The Company's AFS net unrealized position improved primarily as a result of improved security valuations largely due to credit spread tightening and declining interest rates. Fixed maturities, FVO, primarily represents Japan government securities supporting the Japan fixed annuity product, as well as securities containing an embedded credit derivative for which the Company elected the fair value option. The underlying credit risk of the securities containing credit derivatives are primarily investment grade CRE CDOs. For further discussion on fair value option securities, see Note 5 of the Notes to Consolidated Financial Statements.
European Exposure
Many economies within Europe continue to experience significant adverse economic conditions which have been precipitated in part by high unemployment rates and government debt levels. As a result, issuers in several European countries have experienced credit deterioration and rating downgrades and a reduced ability to access capital markets and/or higher borrowing costs. The concerns regarding the European countries have impacted the capital markets which, in turn, has made it more difficult to contain the European financial crisis. Austerity measures aimed at reducing sovereign debt levels, along with steps taken by the European Central Bank to provide liquidity and credit support to certain countries issuing debt, have helped to stabilize markets to a degree recently. However, core issues still remain. Further contraction of gross domestic product along with elevated unemployment levels may continue to put pressure on sovereign debt.
The Company manages the credit risk associated with the European securities within the investment portfolio on an on-going basis using several processes which are supported by macroeconomic analysis and issuer credit analysis. For additional details regarding the Company’s management of credit risk, see the Credit Risk section of this MD&A. The Company periodically considers alternate scenarios, including a base-case and both a positive and negative “tail” scenario that includes a partial or full break-up of the Eurozone. The outlook for key factors is evaluated, including the economic prospects for key countries, the potential for the spread of sovereign debt contagion, and the likelihood that policymakers and politicians pursue sufficient fiscal discipline and introduce appropriate backstops. Given the inherent uncertainty in the outcome of developments in the Eurozone, however, the Company has been focused on controlling both absolute levels of exposure and the composition of that exposure through both bond and derivative transactions.
The Company has limited direct European exposure, totaling only 5% of total invested assets as of December 31, 2012. The following tables present the Company’s European securities included in the Securities by Type table above. The Company identifies exposures with the issuers’ ultimate parent country of domicile, which may not be the country of the security issuer. Certain European countries were separately listed below, specifically, Greece, Italy, Ireland, Portugal and Spain (“GIIPS”), because of the current significant economic strains persisting in these countries. The criteria used for identifying the countries separately listed includes credit default spreads that exceed the iTraxx SovX index level, an S&P credit quality rating lower than BBB and a gross domestic product ("GDP") greater than $200 billion.

The following tables present the Company’s European securities included in the Securities by Type table above.

December 31, 2012
	Corporate & Equity, AFS Non-Finan. [1]		Corporate & Equity, AFS Financials		Foreign Govt./ Govt. Agencies		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Italy	$4	$4	$—	$—	$—	$—	$4	$4
Spain [3]	53	52	20	20	—	—	73	72
Ireland	143	145	—	—	—	—	143	145
Portugal	—	—	—	—	—	—	—	—
Greece	—	—	—	—	—	—	—	—
Higher risk	200	201	20	20	—	—	220	221
Europe excluding higher risk	4,022	4,525	1,158	1,182	751	827	5,931	6,534
Total Europe	$4,222	$4,726	$1,178	$1,202	$751	$827	$6,151	$6,755
Europe exposure net of credit default swap protection [2]							$5,767	$6,752

December 31, 2011
	Corporate & Equity, AFS Non-Finan. [1]		Corporate & Equity, AFS Financials		Foreign Govt./ Govt. Agencies		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Italy	$314	$255	$—	$—	$—	$—	$314	$255
Spain [3]	191	189	20	19	—	—	211	208
Ireland	163	162	—	—	—	—	163	162
Portugal	15	15	—	—	—	—	15	15
Greece	—	—	—	—	—	—	—	—
Higher risk	683	621	20	19	—	—	703	640
Europe excluding higher risk	4,277	4,695	1,255	1,135	901	970	6,433	6,800
Total Europe	$4,960	$5,316	$1,275	$1,154	$901	$970	$7,136	$7,440
Europe exposure net of credit default swap protection [2]							$6,439	$7,467

[1]
Includes amortized cost and fair value of $74 as of December 31, 2012 and $67 as of December 31, 2011 related to limited partnerships and other alternative investments, the majority of which is domiciled in the United Kingdom.

[2]
Includes a notional amount and fair value of $384 and $(3), respectively, as of December 31, 2012 and $697 and $27, respectively, as of December 31, 2011 related to credit default swap protection. This includes a notional amount of $56 and $89 as of December 31, 2012 and December 31, 2011, respectively, related to single name corporate issuers in the financial services sector.

[3]	The Company has credit default swap protection with a notional amount of $20 related to the Corporate and Equity, AFS Financial Services.
The Company’s European investment exposure largely relates to corporate entities which are domiciled in or generated a significant portion of its revenue within the United Kingdom, Germany, the Netherlands and Switzerland. As of December 31, 2012 and 2011, exposure to the United Kingdom totals less than 2% of total invested assets. The majority of investments are U.S. dollar-denominated, and those securities that are pound and euro-denominated are hedged to U.S. dollars or support foreign-denominated liabilities. For a discussion of foreign currency risks, see the Foreign Currency Exchange Risk section of this MD&A. The Company does not hold any sovereign exposure to the higher risk countries and does not hold any exposure to issuers in Greece. As of December 31, 2012 and 2011, the Company’s unfunded commitments associated with its investment portfolio was immaterial, and the weighted average credit quality of European investments was A- and A, respectively.
As of December 31, 2012 and 2011, the Company’s total credit default swaps that provide credit protection on European issuers had a notional amount of $384 and $697, respectively, and a fair value of $(3) and $27, respectively. Included in those notional amounts as of December 31, 2012 and 2011 were $384 and $407, respectively, on credit default swaps that reference single name corporate and financial European issuers, of which $23 and $125, respectively, relate to the higher risk countries. The maturity dates of credit defaults swaps are primarily consistent with the hedged bonds. Also included are credit default swaps with a notional amount of $290 as of December 31, 2011 which reference a standard basket of European corporate and financial issuers. For further information on the use of the Company’s credit derivatives and counterparty credit quality, see Derivative Instruments within the Credit Risk section of this MD&A.

In addition to the credit risk associated with the investment portfolio, the Company has $236 of reinsurance recoverables due from legal entity counterparties domiciled within Europe. For a more detail discussion of the Company's reinsurance arrangements, see Note 7 of the Notes to the Consolidated Financial Statements.
Included in the Company’s equity securities, trading, portfolio are investments in World Government Bond Index Funds (“WGBI funds”). The fair value of the WGBI funds at December 31, 2012 and 2011 was $11.8 billion and $12.5 billion, respectively. Because several of these funds are managed by third party asset managers, the Company does not have access to detailed holdings; however, the WGBI funds' investment mandate follows the Citigroup non-Japan World Government Fund Index (“the index”) and includes allocations to certain European sovereign debt. The estimated fair value of the European allocation based upon the index benchmark allocation was $5.0 billion and $5.4 billion as of December 31, 2012 and 2011, respectively. Included in this estimated European exposure were investments in Ireland, Italy, Portugal and Spain with an estimated fair value of $1.6 billion and $1.7 billion as of December 31, 2012 and 2011, respectively. The index guidelines allow investment in issuers rated BBB- or higher by Standard and Poor's or Baa3 or higher by Moody's. Should an issuer’s credit rating fall below both of these rating levels they will be removed from the Index and the holdings will be liquidated. Because these assets support the international variable annuity business, changes in the value of these investments are reflected in the corresponding policyholder liabilities. The Company’s indirect exposure to these holdings is through any guarantees issued on the underlying variable annuity policies. The Company has also entered into credit default swaps with a notional amount and fair value of $350 and $28 , respectively, to hedge certain sovereign credit risks.
Financial Services
The Company’s exposure to the financial services sector is predominantly through banking and insurance institutions. The following table presents the Company’s exposure to the financial services sector included in the Securities by Type table above.

	December 31, 2012			December 31, 2011
	Amortized Cost	Fair Value	Net Unrealized	Amortized Cost	Fair Value	Net Unrealized
AAA	$47	$49	$2	$240	$245	$5
AA	1,039	1,125	86	1,698	1,675	(23)
A	3,539	3,763	224	3,664	3,685	21
BBB	2,537	2,563	26	2,335	1,998	(337)
BB & below	399	427	28	305	270	(35)
Total	$7,561	$7,927	$366	$8,242	$7,873	$(369)
Domestic financial companies continued to stabilize throughout 2012 due to improved earnings performance, strengthening of asset quality and capital generation. However, spread volatility remains high due to capital market and economic uncertainty surrounding debt ceiling and sequestration issues, as well as lingering concerns related to the Eurozone. Financial institutions remain vulnerable to these concerns, as well as ongoing stress in the real estate markets which could adversely impact the Company’s net unrealized position.
Commercial Real Estate
The commercial real estate market continued to show signs of improving fundamentals such as spread tightening, firming property prices, increases in transaction volume and modestly easing financing conditions. While delinquencies still remain at elevated levels, they have improved throughout 2012.
The following table presents the Company’s exposure to CMBS bonds by current credit quality and vintage year, included in the Securities by Type table above. Credit protection represents the current weighted average percentage of the outstanding capital structure subordinated to the Company’s investment holding that is available to absorb losses before the security incurs the first dollar loss of principal and excludes any equity interest or property value in excess of outstanding debt.

CMBS — Bonds [1]

December 31, 2012
	AAA		AA		A		BBB		BB and Below		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
2003 & Prior	$180	$184	$102	$103	$57	$56	$5	$5	$42	$43	$386	$391
2004	171	178	73	82	36	36	24	24	20	12	324	332
2005	446	485	105	107	121	122	152	139	100	82	924	935
2006	682	757	167	178	129	135	235	229	316	278	1,529	1,577
2007	371	409	289	301	150	154	31	31	188	160	1,029	1,055
2008	55	66	—	—	—	—	—	—	—	—	55	66
2009	28	30	—	—	—	—	—	—	—	—	28	30
2010	18	21	—	—	22	23	—	—	—	—	40	44
2011	121	135	—	—	—	—	—	—	—	—	121	135
2012	98	102	—	—	—	—	1	1	—	—	99	103
Total	$2,170	$2,367	$736	$771	$515	$526	$448	$429	$666	$575	$4,535	$4,668
Credit protection	29.7%		23.4%		23.3%		16.8%		9.2%		23.7%

December 31, 2011
	AAA		AA		A		BBB		BB and Below		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
2003 & Prior	$408	$415	$148	$144	$83	$81	$16	$13	$33	$30	$688	$683
2004	333	349	68	75	45	41	30	28	26	21	502	514
2005	520	556	101	96	178	151	177	138	71	57	1,047	998
2006	713	762	516	493	180	159	362	298	430	302	2,201	2,014
2007	245	267	296	275	123	97	166	130	195	149	1,025	918
2008	55	60	—	—	—	—	—	—	—	—	55	60
2009	28	29	—	—	—	—	—	—	—	—	28	29
2010	29	31	—	—	—	—	—	—	—	—	29	31
2011	417	440	—	—	—	—	—	—	—	—	417	440
Total	$2,748	$2,909	$1,129	$1,083	$609	$529	$751	$607	$755	$559	$5,992	$5,687
Credit protection	27.3%		22.7%		19.7%		13.8%		8.2%		21.6%
[1] The vintage year represents the year the pool of loans was originated.
The Company also has AFS exposure to CRE CDOs with an amortized cost and fair value of $420 and $384, respectively, as of December 31, 2012 and $485 and $334, respectively, as of December 31, 2011. These securities are comprised of diversified pools of commercial mortgage loans or equity positions of other CMBS securitizations. Although the Company does not plan to invest in this asset class going forward, we continue to monitor these investments as economic and market uncertainties regarding future performance impact market liquidity and security premiums.
In addition to CMBS bonds and CRE CDOs, the Company has exposure to commercial mortgage loans as presented in the following table. These loans are collateralized by a variety of commercial properties and are diversified both geographically throughout the United States and by property type. These loans may be either in the form of a whole loan, where the Company is the sole lender, or a loan participation. Loan participations are loans where the Company has purchased or retained a portion of an outstanding loan or package of loans and participates on a pro-rata basis in collecting interest and principal pursuant to the terms of the participation agreement. In general, A-Note participations have senior payment priority, followed by B-Note participations and then mezzanine loan participations. As of December 31, 2012, loans within the Company’s mortgage loan portfolio that have had extensions or restructurings other than what is allowable under the original terms of the contract are immaterial.

Commercial Mortgage Loans

	December 31, 2012			December 31, 2011
	Amortized Cost [1]	Valuation Allowance	Carrying Value	Amortized Cost [1]	Valuation Allowance	Carrying Value
Agricultural	$150	$(8)	$142	$268	$(19)	$249
Whole loans	6,023	(10)	6,013	4,892	(17)	4,875
A-Note participations	255	—	255	265	—	265
B-Note participations	263	(50)	213	296	(66)	230
Mezzanine loans	88	—	88	109	—	109
Total [2]	$6,779	$(68)	$6,711	$5,830	$(102)	$5,728

[1]	Amortized cost represents carrying value prior to valuation allowances, if any.

[2]
Includes commercial mortgage loans relating to the sales of the Retirement Plans and Individual Life businesses; see Note 2 - Business Dispositions of the Notes to the Consolidated Financial Statements for further discussion of this transaction.

Since December 31, 2011, the Company funded $1.4 billion of commercial whole loans with a weighted average loan-to-value (“LTV”) ratio of 62% and a weighted average yield of 3.8%. The Company continues to originate commercial whole loans in primary markets, such as multi-family and retail, focusing on loans with strong LTV ratios and high quality property collateral. The Company had mortgage loans held-for-sale with a carrying value and valuation allowance of $47 and $3, respectively, as of December 31, 2012, and $74 and $4, respectively, as of December 31, 2011.
Municipal Bonds
The Company holds investments in securities backed by states, municipalities and political subdivisions (“municipal”) with an amortized cost and fair value of $13.0 billion and $14.4 billion, respectively, as of December 31, 2012, and $12.6 billion and $13.3 billion, respectively, as of December 31, 2011. The Company’s municipal bond portfolio primarily consists of high quality essential service revenue and general obligation bonds. As of December 31, 2012, the largest issuer concentrations were the states of California, Illinois and Massachusetts, which each comprised less than 4% of the municipal bond portfolio and were primarily comprised of general obligation and taxable bonds. As of December 31, 2011, the largest issuer concentrations were the states of California, Massachusetts and Illinois, which each comprised less than 3% of the municipal bond portfolio and were primarily comprised of general obligation bonds.
Limited Partnerships and Other Alternative Investments
The following table presents the Company’s investments in limited partnerships and other alternative investments which include hedge funds, mortgage and real estate funds, mezzanine debt funds, and private equity and other funds. Hedge funds include investments in funds of funds and direct funds. These hedge funds invest in a variety of strategies including global macro and long/short credit and equity. Mortgage and real estate funds consist of investments in funds whose assets consist of mortgage loans, mortgage loan participations, mezzanine loans or other notes which may be below investment grade, as well as equity real estate and real estate joint ventures. Mezzanine debt funds include investments in funds whose assets consist of subordinated debt that often incorporate equity-based options such as warrants and a limited amount of direct equity investments. Private equity and other funds primarily consist of investments in funds whose assets typically consist of a diversified pool of investments in small to mid-sized non-public businesses with high growth potential.

	December 31, 2012		December 31, 2011
	Amount	Percent	Amount	Percent
Hedge funds	$1,309	43.4%	$896	35.4%
Mortgage and real estate funds	501	16.6%	479	18.9%
Mezzanine debt funds	108	3.6%	118	4.7%
Private equity and other funds	1,097	36.4%	1,039	41.0%
Total	$3,015	100%	$2,532	100%
Since December 31, 2011, the Company increased its investment in hedge funds with the expectation of generating attractive risk-adjusted returns over time.

Available-for-Sale Securities — Unrealized Loss Aging
The total gross unrealized losses were $1.1 billion as of December 31, 2012, which have improved $1.6 billion, or 60%, from December 31, 2011 due to credit spread tightening and lower interest rates. As of December 31, 2012, $561 of the gross unrealized losses were associated with securities depressed less than 20% of cost or amortized cost.
The remaining $501 of gross unrealized losses were associated with securities depressed greater than 20%, which includes $90 associated with securities depressed over 50% for twelve months or more. The securities depressed more than 20% are primarily corporate financial securities, commercial and residential real estate, as well as ABS backed by student loans that have market spreads that continue to be wider than the spreads at the securities' respective purchase dates. The unrealized losses remain largely due to the continued market and economic uncertainties surrounding financial services, residential and certain commercial real estate and ABS student loans. Based upon the Company’s cash flow modeling and current market and collateral performance assumptions, these securities have sufficient credit protection levels to receive contractually obligated principal and interest payments. Also included in the gross unrealized losses depressed greater than 20% are financial services securities that have a floating-rate coupon and/or long-dated maturities.
As part of the Company’s ongoing security monitoring process, the Company has reviewed its AFS securities in an unrealized loss position and concluded that there were no additional impairments as of December 31, 2012 and that these securities are temporarily depressed and are expected to recover in value as the securities approach maturity or as real estate related market spreads continue to improve. For these securities in an unrealized loss position where a credit impairment has not been recorded, the Company’s best estimate of expected future cash flows are sufficient to recover the amortized cost basis of the security. Furthermore, the Company neither has an intention to sell nor does it expect to be required to sell these securities. For further information regarding the Company’s impairment analysis, see Other-Than-Temporary Impairments in the Investment Portfolio Risks and Risk Management section of this MD&A.
The following table presents the Company’s unrealized loss aging for AFS securities by length of time the security was in a continuous unrealized loss position.

	December 31, 2012				December 31, 2011
Consecutive Months	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss [1]	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss [1]
Three months or less	771	$3,964	$3,893	$(71)	855	$3,933	$3,672	$(261)
Greater than three to six months	306	764	730	(34)	485	2,617	2,517	(100)
Greater than six to nine months	183	157	142	(15)	224	1,181	1,097	(84)
Greater than nine to eleven months	64	96	90	(6)	42	106	95	(11)
Twelve months or more	687	7,850	6,894	(936)	943	11,613	9,324	(2,218)
Total	2,011	$12,831	$11,749	$(1,062)	2,549	$19,450	$16,705	$(2,674)

[1]	Unrealized losses exclude the fair value of bifurcated embedded derivative features of certain securities as changes in value are recorded in net realized capital gains (losses).
The following tables present the Company’s unrealized loss aging for AFS securities continuously depressed over 20% by length of time (included in the table above).

	December 31, 2012				December 31, 2011
Consecutive Months	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss [1]	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss [1]
Three months or less	68	$54	$36	$(18)	206	$1,823	$1,289	$(500)
Greater than three to six months	27	22	16	(6)	134	1,749	1,205	(544)
Greater than six to nine months	20	72	55	(17)	42	406	269	(137)
Greater than nine to eleven months	12	33	25	(8)	9	1	—	(1)
Twelve months or more	157	1,329	877	(452)	239	1,806	1,057	(749)
Total	284	$1,510	$1,009	$(501)	630	$5,785	$3,820	$(1,931)

[1]	Unrealized losses exclude the fair value of bifurcated embedded derivatives features of certain securities as changes in value are recorded in net realized capital gains (losses).

The following tables present the Company’s unrealized loss aging for AFS securities continuously depressed over 50% by length of time

(included in the tables above).

	December 31, 2012				December 31, 2011
Consecutive Months	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss [1]	Items	Cost or Amortized Cost	Fair Value	Unrealized Loss [1]
Three months or less	20	$48	$22	$(26)	50	$152	$55	$(97)
Greater than three to six months	4	1	—	(1)	26	110	46	(64)
Greater than six to nine months	4	2	—	(2)	7	33	11	(22)
Greater than nine to eleven months	7	1	—	(1)	5	5	1	(4)
Twelve months or more	27	147	57	(90)	54	227	71	(156)
Total	62	$199	$79	$(120)	142	$527	$184	$(343)

[1]	Unrealized losses exclude the fair value of bifurcate embedded derivatives features of certain securities as changes in value are recorded in net realized capital gains (losses).

Other-Than-Temporary Impairments
The following table presents the Company’s impairments recognized in earnings by security type excluding intent-to-sell impairment relating to the sales of Retirement Plans and Individual Life businesses.

	For the years ended December 31,
	2012	2011	2010
ABS	$29	$27	$13
CRE CDOs	10	41	164
CMBS
Bonds	24	16	157
IOs	3	5	3
Corporate	28	50	33
Equity	65	17	14
RMBS Non-agency	—	—	2
RMBS Alt-A	1	1	10
RMBS sub-prime	12	15	37
Other	—	2	1
Total	$172	$174	$434

The following table presents the Company's intent-to-sell impairments recognized in earnings relating to the sales of the Retirement Plans and Individual Life businesses by security type. The Company recognized impairments in the amount of the gross unrealized loss as of December 31, 2012 on the securities that were transferred.

For the year December 31, 2012
ABS	$22
CDO
CRE CDOs	7
Other CDOs	14
CMBS
Bonds	11
IOs	1
Corporate	52
Equity	5
Municipal	1
RMBS Alt-A	5
RMBS sub-prime	57
Other	2
Total	$177
Year ended December 31, 2012
For the year ended December 31, 2012, impairments recognized in earnings were comprised of impairments on equity securities of $63, other securities that the Company intends to sell of $61, excluding the securities included in the sales of the Retirement Plans and Individual Life businesses, and credit impairments of $48. In addition to the intent-to-sell impairments of $61, were impairments on available-for-sale debt and equity securities of $177 related to the sale of the Retirement Plans and Individual Life businesses.
Impairments on equity securities were largely comprised of downgraded preferred equity securities of financial institutions. Impairments on securities for which the Company has the intent-to-sell, excluding the securities included in the sales of the Retirement Plan and Individual Life businesses, primarily related to European corporate debt where the Company would like the ability to reduce certain exposures, as well as high risk CMBS bonds and ABS collateralized by student loans.
Credit impairments were primarily concentrated in structured securities associated with residential and commercial real estate, as well as ABS small business. The structured securities were impaired primarily due to actual performance or property-specific deterioration of the underlying collateral. The Company calculated these impairments utilizing both a top down modeling approach and a security-specific collateral review. The top down modeling approach used discounted cash flow models that considered losses under current and expected future economic conditions. Assumptions used over the current period included macroeconomic factors, such as a high unemployment rate, as well as sector specific factors such as property values, delinquency levels, service behavior, and severity rates. The macroeconomic assumptions considered by the Company did not materially change during 2012 and, as such, the credit impairments recognized for the year ended December 31, 2012 were primarily driven by actual or expected collateral deterioration, largely as a result of the Company’s security-specific collateral review.
The security-specific collateral review is performed to estimate potential future losses. This review incorporates assumptions about expected future collateral cash flows, including projected rental rates and occupancy levels that varied based on property type and sub-market. The results of the security-specific collateral review allowed the Company to estimate the expected timing of a security’s first loss, if any, and the probability and severity of potential ultimate losses. The Company then discounted these anticipated future cash flows at the security’s book yield prior to impairment.

In addition to the credit impairments recognized in earnings, the Company recognized non-credit impairments in other comprehensive income of $40 for the year ended December 31, 2012, predominantly concentrated in corporate financial services and RMBS. These non-credit impairments represent the difference between fair value and the Company’s best estimate of expected future cash flows discounted at the security’s effective yield prior to impairment, rather than at current market implied credit spreads. These non-credit impairments primarily represent increases in market liquidity premiums and credit spread widening that occurred after the securities were purchased, as well as a discount for variable-rate coupons which are paying less than at purchase date. In general, larger liquidity premiums and wider credit spreads are the result of deterioration of the underlying collateral performance of the securities, as well as the risk premium required to reflect future uncertainty in the real estate market.
Future impairments may develop as the result of changes in intent to sell specific securities or if actual results underperform current modeling assumptions, which may be the result of, but are not limited to, macroeconomic factors and security-specific performance below current expectations. Ultimate loss formation will be a function of macroeconomic factors and idiosyncratic security-specific performance. As a result, it is difficult to predict future impairments with accuracy.
Year ended December 31, 2011
For the year ended December 31, 2011, impairments recognized in earnings were comprised of credit impairments of $125, primarily concentrated on structured securities associated with commercial real estate, as well as direct private investments. Also included were impairments on debt securities for which the Company intended to sel1 of $32, mainly comprised of corporate bonds, certain ABS aircraft bonds and CMBS as market pricing improved, as well as impairments on equity securities of $17 primarily related to preferred stock associated with direct private investments.
Year ended December 31, 2010
Impairments recognized in earnings were comprised of credit impairments of $372 primarily concentrated on structured securities associated with commercial and residential real estate. Also included were impairments on debt securities for which the Company intended to sell of $54, mainly comprised of CMBS bonds in order to take advantage of price appreciation, as well as impairments on equity securities of $8 primarily on below investment grade securities depressed 20% for more than six months.
Valuation Allowances on Mortgage Loans
The following table presents (additions)/reversals to valuation allowances on mortgage loans.

	For the years ended December 31,
	2012	2011	2010
Credit-related concerns	$14	$27	$(70)
Held for sale
Agricultural loans	—	(3)	(10)
B-note participations	—	—	(22)
Mezzanine loans	—	—	(52)
Total	$14	$24	$(154)
Year ended December 31, 2012
For the year ended December 31, 2012, valuation allowances on mortgage loan reversals of $14 were largely driven by recovery of the property collateralizing a B-Note. The valuation allowance was reversed due to an increase in the valuation of the underlying collateral as a result of improved occupancy rates and performance of the property. Continued improvement in commercial real estate property valuations will positively impact future loss development, with future impairments driven by idiosyncratic loan-specific performance.
Year ended December 31, 2011
For the year ended December 31, 2011, valuation allowances on mortgage loan additions of $24 were largely driven by the release of a reserve associated with the sale of a previously reserved for mezzanine loan. Excluded from the table above are valuation allowances associated with mortgage loans related to the divestiture of Federal Trust Corporation. For further information regarding the divestiture of Federal Trust Corporation, see Note 20 of the Notes to the Consolidated Financial Statements.
Year ended December 31, 2010
For the years ended December 31, 2010, valuation allowances on mortgage loan additions of $(154), primarily related to B-Note participant and mezzanine loan sales. Also included were additions for expected credit losses due to borrower financial difficulty and/or collateral deterioration.

CAPITAL RESOURCES AND LIQUIDITY
Capital resources and liquidity represent the overall financial strength of The Hartford and its insurance operations and their ability to generate cash flows from each of their business segments, borrow funds at competitive rates and raise new capital to meet operating and growth needs over the next twelve months.
Liquidity Requirements and Sources of Capital
The Hartford Financial Services Group, Inc.
The liquidity requirements of the holding company of The Hartford Financial Services Group, Inc. (“HFSG Holding Company”) have been and will continue to be met by HFSG Holding Company’s fixed maturities, short-term investments and cash, dividends from its insurance operations, as well as the issuance of common stock, debt or other capital securities and borrowings from its credit facilities, as needed.
As of December 31, 2012, HFSG Holding Company held fixed maturities, short-term investments and cash of $1.4 billion. On February 22, 2013, following extraordinary dividend approval from the State of Connecticut Insurance Department, $1.2 billion was distributed to the HFSG Holding Company from its Connecticut domiciled life insurance subsidiaries. In addition, the Company expects to dissolve its Vermont life reinsurance captive and return approximately $300 of capital to the HFSG Holding Company.
Expected liquidity requirements of the HFSG Holding Company for the next twelve months include interest on debt of approximately $430, common stockholder dividends, subject to the discretion of the Board of Directors, of approximately $180, and preferred stock dividends of approximately $21. On January 31, 2013, the Board of Directors authorized a capital management plan which provides for a $500 equity repurchase program to be completed by December 31, 2014 and for the reduction of approximately $1.0 billion of debt including repayment of $320 of 4.625% senior notes due in July 2013 and $200 of 4.75% senior notes due in March 2014.
During the year ended December 31, 2012, the Company completed a $500 stock repurchase program authorized by the Board of Directors that permitted for purchases of common stock, as well as warrants and other equity derivative securities. In 2011, the Company repurchased 3.2 million common shares for $51, and in 2012, repurchased 8.0 million common shares for $149, as well as all outstanding Series B and Series C warrants held by Allianz for $300. For additional information see Note 16 of the Notes to Consolidated Financial Statements.
In addition, in 2010 The Hartford entered into an intercompany liquidity agreement that allows for short-term advances of funds among the HFSG Holding Company and certain affiliates of up to $2.0 billion for liquidity and other general corporate purposes. The Connecticut Insurance Department granted approval for certain affiliated insurance companies that are parties to the agreement to treat receivables from a parent, including the HFSG Holding Company, as admitted assets for statutory accounting purposes.
Debt
Senior Notes
On April 5, 2012, the Company issued $1.55 billion aggregate principal amount of senior notes. The issuance consisted of $325 of 4.000% senior notes due 2017, $800 of 5.125% senior notes due 2022 and $425 of 6.625% senior notes due 2042 (collectively, the “Senior Notes”) for net proceeds of approximately $1.5 billion, after deducting underwriting discounts and offering expenses. The Senior Notes bear interest at their respective rate, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2012.
Junior Subordinated Debentures
On April 17, 2012, the Company (i) repurchased all outstanding 10% fixed-to-floating rate junior subordinated debentures due 2068 with a $1.75 billion aggregate principal amount held by Allianz SE (“Allianz”) (the “10% Debentures”) for $2.125 billion (plus a payment by the Company of unpaid interest on the 10% Debentures) and (ii) settled the repurchase of the Series B and Series C warrants held by Allianz to purchase shares of the Company’s common stock. In addition, the 10% Debentures replacement capital covenant was terminated on April 12, 2012 with the consent of the holders of a majority in aggregate principal amount of the Company’s outstanding 6.1% senior notes due 2041.
On April 5, 2012, the Company issued $600 aggregate principal amount of 7.875% fixed-to-floating rate junior subordinated debentures due 2042 (the “Debentures”) for net proceeds of approximately $586, after deducting underwriting discounts and offering expenses. The Company financed the repurchase of the 10% Debentures through the issuance of the Senior Notes and the Debentures. The Debentures bear interest from the date of issuance to but excluding April 15, 2022 at an annual rate of 7.875%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year to and including April 15, 2022. Commencing on April 15, 2022 the Debentures bear interest at an annual rate equal to three-month LIBOR, reset quarterly, plus 5.596%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2022.
For additional information regarding debt, see Note 15 of the Notes to Consolidated Financial Statements. For additional information regarding the warrants, see Note 16 of the Notes to Consolidated Financial Statements.

Dividends
On February 28, 2013, The Hartford’s Board of Directors declared a quarterly dividend of $0.10 per common share payable on April 1, 2013 to common shareholders of record as of March 11, 2013 and a dividend of $18.125 on each share of Series F preferred stock payable on April 1, 2013 to shareholders of record as of March 15, 2013. There are no current restrictions on the HFSG Holding Company's ability to pay dividends to its shareholders. For a discussion of restrictions on dividends to the HFSG Holding Company from its insurance subsidiaries, see "Dividends from Insurance Subsidiaries" below. For a discussion of potential restrictions on the HFSG Holding Company's ability to pay dividends, see the risk factor "Our ability to declare and pay dividends is subject to limitations."
Pension Plans and Other Postretirement Benefits
While the Company has significant discretion in making voluntary contributions to the U. S. qualified defined benefit pension plan, the Employee Retirement Income Security Act of 1974, as amended by the Pension Protection Act of 2006 and further amended by the Worker, Retiree, and Employer Recovery Act of 2008, and Internal Revenue Code regulations mandate minimum contributions in certain circumstances. The Company made contributions to the U. S. qualified defined benefit pension plan of $200 in each of 2012, 2011 and 2010. No contributions were made to the other postretirement plans in 2012, 2011 and 2010. The Company’s 2012 required minimum funding contribution was immaterial. The Company presently anticipates contributing approximately $100 to its U. S. qualified defined benefit pension plan in 2013, based upon certain economic and business assumptions. These assumptions include, but are not limited to, equity market performance, changes in interest rates and the Company’s other capital requirements. The Company does not have a required minimum funding contribution for the U.S. qualified defined benefit pension plan for 2013 and the funding requirements for all of the pension plans are expected to be immaterial.
Dividends from Insurance Subsidiaries
Dividends to the HFSG Holding Company from its insurance subsidiaries are restricted. The payment of dividends by Connecticut-domiciled insurers is limited under the insurance holding company laws of Connecticut. These laws require notice to and approval by the state insurance commissioner for the declaration or payment of any dividend, which, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer’s policyholder surplus as of December 31 of the preceding year or (ii) net income (or net gain from operations, if such company is a life insurance company) for the twelve-month period ending on the thirty-first day of December last preceding, in each case determined under statutory insurance accounting principles. In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer’s earned surplus, it requires the prior approval of the Connecticut Insurance Commissioner. The insurance holding company laws of the other jurisdictions in which The Hartford’s insurance subsidiaries are incorporated (or deemed commercially domiciled) generally contain similar (although in certain instances somewhat more restrictive) limitations on the payment of dividends. Dividends paid to HFSG Holding Company by its life insurance subsidiaries are further dependent on cash requirements of HLI and other factors. The Company’s property-casualty insurance subsidiaries are permitted to pay up to a maximum of approximately $1.4 billion in dividends to HFSG Holding Company in 2013 without prior approval from the applicable insurance commissioner. The life insurance subsidiaries' dividend limitation under the holding company laws of Connecticut is $577 in 2013. However, because the life insurance subsidiaries' earned surplus is negative as of December 31, 2012, the life insurance subsidiaries will not be permitted to pay any dividends in 2013 without prior approval from the Connecticut Insurance Commissioner. In addition to statutory limitations on paying dividends, the Company also takes other items into consideration when determining dividends from subsidiaries. These considerations include, but are not limited to expected earnings and capitalization of the subsidiary, regulatory capital requirements and liquidity requirements of the individual operating company. In 2013, HFSG Holding Company anticipates receiving approximately $800 in dividends from its property-casualty insurance subsidiaries, net of dividends to fund interest payments on an intercompany note between Hartford Holdings, Inc. and Hartford Fire Insurance Company and no regular dividends from the life insurance subsidiaries. On February 5, 2013 the Company received approval from the State of Connecticut Insurance Department for a $1.2 billion extraordinary dividend from its Connecticut domiciled life insurance subsidiaries. This dividend was paid on February 22, 2013. In 2012, HFSG Holding Company and HLI received no dividends from the life insurance subsidiaries, and HFSG Holding Company received $1.0 billion in dividends from its property-casualty insurance subsidiaries. The amounts received from its property-casualty insurance subsidiaries included $156 related to funding interest payments on an intercompany note between Hartford Holdings Inc. and Hartford Fire Insurance Company and $841 used in conjunction with other resources at the HFSG Holding Company principally to fund dividends, interest, capital contributions to subsidiaries and debt maturities.
Other Sources of Capital for the HFSG Holding Company
The Hartford endeavors to maintain a capital structure that provides financial and operational flexibility to its insurance subsidiaries, ratings that support its competitive position in the financial services marketplace (see the “Ratings” section below for further discussion), and shareholder returns. As a result, the Company may from time to time raise capital from the issuance of equity, equity-related debt or other capital securities and is continuously evaluating strategic opportunities. The issuance of common equity, equity-related debt or other capital securities could result in the dilution of shareholder interests or reduced net income due to additional interest expense.

Shelf Registrations
On August 4, 2010, The Hartford filed with the Securities and Exchange Commission (the “SEC”) an automatic shelf registration statement (Registration No. 333-168532) for the potential offering and sale of debt and equity securities. The registration statement allows for the following types of securities to be offered: debt securities, junior subordinated debt securities, preferred stock, common stock, depositary shares, warrants, stock purchase contracts, and stock purchase units. In that The Hartford is a well-known seasoned issuer, as defined in Rule 405 under the Securities Act of 1933, the registration statement went effective immediately upon filing and The Hartford may offer and sell an unlimited amount of securities under the registration statement during the three-year life of the registration statement.
Contingent Capital Facility
The Hartford is party to a put option agreement that provides The Hartford with the right to require the Glen Meadow ABC Trust, a Delaware statutory trust, at any time and from time to time, to purchase The Hartford’s junior subordinated notes in a maximum aggregate principal amount not to exceed $500. Under the Put Option Agreement, The Hartford will pay the Glen Meadow ABC Trust premiums on a periodic basis, calculated with respect to the aggregate principal amount of notes that The Hartford had the right to put to the Glen Meadow ABC Trust for such period. The Hartford has agreed to reimburse the Glen Meadow ABC Trust for certain fees and ordinary expenses. The Company holds a variable interest in the Glen Meadow ABC Trust where the Company is not the primary beneficiary. As a result, the Company did not consolidate the Glen Meadow ABC Trust. As of December 31, 2012, The Hartford has not exercised its right to require Glen Meadow ABC Trust to purchase the Notes. As a result, the notes remain a source of capital for the HFSG Holding Company.
Commercial Paper and Revolving Credit Facility
The table below details the Company’s short-term debt programs and the applicable balances outstanding.

	Effective Date	Expiration Date	Maximum Available As of December 31,		Outstanding As of December 31,
Description			2012	2011	2012	2011
Commercial Paper
The Hartford	11/10/1986	N/A	$2,000	$2,000	$—	$—
Revolving Credit Facility
4-year revolving credit facility	1/6/2012	1/6/2016	1,750	—	—	—
5-year revolving credit facility [1]	8/9/2007	8/9/2012	—	1,900	—	—
Total Commercial Paper and Revolving Credit Facility			$3,750	$3,900	$—	$—
[1] Terminated in January 2012.
Commercial Paper
While The Hartford’s maximum borrowings available under its commercial paper program are $2.0 billion, the Company is dependent upon market conditions to access short-term financing through the issuance of commercial paper to investors.
Revolving Credit Facilities
In January 2012, the Company entered into a senior unsecured revolving credit facility (the “Credit Facility”) that provides for borrowing capacity up to $1.75 billion (which is available in U.S. dollars, and in Euro, Sterling, Canadian dollars and Japanese Yen) through January 6, 2016. Of the total availability under the Credit Facility, up to $250 is available to support letters of credit issued on behalf of the Company or subsidiaries of the Company. Under the Credit Facility, the Company must maintain a minimum level of consolidated net worth of $14.9 billion. The definition of consolidated net worth under the terms of the Credit Facility, excludes AOCI and includes the Company’s outstanding junior subordinated debentures and perpetual preferred securities, net of discount. In addition, the Company’s maximum ratio of consolidated total debt to consolidated total capitalization is 35%, and the ratio of consolidated total debt of subsidiaries to consolidated total capitalization is limited to 10%. As of December 31, 2012, the Company was in compliance with all financial covenants under the Credit Facility.
The Hartford’s Japan operations also maintain two lines of credit in support of operations. Both lines of credit are in the amount of approximately $60, or ¥5 billion, and individually have expiration dates of September 30, 2013 and January 6, 2014.

Derivative Commitments
Certain of the Company’s derivative agreements contain provisions that are tied to the financial strength ratings of the individual legal entity that entered into the derivative agreement as set by nationally recognized statistical rating agencies. If the legal entity’s financial strength were to fall below certain ratings, the counterparties to the derivative agreements could demand immediate and ongoing full collateralization and in certain instances demand immediate settlement of all outstanding derivative positions traded under each impacted bilateral agreement. The settlement amount is determined by netting the derivative positions transacted under each agreement. If the termination rights were to be exercised by the counterparties, it could impact the legal entity’s ability to conduct hedging activities by increasing the associated costs and decreasing the willingness of counterparties to transact with the legal entity. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a net liability position as of December 31, 2012, is $643. Of this $643 the legal entities have posted collateral of $589 in the normal course of business. Based on derivative market values as of December 31, 2012, a downgrade of one level below the current financial strength ratings by either Moody’s or S&P could require approximately an additional $37 to be posted as collateral. Based on derivative market values as of December 31, 2012, a downgrade by either Moody’s or S&P of two levels below the legal entities’ current financial strength ratings could require approximately an additional $57 of assets to be posted as collateral. These collateral amounts could change as derivative market values change, as a result of changes in our hedging activities or to the extent changes in contractual terms are negotiated. The nature of the collateral that we would post, if required, would be primarily in the form of U.S. Treasury bills and U.S. Treasury notes.
As of December 31, 2012, the aggregate notional amount and fair value of derivative relationships that could be subject to immediate termination in the event of rating agency downgrades to (1) either BBB+ or Baa1 was $7.7 billion and $257, respectively, or (2) both BBB+ and Baa1 was $10.0 billion and $343, respectively, which includes the amounts in scenario (1). The notional and fair value amounts include a customized GMWB derivative with a notional amount of $3.9 billion and a fair value of $133, for which the Company has a contractual right to make a collateral payment in the amount of approximately $45 to prevent its termination. This customized GMWB derivative contains an early termination trigger such that if the unsecured, unsubordinated debt of the counterparty’s related party guarantor is downgraded one or more levels below the current rating by S&P, the counterparty could terminate all transactions under the applicable International Swaps and Derivatives Association Master Agreement. As of December 31, 2012, the gross fair value of all affected derivative contracts is $160, which would approximate the settlement value.
On February 5, 2013 Moody's lowered its counterparty credit and insurer financial strength ratings on Hartford Life and Annuity Insurance Company to Baa2. Given this downgrade action, termination rating triggers of seven derivative counterparty relationships were impacted. The Company is in the process of re-negotiating the rating triggers which it expects to successfully complete. Accordingly, the Company does not expect the current hedging programs to be adversely impacted by the announcement of the downgrade of Hartford Life and Annuity Insurance Company. As of December 31, 2012, the notional amount and fair value related to these counterparties is $18.8 billion and $331, respectively. These counterparties have the right to terminate these relationships and would have to settle the outstanding derivatives prior to exercising their termination right. As of December 31, 2012 five of these counterparties combined would owe the Company the derivatives fair value of $375 and the Company would owe two counterparties combined $44. Of this $44, the legal entities have posted collateral of $33 in the normal course of business. The counterparties have not exercised this termination right. The notional and fair value amounts include a customized GMWB derivative with a notional amount of $3.9 billion and a fair value of $133, for which the Company has a contractual right to make a collateral payment in the amount of approximately $45 to prevent its termination.

Insurance Operations
Current and expected patterns of claim frequency and severity or surrenders may change from period to period but continue to be within historical norms and, therefore, the Company’s insurance operations’ current liquidity position is considered to be sufficient to meet anticipated demands over the next twelve months, including any obligations related to the Company’s restructuring activities. For a discussion and tabular presentation of the Company’s current contractual obligations by period, refer to Off-Balance Sheet Arrangements and Aggregate Contractual Obligations within the Capital Resources and Liquidity section of the MD&A.
The principal sources of operating funds are premiums, fees earned from assets under management and investment income, while investing cash flows originate from maturities and sales of invested assets. The primary uses of funds are to pay claims, claim adjustment expenses, commissions and other underwriting expenses, to purchase new investments and to make dividend payments to the HFSG Holding Company.
The Company’s insurance operations consist of property and casualty insurance products (collectively referred to as “Property & Casualty Operations”) and life insurance and legacy annuity products (collectively referred to as “Life Operations”).
Property & Casualty Operations
Property & Casualty Operations holds fixed maturity securities including a significant short-term investment position (securities with maturities of one year or less at the time of purchase) to meet liquidity needs.
As of December 31, 2012, Property & Casualty Operations’ fixed maturities, short-term investments, and cash are summarized as follows:

Fixed maturities	$26,503
Short-term investments	802
Cash	190
Less: Derivative collateral	169
Total	$27,326
Liquidity requirements that are unable to be funded by Property & Casualty Operation’s short-term investments would be satisfied with current operating funds, including premiums received or through the sale of invested assets. A sale of invested assets could result in realized losses.
Life Operations
Life Operations’ total general account contractholder obligations are supported by $76 billion  of cash and total general account invested assets, excluding equity securities, trading, which includes a significant short-term investment position to meet liquidity needs.
As of December 31, 2012, Life Operations’ fixed maturities, short-term investments, and cash are summarized as follows:

Fixed maturities	$59,964
Short-term investments	2,947
Cash	2,231
Less: Derivative collateral	1,151
Cash associated with Japan variable annuities	622
Total	$63,369
Capital resources available to fund liquidity, upon contractholder surrender, are a function of the legal entity in which the liquidity requirement resides. Generally, obligations of Group Benefits will be funded by Hartford Life and Accident Insurance Company. Obligations of Talcott Resolution will generally be funded by Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company, while obligations of the Company’s international annuity subsidiaries will generally be funded by the legal entity in the country in which the obligation was generated. Contractholder obligations of the former Retirement Plans business were funded by Hartford Life Insurance Company and of the former Individual Life business were funded by both Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company. See Note 2 - Business Dispositions of Notes to the Consolidated Financial Statements as to the sale of the Retirement Plans and Individual Life businesses and related transfer of invested assets in January 2013.
Hartford Life Insurance Company (“HLIC”), an indirect wholly owned subsidiary, became a member of the Federal Home Loan Bank of Boston (“FHLBB”) in May 2011. Membership allows HLIC access to collateralized advances, which may be used to support various spread-based business and enhance liquidity management. The Connecticut Department of Insurance (“CTDOI”) will permit HLIC to pledge up to $1.25 billion in qualifying assets to secure FHLBB advances for 2013. The amount of advances that can be taken are dependent on the asset types pledged to secure the advances. The pledge limit is recalculated annually based on statutory admitted assets and capital and surplus. HLIC would need to seek the prior approval of the CTDOI if there were a desire to exceed these limits. As of December 31, 2012, HLIC had no advances outstanding under the FHLBB facility.

As of
Contractholder Obligations	December 31, 2012
Total Life contractholder obligations	$231,907
Less: Separate account assets [1]	141,569
International statutory separate accounts [1]	28,922
General account contractholder obligations	$61,416
Composition of General Account Contractholder Obligations
Contracts without a surrender provision and/or fixed payout dates [2]	$26,767
U.S. Fixed MVA annuities and Other [3]	10,847
International Fixed MVA annuities	2,054
Guaranteed investment contracts (“GIC”) [4]	158
Other [5]	21,590
General account contractholder obligations	$61,416

[1]
In the event customers elect to surrender separate account assets or international statutory separate accounts, Life Operations will use the proceeds from the sale of the assets to fund the surrender, and Life Operations’ liquidity position will not be impacted. In many instances Life Operations will receive a percentage of the surrender amount as compensation for early surrender (surrender charge), increasing Life Operations’ liquidity position. In addition, a surrender of variable annuity separate account or general account assets (see below) will decrease Life Operations’ obligation for payments on guaranteed living and death benefits.

[2]
Relates to contracts such as payout annuities or institutional notes, other than guaranteed investment products with an MVA feature (discussed below) or surrenders of term life, group benefit contracts or death and living benefit reserves for which surrenders will have no current effect on Life Operations’ liquidity requirements.

[3]
Relates to annuities that are recorded in the general account (under U.S. GAAP), although these annuities are held in a statutory separate account, as the contractholders are subject to the Company's credit risk. In the statutory separate account, Life Operations is required to maintain invested assets with a fair value equal to the MVA surrender value of the Fixed MVA contract. In the event assets decline in value at a greater rate than the MVA surrender value of the Fixed MVA contract, Life Operations is required to contribute additional capital to the statutory separate account. Life Operations will fund these required contributions with operating cash flows or short-term investments. In the event that operating cash flows or short-term investments are not sufficient to fund required contributions, the Company may have to sell other invested assets at a loss, potentially resulting in a decrease in statutory surplus. As the fair value of invested assets in the statutory separate account are generally equal to the MVA surrender value of the Fixed MVA contract, surrender of Fixed MVA annuities will have an insignificant impact on the liquidity requirements of Life Operations.

[4]
GICs are subject to discontinuance provisions which allow the policyholders to terminate their contracts prior to scheduled maturity at the lesser of the book value or market value. Generally, the market value adjustment reflects changes in interest rates and credit spreads. As a result, the market value adjustment feature in the GIC serves to protect the Company from interest rate risks and limit Life Operations’ liquidity requirements in the event of a surrender.

[5]
Surrenders of, or policy loans taken from, as applicable, these general account liabilities, which include the general account option for Talcott Resolution’s individual variable annuities and the variable life contracts of the former Individual Life business, the general account option for annuities of the former Retirement Plans business and universal life contracts sold by the former Individual Life business, may be funded through operating cash flows of Life Operations, available short-term investments, or Life Operations may be required to sell fixed maturity investments to fund the surrender payment. Sales of fixed maturity investments could result in the recognition of realized losses and insufficient proceeds to fully fund the surrender amount. In this circumstance, Life Operations may need to take other actions, including enforcing certain contract provisions which could restrict surrenders and/or slow or defer payouts. See Note 2 - Business Dispositions of Notes to the Consolidated Financial Statements as to the sale of the Retirement Plans and Individual Life businesses and related transfer of invested assets in January 2013.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
The Company does not have any off-balance sheet arrangements that are reasonably likely to have a material effect on the financial condition, results of operations, liquidity, or capital resources of the Company, except for the contingent capital facility described above and the following:

•
The Company has unfunded commitments to purchase investments in limited partnerships, private placements and mortgage loans of approximately $598 as disclosed in Note 13 of Notes to Consolidated Financial Statements.

The following table identifies the Company’s aggregate contractual obligations as of December 31, 2012:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Property and casualty obligations [1]	$22,254	$5,670	$4,692	$2,764	$9,128
Life, annuity and disability obligations [2]	323,903	25,265	48,260	39,194	211,184
Operating lease obligations [3]	237	61	82	51	43
Long-term debt obligations [4]	14,216	754	1,518	1,875	10,069
Consumer notes [5]	176	85	51	32	8
Purchase obligations [6]	2,125	1,490	510	106	19
Other long-term liabilities reflected on the balance sheet [7]	2,799	2,663	136	—	—
Total [8]	$365,710	$35,988	$55,249	$44,022	$230,451
[1]    The following points are significant to understanding the cash flows estimated for obligations under property and casualty contracts:

•
Reserves for Property & Casualty unpaid losses and loss adjustment expenses include IBNR and case reserves. While payments due on claim reserves are considered contractual obligations because they relate to insurance policies issued by the Company, the ultimate amount to be paid to settle both case reserves and IBNR is an estimate, subject to significant uncertainty. The actual amount to be paid is not finally determined until the Company reaches a settlement with the claimant. Final claim settlements may vary significantly from the present estimates, particularly since many claims will not be settled until well into the future.

•
In estimating the timing of future payments by year, the Company has assumed that its historical payment patterns will continue. However, the actual timing of future payments could vary materially from these estimates due to, among other things, changes in claim reporting and payment patterns and large unanticipated settlements. In particular, there is significant uncertainty over the claim payment patterns of asbestos and environmental claims. In addition, the table does not include future cash flows related to the receipt of premiums that may be used, in part, to fund loss payments.

•
Under U.S. GAAP, the Company is only permitted to discount reserves for losses and loss adjustment expenses in cases where the payment pattern and ultimate loss costs are fixed and determinable on an individual claim basis. For the Company, these include claim settlements with permanently disabled claimants. As of December 31, 2012, the total property and casualty reserves in the above table are gross of a reserve discount of $538.

[2]
Estimated life, annuity and disability obligations include death and disability claims, policy surrenders, policyholder dividends and trail commissions offset by expected future deposits and premiums on in-force contracts. Estimated life, annuity and disability obligations are based on mortality, morbidity and lapse assumptions comparable with the Company’s historical experience, modified for recent observed trends. The Company has also assumed market growth and interest crediting consistent with other assumptions. In contrast to this table, the majority of the Company’s obligations are recorded on the balance sheet at the current account values and do not incorporate an expectation of future market growth, interest crediting, or future deposits. Therefore, the estimated obligations presented in this table significantly exceed the liabilities recorded in reserve for future policy benefits and unpaid losses and loss adjustment expenses, other policyholder funds and benefits payable and separate account liabilities. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results.

See Note 2 - Business Dispositions of Notes to Consolidated Financial Statements for further information as to Retirement Plans and Individual Life reinsurance transactions.

[3]	Includes future minimum lease payments on operating lease agreements. See Note 13 of Notes to Consolidated Financial Statements for additional discussion on lease commitments.

[4]	Includes contractual principal and interest payments. See Note 15 of Notes to Consolidated Financial Statements for additional discussion of long-term debt obligations.

[5]
Consumer notes include principal payments and contractual interest for fixed rate notes and interest based on current rates for floating rate notes. See Note 15 of Notes to Consolidated Financial Statements for additional discussion of consumer notes.

[6]
Includes $598 in commitments to purchase investments including approximately $562 of limited partnership, $6 of private placements and $30 of mortgage loans. Outstanding commitments under these limited partnerships and mortgage loans are included in payments due in less than 1 year since the timing of funding these commitments cannot be reliably estimated. The remaining commitments to purchase investments primarily represent payables for securities purchased which are reflected on the Company’s consolidated balance sheet.

Also included in purchase obligations is $1.0 billion relating to contractual commitments to purchase various goods and services such as maintenance, human resources, information technology, and transportation in the normal course of business. Purchase obligations exclude contracts that are cancelable without penalty or contracts that do not specify minimum levels of goods or services to be purchased.

[7]
Includes cash collateral of $1.4 billion which the Company has accepted in connection with the Company’s derivative instruments. Since the timing of the return of the collateral is uncertain, the return of the collateral has been included in the payments due in less than 1 year.

Also included in other long term liabilities is $48 of net unrecognized tax benefits.

[8]	Does not include estimated voluntary contribution of $100 to the Company’s pension plan in 2013.

Capitalization
The capital structure of The Hartford as of December 31, 2012 and December 31, 2011 consisted of debt and stockholders’ equity, summarized as follows:

	December 31, 2012	December 31, 2011	Change
Short-term debt (includes current maturities of long-term debt)	$320	$—	—%
Long-term debt	6,806	6,216	9%
Total debt [1]	7,126	6,216	15%
Stockholders’ equity excluding accumulated other comprehensive income (loss), net of tax (“AOCI”)	19,604	20,235	(3)%
AOCI, net of tax	2,843	1,251	127%
Total stockholders’ equity	$22,447	$21,486	4%
Total capitalization including AOCI	$29,573	$27,702	7%
Debt to stockholders’ equity	32%	29%
Debt to capitalization	24%	22%

[1]	Total debt of the Company excludes $161 and $314 of consumer notes as of December 31, 2012 and December 31, 2011, respectively.
The Hartford’s total capitalization increased $1.9 billion, or 7%, from December 31, 2011 to December 31, 2012 due to increases in total debt and AOCI, net of tax, partially offset by decreases in stockholders' equity, excluding AOCI. The decrease in stockholders’ equity, excluding AOCI, was primarily due to the repurchase of outstanding warrants held by Allianz for $300, common and preferred stock dividends declared of $218 and share repurchases of $149.
Total debt increased primarily due to the issuance of $1.55 billion in senior notes and $600 in junior subordinated debentures in April 2012, partially offset by the repurchase of $1.75 billion in junior subordinated debentures in April 2012.
AOCI, net of tax, improved primarily due to improvements in the Company’s net unrealized position on available-for-sale securities of $1.9 billion primarily as a result of improved security valuations largely due to credit spread tightening and declining interest rates.
For additional information on debt and the repurchase of warrants, see MD&A – Liquidity Requirements and Sources of Capital and Note 15 and Note 16 of the Notes to Consolidated Financial Statements. For additional information on equity and AOCI, net of tax, see Notes 16 and 17, respectively, of the Notes to Consolidated Financial Statements.
Cash Flow

	2012	2011	2010
Net cash provided by operating activities	$2,681	$2,274	$3,309
Net cash used for investing activities	$(2,557)	$(1,182)	$(434)
Net cash used for financing activities	$(228)	$(609)	$(2,955)
Cash — end of year	$2,421	$2,581	$2,062
Year ended December 31, 2012 compared to the year ended December 31, 2011
Cash provided by operating activities increased primarily due to income taxes received of $486 in 2012, compared to income taxes paid of $179 in 2011.
Cash used for investing activities in 2012 primarily relates to net payments on derivatives of $2.7 billion, purchases of mortgage loans of $968 and net payments for the purchases of partnerships of $695, partially offset by net proceeds of available-for-sale securities of $1.7 billion and net receipts of fixed maturities, fair value option of $101. Cash used for investing activities in 2011 primarily relates to net purchases of mortgage loans of $1.3 billion and net purchases of fixed maturities, fair value option of $627, partially offset by net receipts on derivatives of $720 and net proceeds of available-for-sale securities of $256.
Cash used for financing activities in 2012 primarily consists of net outflows on investment and universal life-type contracts of $1.4 billion, repurchase of warrants of $300, as well as share repurchases and dividends paid on common and preferred stock. These were partially offset by net increases in securities loaned or sold of $1.9 billion. Cash used for financing activities in 2011 primarily consists of repayment of long-term debt and dividends paid on common and preferred stock, partially offset by net inflows on investment and universal life-type contracts.

Year ended December 31, 2011 compared to the year ended December 31, 2010
The decrease in cash provided by operating activities compared to the prior year period reflected an increase in losses paid on property and casualty insurance products, and to a lesser extent, lower net investment income on available-for-sale securities, excluding limited partnerships and other alternative investments.
Cash used for investing activities in 2011 primarily relates to net purchases of mortgage loans of $1.3 billion and net purchases of fixed maturities, fair value option of $627, partially offset by net receipts on derivatives of $720 and net proceeds of available-for-sale securities of $256. Cash used for investing activities in 2010 primarily relates to net purchases of available-for-sale securities of $1.5 billion and net payments on derivatives of $338, partially offset by net proceeds from sales of mortgage loans of $1.4 billion.
Cash used for financing activities in 2011 primarily consists of repayment of long-term debt and dividends paid on common and preferred stock, partially offset by net inflows on investment and universal life-type contracts. In the comparable prior period of 2010, cash used for financing activities increased primarily due to repayments of consumer notes of $754, repayment of $275 in senior notes and net outflows on investment and universal life-type contracts.
Operating cash flows in each of the last three years have been adequate to meet liquidity requirements.
Equity Markets
For a discussion of the potential impact of the equity markets on capital and liquidity, see the Financial Risk on Statutory Capital and Liquidity Risk section in this MD&A.
Ratings
Ratings impact the Company’s cost of borrowing and its ability to access financing and are an important factor in establishing competitive position in the insurance and financial services marketplace. There can be no assurance that the Company’s ratings will continue for any given period of time or that they will not be changed. In the event the Company’s ratings are downgraded, the Company’s cost of borrowing and ability to access financing, as well as the level of revenues or the persistency of its business may be adversely impacted.
On February 5, 2013, Moody's Investors Service affirmed the insurance financial strength ratings of Hartford Fire Insurance Company, Hartford Life Insurance Company and Hartford Life & Accident Insurance Company. Moody's downgraded the insurance financial strength ratings of Hartford Life and Annuity Insurance Company to Baa2 from A3.  The outlook for all of the ratings is stable.
On March 1, 2013 A.M. Best affirmed the issuer credit ratings of the HFSG Holding Company and the financial strength ratings of Hartford Fire Insurance Company and changed the outlook to stable. A.M. Best downgraded the financial strength ratings of Hartford Life Insurance Company, Hartford Life and Accident Insurance Company and Hartford Life and Annuity Insurance Company to A- from A and changed outlook to stable.
The following table summarizes The Hartford’s significant member companies’ financial ratings from the major independent rating organizations as of March 1, 2013:

Insurance Financial Strength Ratings:	A.M. Best	Fitch	Standard & Poor's	Moody's
Hartford Fire Insurance Company	A	A+	A	A2
Hartford Life Insurance Company	A-	A-	A-	A3
Hartford Life and Accident Insurance Company	A-	A-	A-	A3
Hartford Life and Annuity Insurance Company	A-	A-	BBB+	Baa2
Other Ratings:
The Hartford Financial Services Group, Inc.:
Senior debt	bbb+	BBB	BBB	Baa3
Commercial paper	AMB-2	F2	A-2	P-3
These ratings are not a recommendation to buy or hold any of The Hartford’s securities and they may be revised or revoked at any time at the sole discretion of the rating organization.
The agencies consider many factors in determining the final rating of an insurance company. One consideration is the relative level of statutory surplus necessary to support the business written. Statutory surplus represents the capital of the insurance company reported in accordance with accounting practices prescribed by the applicable state insurance department. See Part I, Item 1A. Risk Factors — “Downgrades in our financial strength or credit ratings, which may make our products less attractive, could increase our cost of capital and inhibit our ability to refinance our debt, which would have a material adverse effect on our business, financial condition, results of operations and liquidity.”

Statutory Surplus
The table below sets forth statutory surplus for the Company’s insurance companies as of December 31, 2012 and 2011:

	2012	2011
U.S. life insurance subsidiaries, includes domestic captive insurance subsidiaries	$6,410	$7,388
Property and casualty insurance subsidiaries	7,645	7,412
Total	$14,055	$14,800
Statutory capital and surplus for the U.S. life insurance subsidiaries, including domestic captive insurance subsidiaries, decreased by $978, primarily due to variable annuity surplus impacts of approximately $425, a $200 increase in reserves on a change in valuation basis, $200 transfer of the Mutual Funds business from the U.S. life insurance companies to the life holding company, and an increase in the asset valuation reserve of $115. As a result of the January 2013 statutory gain from the sale of the Retirement Plans and Individual Life businesses, the Company's pro forma January 2, 2013 U.S. life statutory surplus was estimated to be $8.1 billion, before approximately $1.5 billion in extraordinary dividends and return of capital to HFSG Holding Company.
Statutory capital and surplus for the property and casualty insurance subsidiaries increased by $233, primarily due to statutory net income, after tax, of $727, unrealized gains of $249, and an increase in statutory admitted deferred tax assets of $77, capital contributions of $14, and an increase of statutory admitted assets of $7, partially offset by dividends to the HFSG Holding Company of $841. Both net income and dividends are net of interest payments and dividends, respectively, on an intercompany note between Hartford Holdings, Inc. and Hartford Fire Insurance Company.
The Company also holds regulatory capital and surplus for its operations in Japan. Under the accounting practices and procedures governed by Japanese regulatory authorities, the Company’s statutory capital and surplus was $1.1 billion and $1.3 billion as of December 31, 2012 and 2011, respectively.
Statutory Capital
The Company’s stockholders’ equity, as prepared using U.S. generally accepted accounting principles (“U.S. GAAP”) was $22.4 billion as of December 31, 2012. The Company’s estimated aggregate statutory capital and surplus, as prepared in accordance with the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (“U.S. STAT”) was $14.1 billion as of December 31, 2012. Significant differences between U.S. GAAP stockholders’ equity and aggregate statutory capital and surplus prepared in accordance with U.S. STAT include the following:

•	U.S. STAT excludes equity of non-insurance and foreign insurance subsidiaries not held by U.S. insurance subsidiaries.

•	Costs incurred by the Company to acquire insurance policies are deferred under U.S. GAAP while those costs are expensed immediately under U.S. STAT.

•
Temporary differences between the book and tax basis of an asset or liability which are recorded as deferred tax assets are evaluated for recoverability under U.S. GAAP while those amounts deferred are subject to limitations under U.S. STAT.

•
The assumptions used in the determination of Life benefit reserves is prescribed under U.S. STAT, while the assumptions used under U.S. GAAP are generally the Company’s best estimates. The methodologies for determining life insurance reserve amounts may also be different. For example, reserving for living benefit reserves under U.S. STAT is generally addressed by the Commissioners’ Annuity Reserving Valuation Methodology and the related Actuarial Guidelines, while under U.S. GAAP, those same living benefits may be considered embedded derivatives and recorded at fair value or they may be considered SOP 03-1 reserves. The sensitivity of these life insurance reserves to changes in equity markets, as applicable, will be different between U.S. GAAP and U.S. STAT.

•
The difference between the amortized cost and fair value of fixed maturity and other investments, net of tax, is recorded as an increase or decrease to the carrying value of the related asset and to equity under U.S. GAAP, while U.S. STAT only records certain securities at fair value, such as equity securities and certain lower rated bonds required by the NAIC to be recorded at the lower of amortized cost or fair value.

•
U.S. STAT for life insurance companies establishes a formula reserve for realized and unrealized losses due to default and equity risks associated with certain invested assets (the Asset Valuation Reserve), while U.S. GAAP does not. Also, for those realized gains and losses caused by changes in interest rates, U.S. STAT for life insurance companies defers and amortizes the gains and losses, caused by changes in interest rates, into income over the original life to maturity of the asset sold (the Interest Maintenance Reserve) while U.S. GAAP does not.

•
Goodwill arising from the acquisition of a business is tested for recoverability on an annual basis (or more frequently, as necessary) for U.S. GAAP, while under U.S. STAT goodwill is amortized over a period not to exceed 10 years and the amount of goodwill is limited.

In addition, certain assets, including a portion of premiums receivable and fixed assets, are non-admitted (recorded at zero value and charged against surplus) under U.S. STAT. U.S. GAAP generally evaluates assets based on their recoverability.

Risk-Based Capital
The Hartford's U.S. insurance companies' states of domicile impose risk-based capital (“RBC”) requirements. The requirements provide a means of measuring the minimum amount of statutory surplus appropriate for an insurance company to support its overall business operations based on its size and risk profile. Regulatory compliance is determined by a ratio of a company's total adjusted capital (“TAC”) to its authorized control level RBC (“ACL RBC”). Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is two times the ACL RBC (“Company Action Level”). The adequacy of a company's capital is determined by the ratio of a company's TAC to its Company Action Level (known as the RBC ratio). All of The Hartford's operating insurance subsidiaries had RBC ratios in excess of the minimum levels required by the applicable insurance regulations.
Similar to the RBC ratios that are employed by U.S. insurance regulators, regulatory authorities in the international jurisdictions in which The Hartford operates generally establish minimum solvency requirements for insurance companies. All of The Hartford's international insurance subsidiaries have solvency margins in excess of the minimum levels required by the applicable regulatory authorities.
Sensitivity
In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending upon a variety of factors. The amount of change in the statutory surplus or RBC ratios can vary based on individual factors and may be compounded in extreme scenarios or if multiple factors occur at the same time. At times the impact of changes in certain market factors or a combination of multiple factors on RBC ratios can be counterintuitive. For further discussion on these factors and the potential impacts to the life insurance subsidiaries, see the Financial Risk on Statutory Capital section within Enterprise Risk Management.
Statutory capital at the property and casualty subsidiaries has historically been maintained at or above the capital level required to meet “AA level” ratings from rating agencies. Statutory capital generated by the property and casualty subsidiaries in excess of the capital level required to meet “AA level” ratings is available for use by the enterprise or for corporate purposes. The amount of statutory capital can increase or decrease depending on a number of factors affecting property and casualty results including, among other factors, the level of catastrophe claims incurred, the amount of reserve development, the effect of changes in interest rates on investment income and the discounting of loss reserves, and the effect of realized gains and losses on investments.
In addition, the Company can access the $500 Glen Meadow trust contingent capital facility and maintains the ability to access $1.75 billion of capacity under its revolving credit facility.
Contingencies
Legal Proceedings — For a discussion regarding contingencies related to The Hartford’s legal proceedings, please see the information contained under “Litigation” and “Asbestos and Environmental Claims,” in Note 13 of the Notes to Consolidated Financial Statements, which is incorporated herein by reference.
For a discussion of terrorism reinsurance legislation and how it affects The Hartford, see “Terrorism” under the Insurance Risk Management section of the MD&A.
Tax proposals and regulatory initiatives which have been or are being considered by Congress and/or the United States Treasury Department could have a material effect on the insurance business. These proposals and initiatives include, or could include, new taxes or assessments on large financial institutions, changes pertaining to the income tax treatment of insurance companies and life insurance products and annuities, repeal or reform of the estate tax and comprehensive federal tax reform, and changes to the regulatory structure for financial institutions. The nature and timing of any Congressional or regulatory action with respect to any such efforts is unclear.

Legislative Developments
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) was enacted on July 21, 2010, mandating changes to the regulation of the financial services industry. Implementation of the Dodd-Frank Act is ongoing and may affect our operations and governance in ways that could adversely affect our financial condition and results of operations.
The Dodd-Frank Act vests the Financial Stability Oversight Council (“FSOC”) with the power to designate “systemically important” financial institutions, which will be subject to special regulatory supervision and other provisions intended to prevent, or mitigate the impact of, future disruptions in the U.S. financial system. Systemically important institutions are limited to large bank holding companies and nonbank financial companies that are so important that their potential failure could “pose a threat to the financial stability of the United States.” The FSOC finalized its rule for designating systemically important nonbank financial institutions in April 2012.  Based on its most current financial data, The Hartford is below the quantitative thresholds that will be used to determine which nonbank companies merit consideration. The FSOC has indicated it will review on a quarterly basis whether non-bank financial institutions meet the metrics for further review.
If we are designated as a systemically important institution, The Hartford could be subject to higher capital requirements and additional regulatory oversight imposed by the Federal Reserve, as well as to post-event assessments imposed by the Federal Deposit Insurance Corporation (“FDIC”) to recoup the costs associated with the orderly liquidation of other systemically important institutions in the event one or more such institutions fails. Further, in certain circumstances, the FDIC is authorized to petition a state court to commence an insolvency proceeding to liquidate an insurance company that fails in the event the insurer's state regulator fails to act. If designated, we could also be subject to increased capital requirements or quantitative limits with respect to our sponsorship of and investments in private equity and hedge funds, which could limit our discretion in managing our general account.
Other provisions in the Dodd-Frank Act that may impact us include: the requirement for central clearing of, and/or new margin and capital requirements on, derivatives transactions, which we expect will increase the costs of our hedging program; the new “Federal Insurance Office” within Treasury; the possible adverse impact on the pricing and liquidity of the securities in which we invest resulting from the proprietary trading and market making limitation of the Volcker Rule; the possible prohibition of certain asset-backed securities transactions that could adversely impact our ability to offer insurance-linked securities; and enhancements to corporate governance, especially regarding risk management.
Budget of the United States Government
The Obama Administration has not yet released its proposed federal budget for FY 2014. Last year's proposal, entitled “FY 2013, Budget of the United States Government” (the “Budget”) includes proposals that if enacted, would have affected the taxation of life insurance companies and certain life insurance products. In particular, the proposals would have changed the method used to determine the amount of dividend income received by a life insurance company on assets held in separate accounts used to support products, including variable life insurance and variable annuity contracts, which are eligible for the dividends received deduction (“DRD”). The DRD reduces the amount of dividend income subject to tax and is a significant component of the difference between the Company's actual tax expense and expected amount determined using the federal statutory tax rate of 35%. If this proposal is included in the proposed federal budget for FY 2014 and subsequently enacted, the Company's actual tax expense could increase, reducing earnings.
Tax Rate Extension
The steps taken by the federal government to avoid automatic tax increases and spending cuts that would have gone into effect on January 1, 2013 will result in higher tax rates, including for many small business owners whom are already preparing for increased costs associated with healthcare reform. This may cause small businesses to hire fewer workers and decrease investment in their businesses, including limiting the purchases of vehicles, property and equipment, which could adversely affect our business and results of operations.
Guaranty Fund and Other Insurance-related Assessments
For a discussion regarding Guaranty Fund and Other Insurance-related Assessments, see Note 13 of the Notes to Consolidated Financial Statements.
IMPACT OF NEW ACCOUNTING STANDARDS
For a discussion of accounting standards, see Note 1 of the Notes to Consolidated Financial Statements.